Exhibit 10.59

LOAN AND SECURITY AGREEMENT

FLEET RETAIL FINANCE INC.,

ADMINISTRATIVE AGENT, COLLATERAL AGENT

AND SYNDICATION AGENT FOR

THE LENDERS NAMED HEREIN

CONGRESS FINANCIAL CORPORATION (CENTRAL)

and

WELLS FARGO RETAIL FINANCE II, LLC,

CO-DOCUMENTATION AGENTS

THE REVOLVING CREDIT LENDERS

NAMED HEREIN

BACK BAY CAPITAL FUNDING LLC,

TRANCHE B LENDER

FAO, INC. AND ITS SUBSIDIARIES

THE BORROWERS

April 23, 2003

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION
1.1	DEFINITIONS
1.2.	RULES OF INTERPRETATION

2.	THE REVOLVING CREDIT FACILITY.
2.1.	COMMITMENT TO LEND
2.2.	MATURITY
2.3.	UNUSED FEE
2.4.	REDUCTION OF COMMITMENT
2.5.	MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS
2.6.	OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS
2.7.	THE LOAN ACCOUNT AND REVOLVING CREDIT NOTES
2.8.	INTEREST ON REVOLVING CREDIT LOANS.
2.9.	REQUESTS FOR REVOLVING CREDIT LOANS
2.10.	CONVERSION OPTIONS
2.11.	FUNDS FOR REVOLVING CREDIT LOAN
2.12.	BORROWING BASE/REDUCTIONS TO AVAILABILITY
2.13.	SETTLEMENTS
2.14.	REPAYMENTS OF REVOLVING CREDIT LOANS ABSENT AN EVENT OF DEFAULT
2.15.	REPAYMENTS OF REVOLVING CREDIT LOANS AFTER EVENT OF DEFAULT
2.16.	OVERLOANS AND PROTECTIVE OVERADVANCES

3.	THE TRANCHE B FACILITY
3.1.	COMMITMENT TO LEND
3.2.	THE TRANCHE B NOTE
3.3.	PAYMENTS OF PRINCIPAL OF TRANCHE B LOAN
3.4.	INTEREST ON TRANCHE B LOAN
3.5.	PAYMENTS ON ACCOUNT OF TRANCHE B LOAN
3.6.	BUYOUT OPTION

4.	LETTERS OF CREDIT
4.1.	LETTER OF CREDIT COMMITMENTS
4.2.	REIMBURSEMENT OBLIGATION OF THE BORROWERS
4.3.	LETTER OF CREDIT PAYMENTS
4.4.	OBLIGATIONS ABSOLUTE
4.5.	RELIANCE BY ISSUER
4.6.	LETTER OF CREDIT FEE

5.	CERTAIN GENERAL PROVISIONS
5.1.	AGENT FEES
5.2.	TRANCHE B LENDER FEES
5.3.	FUNDS FOR PAYMENTS

i

5.4.	COMPUTATIONS
5.5.	INABILITY TO DETERMINE EURODOLLAR RATE
5.6.	ILLEGALITY
5.7.	ADDITIONAL COSTS, ETC
5.8.	CERTIFICATE
5.9.	INDEMNITY
5.10.	INTEREST AFTER DEFAULT
5.11.	FEES NON-REFUNDABLE
5.12.	CONCERNING JOINT AND SEVERAL LIABILITY OF THE BORROWERS

6.	COLLATERAL SECURITY
6.1.	GRANT OF SECURITY INTEREST
6.2.	AUTHORIZATION TO FILE FINANCING STATEMENTS
6.3.	OTHER ACTIONS
6.4.	RELATION TO OTHER SECURITY DOCUMENTS

7.	REPRESENTATIONS AND WARRANTIES
7.1.	CORPORATE AUTHORITY
7.2.	GOVERNMENTAL APPROVALS
7.3.	TITLE TO PROPERTIES; LEASES
7.4.	FINANCIAL STATEMENTS AND PROJECTIONS
7.5.	NO MATERIAL ADVERSE CHANGES, ETC.
7.6.	FRANCHISES, PATENTS, COPYRIGHTS, ETC.
7.7.	LITIGATION
7.8.	NO MATERIALLY ADVERSE CONTRACTS, ETC.
7.9.	COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC.
7.10.	TAX STATUS
7.11.	NO DEFAULT
7.12.	HOLDING COMPANY AND INVESTMENT COMPANY ACTS
7.13.	ABSENCE OF FINANCING STATEMENTS, ETC.
7.14.	COLLATERAL
7.15.	CERTAIN TRANSACTIONS
7.16.	EMPLOYEE BENEFIT PLANS
7.17.	USE OF PROCEEDS
7.18.	ENVIRONMENTAL COMPLIANCE
7.19.	SUBSIDIARIES, ETC.
7.20.	BANK ACCOUNTS; CREDIT CARD ARRANGEMENTS
7.21.	LABOR RELATIONS
7.22.	DISCLOSURE

8.	CERTAIN AFFIRMATIVE COVENANTS
8.1.	PUNCTUAL PAYMENT
8.2.	NOTICE OF CHANGE OF ORGANIZATION/MAINTENANCE OF OFFICE
8.3.	RECORDS AND ACCOUNTS
8.4.	FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION
8.5.	NOTICES
8.6.	LEGAL EXISTENCE; MAINTENANCE OF PROPERTIES
8.7.	INSURANCE

8.8.	TAXES
8.9.	INSPECTION OF PROPERTIES AND BOOKS, ETC.
8.10.	COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS
8.11.	EMPLOYEE BENEFIT PLANS
8.12.	USE OF PROCEEDS
8.13.	ADDITIONAL SUBSIDIARIES
8.14.	BANK ACCOUNTS
8.15.	COVENANTS CONCERNING COLLATERAL, ETC.
8.16.	FURTHER ASSURANCES

9.	CERTAIN NEGATIVE COVENANTS
9.1.	RESTRICTIONS ON INDEBTEDNESS
9.2.	RESTRICTIONS ON LIENS
9.3.	RESTRICTIONS ON INVESTMENTS
9.4.	RESTRICTED PAYMENTS; PAYMENTS ON OTHER INDEBTEDNESS
9.5.	MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS
9.6.	SALE AND LEASEBACK
9.7.	COMPLIANCE WITH ENVIRONMENTAL LAWS
9.8.	EMPLOYEE BENEFIT PLANS
9.9.	BUSINESS ACTIVITIES; PERMITTED STORE CLOSINGS
9.10.	FISCAL YEAR
9.11.	TRANSACTIONS WITH AFFILIATES
9.12.	BANK ACCOUNTS

10.	FINANCIAL COVENANTS
10.1	MINIMUM EXCESS AVAILABILITY

11.	CLOSING CONDITIONS
11.1.	LOAN DOCUMENTS
11.2.	CERTIFIED COPIES OF GOVERNING DOCUMENTS
11.3.	CORPORATE OR OTHER ACTION
11.4.	INCUMBENCY CERTIFICATE
11.5.	VALIDITY OF LIENS
11.6.	PERFECTION CERTIFICATES AND UCC SEARCH RESULTS
11.7.	TAXES
11.8.	PLAN OF REORGANIZATION
11.9.	CAPITAL STRUCTURE
11.10.	CERTIFICATES OF INSURANCE
11.11.	BLOCKED ACCOUNT AGREEMENTS; CREDIT CARD CLEARING HOUSE
11.12.	BORROWING BASE REPORT
11.13.	MINIMUM DAY ONE AVAILABILITY, ETC.
11.14.	CREDIT CARD ACCOUNTS RECEIVABLE REPORT
11.15.	INTERCREDITOR/SUBORDINATION AND OTHER AGREEMENTS
11.16.	OPINION OF COUNSEL
11.17.	PAYMENT OF FEES
11.18.	COMMITMENTS
11.19.	OTHER ITEMS

12.	CONDITIONS TO ALL BORROWINGS

12.1.	REPRESENTATIONS TRUE; NOT IN DEFAULT
12.2.	NO LEGAL IMPEDIMENT
12.3.	PROCEEDINGS AND DOCUMENTS
12.4.	BORROWING BASE REPORT
12.5.	MATERIAL ADVERSE CHANGE
12.6.	SALES TAXES

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.
13.1.	EVENTS OF DEFAULT AND ACCELERATION
13.2.	TERMINATION OF COMMITMENTS
13.3.	REMEDIES.
13.4	ACCELERATION NOTICES
13.5.	DISTRIBUTION OF COLLATERAL PROCEEDS

14.	THE AGENT; CONSENTS, AMENDMENTS AND WAIVERS
14.1.	AUTHORIZATION
14.2.	EMPLOYEES AND AGENT
14.3.	NO LIABILITY
14.4.	NO REPRESENTATIONS
14.5.	PAYMENTS
14.6.	HOLDERS OF NOTES
14.7.	INDEMNITY
14.8.	AGENT AS LENDER
14.9.	RESIGNATION
14.10.	NOTIFICATION IF DEFAULT EXISTS
14.11.	DUTIES IN THE CASE OF ENFORCEMENT
14.12.	AGENT’S OBLIGATIONS AND DUTIES WITH REGARD TO COLLATERAL
14.13.	CONSENT OF LENDERS
14.14.	ACTIONS REQUIRING OR ON DIRECTION OF REQUIRED LENDERS
14.15.	ACTIONS REQUIRING OR ON DIRECTION OF SUPERMAJORITY REVOLVING CREDIT LENDERS
14.16.	ACTIONS REQUIRING CERTAIN CONSENT
14.17.	ACTIONS REQUIRING OR DIRECTED BY UNANIMOUS CONSENT
14.18.	ACTIONS REQUIRING SWING LINE LENDER CONSENT
14.19.	ACTIONS REQUIRING TRANCHE B LENDER CONSENT
14.20.	ACTIONS REQUIRING AGENT’S CONSENT
14.21.	MISCELLANEOUS ACTIONS
14.22.	NONCONSENTING REVOLVING CREDIT LENDER

15.	ASSIGNMENT AND PARTICIPATION
15.1.	CONDITIONS TO ASSIGNMENT
15.2.	CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS
15.3.	NEW NOTES
15.4.	PARTICIPATIONS
15.5.	ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWERS
15.6.	MISCELLANEOUS ASSIGNMENT PROVISIONS
15.7.	ASSIGNMENT BY BORROWERS

16.	PROVISIONS OF GENERAL APPLICATION
16.1.	SETOFF
16.2.	EXPENSES
16.3.	INDEMNIFICATION
16.4.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION
16.5.	SURVIVAL OF COVENANTS, ETC.
16.6.	NOTICES
16.7.	GOVERNING LAW
16.8.	HEADINGS
16.9.	COUNTERPARTS
16.10.	ENTIRE AGREEMENT, ETC.
16.11.	WAIVER OF JURY TRIAL
16.12.	POWER OF ATTORNEY
16.13	SURETYSHIP WAIVERS BY THE BORROWERS
16.14	MARSHALLING
16.15	SEVERABILITY

EXHIBITS

EXHIBIT A	Form of Borrowing Base Report
EXHIBIT B	Form of Revolving Credit Note
EXHIBIT C	Form of Loan Request
EXHIBIT D	Form of Tranche B Note
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Blocked Account Agreement
EXHIBIT G(i)	Assignment and Acceptance/Revolving Credit
EXHIBIT G(ii)	Assignment and Acceptance/Tranche B Loan

SCHEDULES

SCHEDULE 1.1(a)	Business Plan
SCHEDULE 1.1(b)	Lenders and Commitments
SCHEDULE 1.1(c)	Emergence Vendor Liabilities
SCHEDULE 2.12	Reserves
SCHEDULE 6.3	DDA Notification
SCHEDULE 7.3	Title to Properties; Leases
SCHEDULE 7.4.2	Contingent Liabilities Not Shown on Consolidated Balance Sheet
SCHEDULE 7.5	Material Adverse Changes
SCHEDULE 7.7	Litigation
SCHEDULE 7.8	Contracts
SCHEDULE 7.10	Tax Status
SCHEDULE 7.15	Affiliate Transactions
SCHEDULE 7.19	Subsidiaries Etc.
SCHEDULE 7.20(a)	Local Accounts and Interim Concentration Accounts
SCHEDULE 7.20(b)	Credit Card Arrangements
SCHEDULE 8.4(h)	Certain Required Reports

v

SCHEDULE 8.7.1	Insurance Policies
SCHEDULE 8.10	Noncompliance with Laws, Contracts, Licenses and Permits
SCHEDULE 9.1	Existing Letters of Credit
SCHEDULE 9.2.2	Negative Pledges
SCHEDULE 9.3	Existing Investments
SCHEDULE 9.9	Permitted Store Closings
SCHEDULE 11.18	Closing Agenda

LOAN AND SECURITY AGREEMENT

FLEET RETAIL FINANCE INC.	As of April 23, 2003
Agent

This LOAN AND SECURITY AGREEMENT is made by and among Fleet Retail Finance Inc., as Administrative Agent, Collateral Agent and Syndication Agent for the Lenders and the Issuing Bank (in each such capacity, the “AGENT”), a Delaware corporation, with offices at 40 Broad Street, Boston, Massachusetts 02109,

and

Fleet Retail Finance Inc., a Delaware corporation, with offices at 40 Broad Street, Boston, Massachusetts 02109 and the other revolving credit lending institutions listed on SCHEDULE 1.1(b), as Revolving Credit Lenders,

and

Back Bay Capital Funding LLC, a Delaware limited liability company, with offices at 40 Broad Street, Boston, Massachusetts 02109, as Tranche B Lender,

and

FAO, Inc. (“FAO”), a Delaware corporation, FAO Schwarz, Inc. (“SCHWARZ”), a Delaware corporation, ZB Company, Inc. (“ZB”), a Delaware corporation, The Right Start, Inc. (“RIGHT START”), a Delaware corporation, and Targoff-RS, LLC (“TARGOFF”), a New York limited liability company, each having its principal place of business at 2520 Renaissance Boulevard, King of Prussia, Pennsylvania 19406, and the other Subsidiaries of FAO which hereafter become parties hereto.

In consideration of the mutual covenants contained herein and benefits derived herefrom, the parties hereto agree as follows:

1.                                       DEFINITIONS AND RULES OF INTERPRETATION.

1.1                                 DEFINITIONS.  The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

ACCELERATION.  The making of demand or declaration that any indebtedness, not otherwise due and payable in the ordinary course, is due and payable.  Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

ACCELERATION NOTICE.  Written notice as follows:

(a)                                  From the Agent to the Lenders as provided in Section 13.4.1; or

(b)                                 From the SuperMajority Revolving Credit Lenders to the Agent, as provided in Section 13.4.2.

ACCOUNTS or ACCOUNTS RECEIVABLE.  All rights of the Borrowers or any of their Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrowers or any of their Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on the books of account in accordance with GAAP.

ACH.  Automated clearing house.

AFFILIATE.  Any Person that would be considered to be an affiliate of another Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, such other Person were issuing securities.

AGENT.  FRFI, acting as administrative, collateral and syndication agent for the Lenders, and each other Person appointed as the successor Agent in accordance with Section 14.9.

AGENT FEE LETTER.  The fee letter dated as of the date hereof among the Borrowers and the Agent, as amended from time to time.

AGENT FEES.  See Section 5.1.

AGENT’S OFFICE.  The Agent’s office located at 40 Broad Street, Boston, Massachusetts 02109, or at such other location as the Agent may designate from time to time.

AGENT’S SPECIAL COUNSEL.  Edwards & Angell, LLP, or such other counsel as may be approved by the Agent.

AGREEMENT.  This Loan and Security Agreement, including the Schedules and Exhibits hereto, as the same may be supplemented, extended, amended, restated or modified from time to time.

APPLICABLE MARGIN.  The Applicable Margin for each calendar quarter shall be the applicable margin set forth below with respect to the average daily level of Availability during the previous calendar quarter; PROVIDED, HOWEVER, during the four complete calendar quarters following the Closing Date, the Applicable Margin will be set at Level II if the table would otherwise indicate that the Applicable Margin was to be based on Level I:

Level	Availability	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
I	Greater than $25,000,000	- 0 -	2.00%

II	Greater than $11,000,000 and equal to or less than $25,000,000	0.25%	2.25%

III	Equal to or less than $11,000,000	0.50%	2.50%

APPLICABLE PENSION LEGISLATION.  At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrowers or any of their Subsidiaries.

APPRAISED INVENTORY LIQUIDATION VALUE.  The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) MULTIPLIED BY (b) that percentage, determined from the then most recent appraisal of the Borrowers’ Inventory undertaken at the request of the Agent, to reflect the appraiser’s estimate of the net recovery on the Borrowers’ Inventory in the event of an in-store liquidation of that Inventory.

APPRAISED INVENTORY PERCENTAGE.  85%.

APPRAISED INVENTORY TRANCHE B PERCENTAGE.  95% for the period from November 1 through August 14, and 102.5% for the period from August 15 through October 31.

ASSIGNMENT AND ACCEPTANCE.  See Section 15.1.1.

AVAILABILITY.  The least of (a), (b) and (c), where:

(a)                                  is the result of

(i)                                     The Total Revolving Commitment,

MINUS

(ii)                                  The Outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested for Revolving Credit Loans and Letters of Credit),

MINUS

(iii)                               The Maximum Drawing Amount and all Unpaid Reimbursement Obligations;

(b)                                 is the result of

(i)                                     The Borrowing Base,

MINUS

(ii)                                  The Outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested for Revolving Credit Loans and Letters of Credit),

MINUS

(iii)                               The Maximum Drawing Amount and all Unpaid Reimbursement Obligations,

MINUS

(iv)                              The aggregate of the Availability Reserves; and

(c)                                  is the result of

(i)                                     The Tranche B Borrowing Base,

MINUS

(ii)                                  The Outstanding amount of the Revolving Credit Loans and Tranche B Loans (after giving effect to all amounts requested for Loans and Letters of Credit and including Tranche B Loan PIK Interest),

MINUS

(iii)                               The Maximum Drawing Amount and all Unpaid Reimbursement Obligations,

MINUS

(iv)                              The aggregate of the Availability Reserves.

AVAILABILITY BLOCK.  (a) At all times except as specified in (b), $4,000,000 and (b) from September 7, 2003 through September 30, 2003, $1,500,000, and from October 1, 2003 through October 31, 2003, $500,000.

AVAILABILITY LETTER OF CREDIT.  A letter or letters of credit in Agent’s possession in form and substance satisfactory to the Agent in its sole discretion in the aggregate maximum drawing amount in increments of $1,000,000 of up to $5,000,000, naming the Agent as beneficiary and with an expiry date of November 30, 2003, with the Kayne Credit Support Indebtedness Holders as of the Closing Date as the obligors thereunder, under which the Agent may draw the amount thereof in one (1) draw upon (x) the occurrence of any Event of Default, (y) the occurrence of any Default within fourteen (14) days of such expiry date, or (z) any time within fourteen (14) days prior to such expiry date if, on any day within such fourteen-day period, an Event of Default would exist if the Availability Letter of Credit were to expire on such day.

AVAILABILITY RESERVES.  Without duplication as to other Reserves, such reserves as the Agent from time to time determines in the Agent’s reasonable discretion as then being appropriate (determined in accordance with its customary credit considerations) to reflect the impediments to the Agent’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(a)                                  Common carrier reserves and warehousemen/fullfillment servicer reserves, unless common carrier or warehousemen/third party Lien waivers reasonably acceptable to the Agent have been obtained therefor and Lease reserves, including without limitation rent due under Leases but not yet paid and two months rent (whether or not paid) in states where a landlord Lien could reasonably be expected to prime the Agent’s Lien under the Security Documents (initially, Washington, Virginia and Pennsylvania), unless a landlord Lien waiver reasonably acceptable to the Agent has been obtained therefor);

(b)                                 Inventory Landing Costs;

(c)                                  Customer Credit Liabilities; PROVIDED (i) initial reserves with respect to Customer Credit Liabilities (other than gift certificates in existence for 24 or more months) shall not exceed 50% of the amount thereof, and (ii) initial reserves with respect to gift certificates in existence for 24 or more months shall not exceed 50% of the amount of such gift certificates in excess of $300,000;

(d)                                 Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which could reasonably be expected to have priority over the security interests of the Agent in the Collateral;

(e)                                  The FAO Royalty Reserve; and

(f)                                    the amount of the Availability Block in effect at such time.

BALANCE SHEET DATE.  February 1, 2003.

BANKRUPTCY CODE.  Title 11, U.S.C., as amended from time to time.

BASE RATE.  The higher of (a) the variable annual rate of interest so designated from time to time by Fleet (or any successor in interest thereto) as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate.  For the purposes of this definition, “FEDERAL FUNDS EFFECTIVE RATE” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Fleet from three funds brokers of recognized standing selected by the Agent.  Changes in the Base Rate resulting from any changes in Fleet’s “Prime Rate” shall take place immediately without notice or demand of any kind.

BASE RATE LOANS.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

BLOCKED ACCOUNT AGREEMENT.  See Section 6.3.2.

BOARD OF DIRECTORS.  The Board of Directors of any Borrower or any committee thereof duly authorized to act on behalf of such Board.

BORROWERS.  FAO, SCHWARZ, RIGHT START, ZB, and TARGOFF, and the Subsidiaries of the Borrowers hereafter formed or acquired, but excluding The Right Start Subsidiary I, Inc.

BORROWERS’ REPRESENTATIVE.  FAO.

BORROWING BASE.  The aggregate of the following:

(a)                                  The face amount of Eligible Credit Card Receivables MULTIPLIED BY the Credit Card Advance Rate,

PLUS

(b)                                 The lesser of (i) the Cost of Eligible Inventory (net of Inventory Reserves) MULTIPLIED BY the Inventory Advance Rate or (ii) the Appraised Inventory Percentage MULTIPLIED BY the Appraised Inventory Liquidation Value,

PLUS

(c) If the Availability Letter of Credit exists, until fourteen (14) days prior to expiry of Availability Letter of Credit, one hundred percent (100%) of the undrawn amount of the Availability Letter of Credit.

BORROWING BASE REPORT.  A Borrowing Base Report signed by the chief financial officer, senior vice president-finance, vice president-accounting or vice president-treasury of the Borrowers’ Representative and in substantially the form of EXHIBIT A hereto.

BUSINESS DAY.  Any day on which banking institutions in Boston, Massachusetts, and New York, New York, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

BUSINESS PLAN.  The Borrowers’ business plan attached hereto as SCHEDULE 1.1(a), as updated from time to time pursuant to this Agreement.

BUYOUT ACCEPTANCE NOTICE.  See Section 3.6.

BUYOUT EXERCISE NOTICE.  The Agent giving the Tranche B Lender notice that the Agent intends to grant, consent to, or otherwise approve, a sale or transfer by the Borrowers of assets at a time when an OverLoan exists or an OverLoan will exist, or is projected to exist, upon the completion of such sale or transfer.

BUYOUT EXERCISE PERIOD.  Any time (a) within sixty (60) days following any Standstill Termination Date, (b) within ten (10) days following the Tranche B Lender’s receipt of a Buyout Exercise Notice, or (c) within five (5) days following any Funding Breach.

CAPITAL ASSETS.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); PROVIDED that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

CAPITAL EXPENDITURES.  Amounts paid or Indebtedness incurred by any of the Borrowers or any of their Subsidiaries in connection with (i) the purchase or lease by the Borrowers or any of their Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrowers or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

CAPITAL STOCK.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

CAPITALIZED LEASES.  Any and all leases under which any of the Borrowers or any of their Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

CASH EQUIVALENTS.  As to the Borrowers and their Subsidiaries, (a) cash money in U.S. Dollars; (b) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than six (6) months from the date of acquisition; (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, (i) with any Lenders or (ii) with any domestic commercial bank organized under the laws of the United States of America or any state thereof, in each case having a rating of not less than A or its equivalent by S&P or any successor and having capital and surplus in excess of $1,000,000,000; (d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (b) and (c) above; and (e) any commercial paper or finance company paper issued by (i) any Lender or any holding company controlling any Lender or (ii) any other Person that is rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S&P or their successors.

CERCLA.  See definition of “ENVIRONMENTAL LAWS”.

CHANGE OF CONTROL.  An event or series of events by which (a) the Permitted Holders cease to own beneficial ownership and control, directly or indirectly, of shares of Capital Stock of FAO representing thirty five percent (35%) or more of the combined voting power of all Capital Stock of FAO (on a fully diluted basis) entitled to vote in the election of the Board of Directors; (b) any Person (other than a Permitted Holder) or any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons (other than Permitted Holders) shall have acquired beneficial ownership and control, directly or indirectly, of shares of Capital Stock of FAO representing more than the percentage amount held by the Permitted Holders of the combined voting power of the Capital Stock of FAO (on a fully diluted basis) entitled to vote in the election of the Board of Directors; (c) the individuals on the Closing Date that constituted the Board of Directors of FAO (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of FAO was approved by a vote of a majority of the directors of FAO then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of FAO then in office; or (d) any of the Borrowers ceases to own beneficially and legally one hundred percent (100%) of the outstanding shares of Capital Stock of each of its Subsidiaries on a fully diluted basis.

CLOSING DATE.  The first date on which the conditions set forth in Section 11 have been satisfied and any Revolving Credit Loans or Tranche B Loans are to be made or any Letter of Credit is to be issued hereunder, which date shall not be later than May 9, 2003.

CODE.  The Internal Revenue Code of 1986.

COLLATERAL.  See Section 6.1.

COMMITMENT.  With respect to each Revolving Credit Lender, the amount set forth on SCHEDULE 1.1(b) hereto as the amount of such Revolving Credit Lender’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.  With respect to the Tranche B Lender, the outstanding principal amount of the Tranche B Loan.

COMMITMENT PERCENTAGE.  With respect to each Revolving Credit Lender, the percentage set forth on SCHEDULE 1.1(b) hereto as such Revolving Credit Lender’s percentage of the aggregate Commitments of all of the Revolving Credit Lenders.

COMMITMENT REDUCTION FEE.  See Section 2.4.

COMPLIANCE CERTIFICATE.  See Section 8.4(d).

CONSOLIDATED.  With reference to any term defined herein, shall mean that term as applied to the accounts of FAO and its Subsidiaries, consolidated in accordance with GAAP.

CONVERSION REQUEST.  A notice given by the Borrowers’ Representative to the Agent of the Borrowers’ election to convert or continue a Loan in accordance with Section 2.10.

COPYRIGHT SECURITY AGREEMENT.  The Copyright Security Agreement, dated or to be dated on the Closing Date, made by the Borrowers and their Subsidiaries in favor of the Agent, in form and substance satisfactory to the Lenders and the Agent.

COST.  The calculated cost of purchases, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers; the Borrowers’ purchase journal; or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges used in the Borrowers’ calculation of cost of goods sold (other than freight expense which may be capitalized consistent with GAAP to the extent included in the Agent’s Inventory appraisal and consistent with the Borrowers’ prior practices).  The Cost of Eligible Inventory will be determined in a manner consistent with the Borrowers’ then current tracking practices, based on the Borrowers’ stock ledger inventory.

CREDIT CARD ADVANCE RATE.  85%.

CUSTOMER CREDIT LIABILITY.  Gift certificates, customer deposits, offsets, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrowers and their Subsidiaries to their retail customers and prospective customers.

CUSTOMS BROKER AGREEMENTS.  Agreements between the Agent and customs brokers with respect to Eligible L/C Inventory, each in form and substance satisfactory to the Agent.

DDA NOTIFICATION.  See Section 6.3.2.

DEFAULT.  Any occurrence, circumstance, or state of facts with respect to the Borrowers which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

DELINQUENT LENDER.  See Section 14.5.3.

DEPOSIT ACCOUNT.  See Section 6.3.2.

DERIVATIVE CONTRACT.  See definition of “Indebtedness”.

DESIGNATED BORROWER OFFICER.  As to any Borrower or Subsidiary thereof, the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, any Executive Vice President, Senior Vice President-Finance, Controller, the General Counsel, and any other Person who delivers or is authorized or permitted hereunder to deliver any certificates or reports hereunder.

DISTRIBUTION.  The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrowers, other than dividends payable solely in shares of Capital Stock of the Borrowers; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrowers, directly or indirectly through a Subsidiary of the Borrowers or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Borrowers to their shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrowers.

DOLLARS or $.  Dollars in lawful currency of the United States of America.

DOMESTIC LENDING OFFICE.  Initially, the office of each Revolving Credit Lender designated as such in SCHEDULE 1.1(b) hereto; thereafter, such other office of such Revolving Credit Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

DRAWDOWN DATE.  The date on which any Revolving Credit Loan or Tranche B Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.10.

ELIGIBLE CREDIT CARD RECEIVABLES.  Accounts due to a Borrower within three (3) to five (5) Business Days from the date of sale on a non-recourse basis from (a) Visa, MasterCard, American Express Co. or Discover, and (b) other credit card issuers and/or processors acceptable to the Agent and the Tranche B Lender in their reasonable discretion as arise in the ordinary course of business for the purchase of merchandise or services which have been earned by performance; PROVIDED, none of the following shall be deemed to be Eligible Credit Card Receivables:

(i)                                     Accounts that are past due;

(ii)                                  Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent hereunder);

(iii)                               Accounts that are not subject to a first priority security interest in favor of the Agent;

(iv)                              Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); and

(v)                                 Accounts which the Agent determines in its reasonable discretion to be unlikely to be collected.

ELIGIBLE INVENTORY.

(a)                                  Such of the Borrowers’ Inventory which is finished goods, merchantable and readily saleable, and located at such locations, and of such types, character, qualities and quantities, as the Agent in its reasonable discretion (based on customary credit considerations of the Agent) from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Liens, PROVIDED none of the following shall be Eligible Inventory: (i) Inventory that is not owned solely by a Borrower or for which a Borrower does not have good and valid title thereto or Inventory that is leased or on consignment; (ii) Inventory (including any portion thereof in transit from vendors) that is not located at a distribution center used by a Borrower in the ordinary course or at a property that is owned or leased by a Borrower, unless in each case appropriate waivers have been obtained by the Agent, except Inventory owned by a Borrower and in transit from a distribution center to a retail store may be deemed Eligible Inventory provided adequate Reserves therefor are established by the Agent with respect to overdue common carrier charges in accordance with the terms of this Agreement; (iii) Inventory that represents (A) goods damaged, defective or otherwise unmerchantable, (B) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the other Loan Documents, or (C) return to vendor goods; (iv) Inventory that is not located in the United States of America (excluding territories and possessions thereof); (v) Inventory that is not subject to a perfected first-priority security interest in favor of the Agent for the benefit of the Lenders; (vi) Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories; (vii) Inventory as to which insurance in compliance with the provisions of this Agreement is not in effect; and (viii) Inventory which has been sold but not yet delivered; and

(b)                                 Eligible L/C Inventory.

ELIGIBLE L/C INVENTORY.  Inventory (other than Eligible Inventory described in subparagraph (a) of the definition thereof), the purchase of which by a Borrower is supported by a documentary Letter of Credit issued by the Letter of Credit Issuer and having an initial expiry of sixty (60) or fewer days, PROVIDED

(a)                                  Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its reasonable discretion from time to time determines to be eligible for borrowing; and

(b)                                 The documentary Letter of Credit supporting such purchase names the Agent as consignee of the subject Inventory and the Agent has control over the documents which evidence ownership of the subject Inventory (such as by the providing to the Agent of a Customs Broker Agreement).

EMERGENCE VENDOR LIABILITIES.  Existing Liabilities of the Borrowers owed to holders of Allowed Class 8 Claims under and as defined in the Plan of Reorganization, as set forth on SCHEDULE 1.1(c) to this Agreement.

EMPLOYEE BENEFIT PLAN.  Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

ENVIRONMENTAL LAWS.  Any decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment.

EPA.  See Section 7.18.

EQUIPMENT.  All of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “equipment”, as such term is defined from time to time in the UCC, fixtures and vehicles (including motor vehicles) including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

EQUIPMENT FINANCING INDEBTEDNESS.  Indebtedness for borrowed money incurred after the Closing Date, including without limitation the Kayne Credit Support Indebtedness, secured by an Equipment Financing Lien.

EQUIPMENT FINANCING LIEN.  A Lien granted by FAO, Schwarz or ZB on Equipment owned by such Borrower as of the Closing Date.

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA AFFILIATE.  Any Person which is treated as a single employer with the Borrowers under Section 414(b), (c), (m) and (o) of the Code.

ERISA REPORTABLE EVENT.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

EUROCURRENCY RESERVE RATE.  For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “EUROCURRENCY LIABILITIES” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

EURODOLLAR BUSINESS DAY.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole reasonable discretion acting in good faith.

EURODOLLAR LENDING OFFICE.  Initially, the office of each Revolving Credit Lender designated as such in SCHEDULE 1.1(b) hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

EURODOLLAR RATE.  For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the arithmetic average of the rates per annum (rounded upwards to the nearest 1/100 of one percent) determined by the Agent in good faith to be the highest prevailing rate per annum at which Fleet is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of Fleet are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Lender to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

EURODOLLAR RATE LOANS.  Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

EVENT OF DEFAULT.  See Section 13.1.  An “Event of Default” shall be deemed to have occurred and be continuing unless and until duly waived by the requisite Lenders or by the Agent, as applicable, in accordance with this Agreement.

EXCESS AVAILABILITY.  The result of (a) Availability MINUS (b) all then past due obligations of the Borrowers including accounts payable which are beyond customary trade terms and rent obligations which are beyond applicable grace periods.

FAO.  See preamble.

FAO ROYALTY RESERVE.  At any date, with respect to the projected annual royalties payable under the FAO Trademark License, at least 1/12th of such annual royalty for each month covered by such annual royalty through such date until such annual royalty is paid in full.  Such projected annual royalty shall be reasonably projected by FAO in good faith based upon the projected and actual financial performance of the Borrowers.

FAO TRADEMARK LICENSE.  See Section 7.6.

FEES.  Collectively, the Unused Fee, the Letter of Credit Fees, the Agent Fees and the Tranche B Lender Fees.

FINANCIAL AFFILIATE.  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

FLEET.  Fleet National Bank, a national banking association.

FLEET CONCENTRATION ACCOUNT.  See Section 8.14.1.

FRFI.  Fleet Retail Finance Inc., a Delaware corporation.

GAAP OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time in the United States of America, and (ii) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

GOVERNING DOCUMENTS.  With respect to any Person, its certificate or articles of incorporation, its by-laws or other organizational documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

GOVERNMENTAL AUTHORITY.  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

GUARANTEED PENSION PLAN.  Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

HAZARDOUS SUBSTANCES.  Any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

HOST STORE.  Saks and any other Person which operates retail stores at which any Borrower operates retail departments as so-called “licensed departments”.

HOST STORE ACKNOWLEDGEMENT.  An agreement which is reasonably satisfactory to the Agent and the Tranche B Lender which is executed and delivered by a Host Store and the Borrowers in favor of the Agent and includes reasonable safeguards and protections concerning the interests of the Agent and the Lenders in the assets and operations of the Borrowers operating in such Host Store.

INDEBTEDNESS.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)                                  every obligation of such Person for money borrowed,

(b)                                 every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,

(c)                                  every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)                                 every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)                                  every obligation of such Person under any Capitalized Lease,

(f)                                    every obligation of such Person under any Synthetic Lease,

(g)                                 all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “RECEIVABLES”),  whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)                                 every obligation of such Person (an “EQUITY RELATED PURCHASE OBLIGATION”) to purchase, redeem, retire or otherwise acquire for value,  any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)                                     every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), in each case the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (in each case, a “DERIVATIVE CONTRACT”),

(j)                                     every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)                                  every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “PRIMARY OBLIGATION”) of another Person (the “PRIMARY OBLIGOR”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the primary obligor to pay such primary obligation.

The “AMOUNT” or “PRINCIPAL AMOUNT” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any Derivative Contract shall be the maximum amount of any net termination or loss payment required to be paid by such Person if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any Equity Related Purchase Obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

INELIGIBLE SECURITIES.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

INSTRUMENT.  See Section 1.2(a).

INTERCOMPANY NOTES.  See Section 9.1(e).

INTEREST PAYMENT DATE.  (a) As to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; (b) as to any Eurodollar Rate Loan, the last day of such Interest Period and, if the Interest Period applicable to such Eurodollar Rate Loan is more than three (3) months, the date which is three (3) months after the commencement of such Interest Period, and (c) following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

INTEREST PERIOD.  With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers’ Representative in a Loan Request or as otherwise required by the terms of this Agreement (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers’ Representative in a Conversion Request; PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                              if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B)                                if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)                                if the Borrowers’ Representative shall fail to give notice as provided in Section 2.10, the Borrowers shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)                               any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E)                                 no Interest Period shall extend beyond the Maturity Date.

INTEREST RATE AGREEMENT.  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which the Borrowers and the Agent is a party, designed to protect the Borrowers against fluctuations in interest rates.

INTERIM CONCENTRATION ACCOUNT.  Deposit Accounts (other than Local Accounts and the Fleet Concentration Account) with financial institutions which have entered into Blocked Account Agreements.

INVENTORY.  With respect to the Borrowers, finished goods, work in progress and raw materials and component parts inventory owned by the Borrowers.

INVENTORY ADVANCE RATE.  For each calendar month, the corresponding percentage set forth below opposite such month, as such percentage is adjusted from time to time by the Agent to reflect changes in the nature and quality of Borrowers’ Inventory based upon the most recent appraisal of the Borrower’s Inventory undertaken at the Agents’ request, using modeling criteria consistent with the modeling criteria applied by the Agent to set the initial Inventory Advance Rates hereunder, but not adjusted by the Agent more than 500 basis points above each of the initial Percentages set forth below without the consent of the Required Revolving Credit Lenders:

Month	Percentage
February	57.0%
March	58.8%
April	57.1%
May	58.1%
June	58.2%
July	58.8%
August	60.9%
September	61.3%
October	64.0%
November	77.0%
December	74.5%
January	55.2%

INVENTORY LANDING COSTS.  Customs, customs broker fees, duties, freight (to the extent not included in Agent’s applicable Inventory appraisal), and other costs and expenses which will be expended to release Inventory being imported into the United States.

INVENTORY RESERVES.  Without duplication as to other Reserves, such reserves as may be established from time to time by the Agent in the Agent’s reasonable discretion with respect to the determination of shrink, the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.

INVESTMENTS.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increase in the value thereof.

KAYNE CREDIT SUPPORT INDEBTEDNESS.  Indebtedness to the extent permitted hereunder hereafter incurred and owing by the Borrowers to the Kayne Credit Support Indebtedness Holders in the aggregate principal amount of up to the face amount of the Availability Letter of Credit whether contingent as to a draw not yet made thereunder or evidenced by the New Kayne Availability Notes with respect to a draw made under the Availability Letter of Credit.

KAYNE CREDIT SUPPORT INDEBTEDNESS HOLDERS.  Fred Kayne, Kayne Anderson Capital Advisors, L.P., Richard Kayne, Hancock Park Capital II, L.P., Woodacres LLC, Les Biller and Charles Norris, and their respective assigns; PROVIDED they have assumed pursuant to an agreement in form and substance reasonably satisfactory to the Agent the intercreditor and subordination agreement in favor of Agent with respect to the Kayne Credit Support Indebtedness and the Kayne Existing Lien.

KAYNE EXISTING INDEBTEDNESS.  Existing Indebtedness held by the Kayne Existing Indebtedness Holders under the Plan of Reorganization evidenced by the “New Kayne Anderson Equipment Notes” of FAO, Schwarz and ZB under and as defined in the Plan of Reorganization in the original principal amount of $4,000,000.

KAYNE EXISTING INDEBTEDNESS HOLDERS.  Arbco Associates, Inc., Richard A. Kayne & Suzanne L. Kayne, Trustees, Kayne Anderson Capital Income Partners (Q.P.), L.P., Kayne Anderson Diversified Capital Partners, L.P., Kayne Anderson Capital Income Partners, L.P., Kayne Anderson Non-Traditional, and Kayne Anderson Capital Partners, L.P., and their respective assigns; PROVIDED they have assumed pursuant to an agreement in form and substance reasonably satisfactory to the Agent the intercreditor and subordination agreement in favor of the Agent with respect to the Kayne Existing Indebtedness and the Kayne Existing Lien.

KAYNE EXISTING LIEN.  A Lien on the existing and hereafter acquired Equipment of FAO, Schwarz and ZB in favor of the Kayne Existing Indebtedness Holders to secure the Kayne Existing Indebtedness and, if hereafter incurred and to the extent permitted hereunder, the Kayne Credit Support Indebtedness and the Equipment Financing Indebtedness, superior to the Lien of the Agent as to Equipment owned by FAO, Schwarz or ZB and existing on the Closing Date and subordinate to the Lien of the Agent as to all other Equipment.

KAYNE GROUP.  Fred Kayne, Richard Kayne, and Affiliates of Kayne Anderson Capital Advisors, L.P.

KBB EXISTING INDEBTEDNESS.  Existing Indebtedness held by the KBB Existing Indebtedness Holders under the Plan of Reorganization consisting of (a) the “New KBB Subordinated Note” of Schwarz and guaranteed by FAO under and as defined in the Plan of Reorganization in the original principal amount of $9,900,000, and (b) a $500,000 cash payment of Schwarz due and payable pursuant to the Plan of Reorganization.

KBB EXISTING INDEBTEDNESS HOLDERS.  KBB Retail Assets Corp. (f/k/a F.A.O. Schwarz) a New York corporation, and Quality Fulfillment Services, Inc., a Virginia corporation, and their respective assigns; PROVIDED they have assumed pursuant to an agreement in form and substance satisfactory to the Agent the intercreditor and subordination agreement in favor of the Agent with respect to the KBB Existing Indebtedness and the KBB Existing Lien.

KBB EXISTING LIEN.  A Lien on the existing and future assets of FAO and Schwarz pursuant to the security agreement of FAO and the Security Agreement of Schwarz securing the KBB Existing Indebtedness, subordinate to the Lien of the Agent on all such assets.

LEASE.  Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

LENDER AFFILIATE.  (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

LENDERS.  The Revolving Credit Lenders and the Tranche B Lender.

LENDERS SPECIAL COUNSEL.  See Section 16.2.

LETTER OF CREDIT.  See Section 4.1.1.

LETTER OF CREDIT APPLICATION.  See Section 4.1.1.

LETTER OF CREDIT FEE.  See Section 4.6.

LETTER OF CREDIT ISSUER.  Fleet or such other Person selected by the Agent to issue Letters of Credit.

LETTER OF CREDIT PARTICIPATION.  See Section 4.1.4.

LIEN.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

LIQUIDATION.  See Section 13.1.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

LOAN ACCOUNT.  See Section 2.7.1.

LOAN DOCUMENTS.  This Agreement, the Notes, the Agent Fee Letter, the Tranche B Fee Letter, the Letter of Credit Applications, the Letters of Credit and the Security Documents.

LOAN REQUEST.  See Section 2.9.l.

LOANS.  The Revolving Credit Loans and the Tranche B Loan.

LOCAL ACCOUNTS.  Deposit Accounts, in each case maintained for the benefit of four (4) or less retail locations of the Borrowers (excluding the New York City and Boston stores, respectively) which at no time contain a balance in excess of $10,000.

MATERIAL ADVERSE EFFECT.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)                                  a material adverse effect on the business, properties, financial condition, assets or operations of any of the Borrowers or of the Borrowers and their Subsidiaries, taken as a whole;

(b)                                 any material impairment of the ability of the Borrowers taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c)                                  any material impairment of the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents, any material impairment of the rights, remedies or benefits available to the Agent or any Lender under any Loan Document, any material impairment of the ability of the Agent or any Lender to realize upon the Collateral, or any impairment of the attachment, perfection or priority of any Lien of the Agent under the Security Documents.

MATURITY DATE.  April 22, 2006.

MAXIMUM DRAWING AMOUNT.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

MOODY’S.  Moody’s Investors Services, Inc.

MULTIEMPLOYER PLAN.  Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate.

NEW KAYNE AVAILABILITY NOTES.  Promissory notes issued after the Closing Date by FAO, Schwarz and ZB in favor of the Kayne Credit Support Indebtedness Holders, evidencing draws made under the Availability Letter of Credit, each of which shall be in form and substance reasonably satisfactory to the Agent.

NONCONSENTING LENDER.  See Section 14.22.

NOTES.  The Revolving Credit Notes and Tranche B Notes.

OBLIGATIONS.  (a) All indebtedness, obligations and liabilities of any of the Borrowers and their Subsidiaries to any of the Lenders, the Letter of Credit Issuer, the Agent and any Affiliates of the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the extent arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof; and

(b)                                 Any and all direct or indirect liabilities, debts, and obligations of the Borrowers to the Agent or any Affiliate of the Agent, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of any of the Borrowers pursuant to any Interest Rate Agreement or pursuant to this or any other Loan Document, including cash management services or any other fee based banking products.

OPERATING ACCOUNT.  See Section 2.9.2.

OUTSTANDING.  With respect to the Loans, the aggregate unpaid principal balance thereof as of any date of determination.

OVERLOAN.  A Loan, advance, or providing of credit support (such as the issuance of any Letter of Credit) (a) to the extent that, immediately after its having been made, Availability is less than $0, or (b) at a time when the Borrowers not in compliance with Section 10.1 of this Agreement.

PARTICIPANT.  Any Person that acquires a direct or indirect participation in a Lender’s rights and obligations under this Agreement and the other Loan Documents.

PBGC.  The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

PERFECTION CERTIFICATE.  See Section 7.14.1.

PERMITTED HOLDERS.  (a) Any of the Kayne Group, and (b) Permitted Transferees.

PERMITTED LIENS.  Liens permitted by Section 9.2.

PERMITTED PROTECTIVE ADVANCE.  See Section 14.15(a).

PERMITTED PROTEST.  The right of Borrowers to protest any tax (other than payroll taxes or taxes that are the subject of a federal tax lien or any state or local tax lien), PROVIDED (a) a reserve with respect to such tax is established on the books of Borrowers in an amount that is reasonably satisfactory to the Agent, (b) any such protest is instituted and diligently prosecuted by Borrowers in good faith, and (c) the Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of the Agent in and to the Collateral.

PERMITTED TRANSFEREES.  With respect to any Person, (a) any Affiliate of such Person, (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (c) a trust, the beneficiaries of which, or a corporation, partnership or other entity, the stockholders or general or limited partners or other owners of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Capital Stock of FAO.

PERMITTED STORE CLOSINGS.  The closing on or after the Closing Date of certain of the Borrowers’ retail locations on terms approved by the Agent and the Tranche B Lender and which, in the aggregate, do not affect or involve Inventory which is more than ten percent (10%) of the Borrowers’ total Inventory as reflected on the initial Borrowing Base Report.

PERSON.  Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

PIK ELECTION.  See Section 3.4(b)(i).

PLAN CONFIRMATION ORDER.  Orders of the U.S. Bankruptcy Court, District of Delaware, entered April 7, 2003 and April 21, 2003, in connection with the FAO Chapter 11 Proceeding, in form and substance reasonably acceptable to the Agent and the Tranche B Lender, confirming and modifying the Plan of Reorganization of FAO; unless otherwise agreed to in writing by the Agent and the Tranche B Lender, the Bankruptcy Court’s retention of jurisdiction under such order shall not govern the enforcement of the Obligations under this Agreement and the Loan Documents.

PLAN OF REORGANIZATION.  The final plan of reorganization of FAO in the form confirmed as of April 7, 2003 as modified on April 21, 2003 pursuant to the Plan Confirmation Orders in the Chapter 11 Proceeding In re: FAO, INC., Case No. 03-10119 (LK) (the “FAO CHAPTER 11 PROCEEDING”) with a copy thereof having been provided to the Agent and the Tranche B Lender, with changes thereto as agreed to in writing by the Agent and the Tranche B Lender.  Such plan of reorganization shall provide among other things for the approval of the financing and Collateral contemplated under this Agreement, including without limitation the Agent’s first priority security interest in the Collateral.

PLEDGE AGREEMENT.  The Securities Pledge Agreement, dated or to be dated on or prior to the Closing Date, among certain of the Borrowers and the Agent, in form and substance satisfactory to the Agent.

PNC.  PNC Leasing, LLC.

PNC EXISTING INDEBTEDNESS.  The existing Indebtedness of ZB under the Letter Agreement-Term Loan dated September 5, 2001 between PNC and ZB, as evidenced by the Equipment Loan Promissory Note of ZB dated as of September 5, 2001 in the principal amount as of the Closing Date of no greater than $1,400,000.

PNC EXISTING LIEN.  The security interest of PNC in certain Equipment of ZB existing as of the Closing Date pursuant to the Security Agreement (Equipment) dated as of September 5, 2001 between ZB and PNC, securing the PNC Existing Indebtedness, superior to the Lien of Agent in such Equipment.

PROTECTIVE OVERADVANCES.  Revolving Credit Loans which are OverLoans or which are made at such time as there is a Default, but as to which each of the following conditions is satisfied: (a) the Total Revolving Commitment is not exceeded, (b) when aggregated with all other Protective OverAdvances, such Revolving Credit Loans do not aggregate more than 5% of the aggregate of the Borrowing Base, (c) Protective OverAdvances may not be outstanding for more than forty-five (45) consecutive Business Days or more than twice in any twelve month period without the consent of the SuperMajority Revolving Credit Lenders and the Tranche B Lender and (d) such Revolving Credit Loans are made or undertaken in the Agent’s sole discretion to protect and preserve the interests of the Lenders.

RCRA.  See the definition of “ENVIRONMENTAL LAWS”.

RECEIPTS.  All cash, Cash Equivalents, money, checks, credit card slips, receipts and other proceeds from any sale of the Collateral.

RECEIVABLES.  See the definition of “INDEBTEDNESS”.

RECORD.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

REFINANCING.  Any refinancing, renewal or extension of Indebtedness so long as (a) the terms and conditions of such refinancing, renewal or extension do not materially impair the prospects of repayment of the Obligations by the Borrowers, (b) the net cash proceeds of such refinancing, renewal or extension does not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed or extended or add one or more of the Borrowers as liable with respect thereto if such additional Borrower or Borrowers were not liable with respect to the original Indebtedness, (c) such refinancing, renewal, refunding or extension does not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed or extended, and (d) to the extent that the Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing must be acceptable to the Agent and the Tranche B Lender in their reasonable discretion and must include, in any event without limitation, terms and conditions at least as favorable to the Lenders as those applicable to the original Indebtedness (PROVIDED if such subordination terms are the same as those relating to the original Indebtedness such terms shall be deemed to be acceptable).

REGISTER.  See Section 2.7.1.

REIMBURSEMENT OBLIGATION.  The Borrowers’ obligation to reimburse the Letter of Credit Issuer and the Lenders on account of any drawing under any Letter of Credit as provided in Section 4.2.

REQUIRED LENDERS.  As of any date, Lenders (other than Delinquent Lenders) holding at least fifty-one percent (51%) (the “REQUIRED LENDERS PERCENTAGE”) of the sum of the Commitments (exclusive of Commitments held by Delinquent Lenders).

REQUIRED REVOLVING CREDIT LENDERS.  As of any date, the Revolving Credit Lenders (other than Revolving Credit Lenders who are Delinquent Lenders) whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Revolving Commitment (exclusive of Commitments held by Delinquent Lenders); PROVIDED at any time there are only two Revolving Credit Lenders, Required Revolving Credit Lenders will mean both such Revolving Credit Lenders.

RESERVES.  Availability Reserves and Inventory Reserves.

RESTRICTED PAYMENT.  In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrowers or their Subsidiaries to the Borrowers’ or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrowers, or to any Affiliate of the Borrowers or any Subsidiary or any Affiliate of the Borrowers’ or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrowers in cash or property or both, but excluding payments for goods or services rendered which comply with the provisions of Section 9.11, (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “DERIVATIVES COUNTERPARTY”) obligating the Borrowers or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrowers or such Subsidiary, or (d) payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement defeasance, sinking fund or similar payment in cash or property or both (i) with respect to Subordinated Debt, including without limitation with respect to the KBB Existing Indebtedness, (ii) with respect to the Kayne Existing Indebtedness, (iii) with respect to the Kayne Credit Support Indebtedness, (iv) with respect to the Emergence Vendor Liabilities, or (v) with respect to the Equipment Financing Indebtedness.

REVOLVING COMMITMENT FEE.  As defined and provided for in the Agent Fee Letter, payable on or before the Closing Date as provided herein.

REVOLVING CREDIT EARLY TERMINATION FEE.  See Section 2.4.

REVOLVING CREDIT LENDERS.  FRFI and any other Person who becomes an assignee of any rights and obligations of a Revolving Credit Lender pursuant to Section 15.

REVOLVING CREDIT LOANS.  Revolving credit loans made or to be made by the Revolving Credit Lenders to the Borrowers pursuant to Section 2.

REVOLVING CREDIT NOTE RECORD.  A Record with respect to a Revolving Credit Note.

REVOLVING CREDIT NOTES.  See Section 2.7.2.

RIGHT START.  See preamble.

S&P.  Standard & Poor’s Ratings Group.

SAKS.  Saks Incorporated, a Tennessee corporation.

SARA.  See the definition of “ENVIRONMENTAL LAWS”.

SCHWARZ.  See preamble.

SECURITIES PURCHASE AGREEMENT.  That certain Securities Purchase Agreement dated as of April 3, 2003 among FAO and Saks, Fred Kayne, Kayne Anderson Capital Advisors, L.P., Richard Kayne, Hancock Park Capital II, L.P. and PCG Tagi, LLC (Series H), as amended by the First Amendment to Securities Purchase Agreement dated as of April 21, 2003 among FAO, Saks and the Kayne Credit Support Indebtedness Holders.

SECURITY DOCUMENTS.  This Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreement, all blocked account agreements and Blocked Account Agreements in respect to the Borrowers’ deposit accounts, all Customs Broker Agreements, all common carrier, landlord, fulfillment servicer and warehouseman’s consents and waivers, and all intercreditor and subordination agreements required to be delivered in connection with this Agreement, and all other instruments and documents, including without limitation Uniform Commercial Code financing statements authorized or required to be executed or delivered pursuant to any Security Document.

SETTLEMENT.  The making or receiving of payments, in immediately available funds, by the Revolving Credit Lenders, to the extent necessary to cause each Revolving Credit Lender’s actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Loan Request) to be equal to such Revolving Credit Lender’s Commitment Percentage of the outstanding amount of such Revolving Credit Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

SETTLEMENT AMOUNT.  See Section 2.13.1.

SETTLEMENT DATE.  (a) The Drawdown Date relating to any Loan Request which would cause the Swing Line Loans to exceed the Swing Line Ceiling, (b) at the option of the Agent, on any Business Day following a day on which the account officers of the Agent active upon the Borrowers’ account become aware that a Default exists, (c) at the option of the Agent, the Business Day following notice to the Lenders of the Agent’s intent to effect a Settlement, (d) any Business Day on which the amount of Revolving Credit Loans outstanding from FRFI PLUS FRFI’s Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than FRFI’s Commitment Percentage of the Total Revolving Commitment, (e) the Business Day immediately following any Business Day on which the amount of Swing Line Loans exceeds the Swing Line Ceiling, (f) if it is a Business Day, Wednesday of each week (including without limitation with respect to Swing Line Loans) or (g) any Business Day on which (i) the amount of outstanding Revolving Credit Loans decreases and (ii) the amount of the FRFI’s Revolving Credit Loans outstanding equals zero Dollars ($0).

SETTLING LENDER.  See Section 2.13.1.

SPECIFIED PROVISIONS.  Sections 2.12, 2.15, 2.16, 5.2, 5.3, 5.4, 5.12, 8.4, 8.9, 8.15, all of the Sections of Articles 9, 10 and 13 and Sections 14.9, 14.13, 14.14, 14.15, 14.16, 14.17, 14.18, 14.19, 14.20, 14.21 and 15.1.2 and any component definition utilized in any of such Sections.

STANDSTILL TERMINATION DATE.  Any date

(a)                                that an Event of Default under Section 13.1(g), (h), (k) or (q) exists,

(b)                                 on which an Event of Default exists under Section 13.1(a) or (b) in respect of the Obligations owed to the Tranche B Lender and has existed for at least fifteen (15) consecutive days prior to such date,

(c)                                  on which Availability is less than $0 and (i) fifteen (15) days prior to such date Availability was less than $0 and during such fifteen (15) day period there was no period of three (3) consecutive days in which Availability was equal to or exceeded $0 or (ii) during the forty-five (45) days prior to such date Availability was less than $0 for twenty-five (25) or more days during such period,

(d)                                 which is thirty (30) days after the occurrence of any Event of Default under Section 10,

(e)                                  which is fifteen (15) days after the Borrowers’ failure to deliver (i) within thirty (30) days after the date when due under Section 8.4 (after giving effect to applicable grace periods, if any, pursuant to Section 13.1(d), any of the financial statements required by any of Sections 8.4(a), 8.4(b), 8.4(c) or 8.4(d), or (ii) within five

(5) days after the date when due under Section 8.4(f), a Borrowing Base Report required by Section 8.4(f),

(f)                                    which is three (3) days after the failure of the Revolving Credit Lenders to fund all or any portion of two (2) consecutive Loan Requests, and

(g)                                 which is ninety (90) days after the occurrence of any breach of any of the Specified Provisions.

STATED AMOUNT.  The maximum amount for which a Letter of Credit may be honored.

SUBORDINATED DEBT.  (a) The KBB Existing Indebtedness, and (b) unsecured Indebtedness hereafter incurred by the Borrowers with the prior written consent of the Required Revolving Credit Lenders and the Tranche B Lender, on terms and conditions reasonably acceptable to the Agent and the Tranche B Lender, including the subordination thereof to the Obligations pursuant to a written intercreditor and subordination agreement in form and substance reasonably acceptable to the Agent and the Tranche B Lender.

SUBSIDIARY.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

SUPERMAJORITY LENDERS.  As of any date, Lenders (other than Delinquent Lenders) holding at least sixty-six and two-thirds percent (66 and 2/3%) of the Commitments (other than Commitments held by Delinquent Lenders).

SUPERMAJORITY REVOLVING CREDIT LENDERS.  As of any date, Revolving Credit Lenders (other than Delinquent Lenders) holding at least sixty-six and two-thirds percent (66 and 2/3%) of the Commitments (other than Commitments held by Revolving Credit Lenders who are Delinquent Lenders).

SWING LINE CEILING.  $7,500,000.

SWING LINE LOANS.  Revolving Credit Loans made by the Agent to the Borrowers pursuant to Section 2.9.2.

SYNTHETIC LEASE.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

TARGOFF.  See preamble.

TOTAL REVOLVING COMMITMENT.  The lesser of (a) $67,000,000, or (b) the sum of the Commitments of the Revolving Credit Lenders, as in effect from time to time.

TRADEMARK SECURITY AGREEMENT.  The Trademark Security Agreement, dated or to be dated on the Closing Date, made by the Borrowers and their Subsidiaries in favor of the Agent, in form and substance satisfactory to the Lenders and the Agent, and the related Security Agreement-Trademarks relating thereto.

TRANCHE B BORROWING BASE.  The aggregate of the following:

(a)                                  The face amount of Eligible Credit Card Receivables MULTIPLIED BY the Credit Card Advance Rate,

PLUS

(b)                                 The lesser of (i) the Appraised Inventory Tranche B Percentage MULTIPLIED BY the Appraised Inventory Liquidation Value, and (ii) the Tranche B Inventory Advance Rate MULTIPLIED BY the Cost of Eligible Inventory (net of Inventory Reserves).

PLUS

(c)                                if the Availability Letter of Credit exists, until fourteen (14) days prior to expiry of Availability Letter of Credit, one hundred percent (100%) of the undrawn amount of the Availability Letter of Credit.

TRANCHE B COMMITMENT FEE.  As defined and provided for in the Tranche B Fee Letter, payable on or before the Closing Date as provided therein.

TRANCHE B EARLY TERMINATION FEE.  See Section 3.3.

TRANCHE B FEE LETTER.  The fee letter dated as of the date hereof, among the Borrowers and the Tranche B Lender, as amended from time to time.

TRANCHE B INVENTORY ADVANCE RATE.  For each calendar month, the corresponding percentage set forth below opposite such month, as such percentage may be adjusted from time to time by the Agent taking into account increases in the Inventory Advance Rate made by the Agent pursuant to the definition thereof, but not adjusted by the Agent more than 500 basis points above each of the initial Percentages set forth below without the consent of the Tranche B Lender.

Month	Percentage
February	63.7%
March	65.7%
April	63.8%
May	65.0%
June	65.1%
July	65.7%
August	73.5%
September	73.9%
October	77.2%
November	86.1%
December	83.2%
January	61.7%

TRANCHE B LENDER.  Back Bay Capital Funding LLC and any other Person who becomes an assignee of any rights and obligations of the Tranche B Lender pursuant to Section 15.

TRANCHE B LENDER FEES.  See Section 5.2.

TRANCHE B LOAN.  The Tranche B Loan made or to be made by the Tranche B Lender to the Borrowers on the Closing Date originally in the aggregate principal amount of $10,000,000 pursuant to Section 3.1.

TRANCHE B LOAN CURRENT PAY INTEREST.  See Section 3.4(a).

TRANCHE B LOAN INTEREST PAYMENT DATE.  See Section 3.4(a).

TRANCHE B LOAN INTEREST RATE.  See Section 3.4.

TRANCHE B LOAN PIK INTEREST.  See Section 3.4(b).

TRANCHE B MONITORING FEE.  As defined and provided for in the Tranche B Fee Letter.

TRANCHE B NOTES.  See Section 3.2.

TYPE.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

UCC or UNIFORM COMMERCIAL CODE.  Unless otherwise indicated, the Uniform Commercial Code of the State of New York.

UNIFORM CUSTOMS.  See Section 4.1.3.

UNPAID REIMBURSEMENT OBLIGATION.  Any Reimbursement Obligation for which the Borrowers do not reimburse the Agent and the Lenders on the date specified in, and in accordance with, Section 4.2.

UNUSED FEE.  See Section 2.3.

VOTING STOCK.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

ZB.  See preamble.

1.2.                              RULES OF INTERPRETATION.

(a)                                  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.  The singular includes the plural and the plural includes the singular.  A reference to any law includes any amendment or modification to such law.  A reference to any Person includes its permitted successors and permitted assigns.  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.  The words “include”, “includes” and “including” are not limiting.  All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, have the meanings assigned to them therein, with the term “INSTRUMENT” being that defined under Article 9 of the UCC.  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.  Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(b)                                 This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrowers and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

2.                                       THE REVOLVING CREDIT FACILITY.

2.1.                              COMMITMENT TO LEND.  Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrowers, and the Borrowers on a joint and several basis may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrowers’ Representative to the Agent given in accordance with Section 2.9, such sums as are requested by the Borrowers’ Representative up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Lender’s Commitment MINUS such Revolving Credit Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, PROVIDED that the Agent and the Revolving Credit Lenders shall have no obligation to make any Revolving Credit Loans which would constitute an OverLoan or which would cause the sum of all outstanding amounts of Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations to be greater then the

Total Revolving Commitment.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2.2.                              MATURITY.  The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

2.3.                              UNUSED FEE.  The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages a commitment fee (the “UNUSED FEE”) calculated at the rate of three-eighths of one percent (0.375%) on the average daily amount during each calendar month or portion thereof from the date hereof to the Maturity Date by which the Total Revolving Commitment MINUS the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar month.  The Unused Fee shall be payable monthly in arrears on the first day of each month for the immediately preceding month commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.4.                              REDUCTION OF COMMITMENT.  The Borrowers shall have the right, at any time and from time to time upon five (5) Business Days prior written notice to the Agent, to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or terminate entirely the Total Revolving Commitment, whereupon the Commitments of the Revolving Credit Lenders shall be reduced PRO RATA in accordance with their respective Commitment Percentages of the amount specified in such notice, or as the case may be, terminated.  Promptly after receiving any notice of the Borrowers delivered pursuant to this Section 2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof.  If the Borrowers repay or prepay all outstanding Revolving Credit Loans, or the Total Revolving Commitment is reduced or terminated, during the period commencing on the Closing Date and ending on the date which is ninety (90) days prior to the Maturity Date in a single transaction or series of related transactions, the Borrowers shall pay to the Agent a premium in an amount equal to the Commitment Reduction Fee MULTIPLIED BY the amount of the reduction of the Total Revolving Commitment if the Total Revolving Commitment is not terminated or on the amount of the Total Revolving Commitment immediately prior to such repayment or prepayment or the first of such related series of prepayments or repayments, as the case may be (each a “REVOLVING CREDIT EARLY TERMINATION FEE”); PROVIDED, HOWEVER, no Revolving Credit Early Termination Fee shall be due if the Total Revolving Commitment is terminated and Obligations hereunder are paid in connection with the Borrowers entering into a new credit facility agented by the Agent.  No reduction or termination of the Total Revolving Commitment may be reinstated.  The “COMMITMENT REDUCTION FEE” shall be two percent (2%) if such reduction or termination occurs prior to the first anniversary of the Closing

Date, or one percent (1%) if such reduction or termination occurs on or after the first anniversary of the Closing Date.

2.5.                              MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS.  If at any time Availability is less than $0 or there is an OverLoan, then the Borrowers shall immediately pay to the Agent for the respective accounts of the Revolving Credit Lenders for application amounts necessary so that Availability is $0 or greater and there are no OverLoans to be applied: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.2(b) and (c).  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Revolving Credit Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Revolving Credit Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

2.6.                              OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS.  The Borrowers shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, PROVIDED that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 2.6 may be made only on the last day of the Interest Period relating thereto.  Except for repayments of the Revolving Credit Loans as contemplated by Section 2.14, the Borrowers’ Representative shall give the Agent, no later than 12:00 noon, Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this Section 2.6 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this Section 2.6 of Eurodollar Rate Loans, in each case, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an amount equal to $1,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers’ Representative, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans.  Each partial prepayment shall be allocated among the Revolving Credit Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Revolving Credit Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

2.7.                              THE LOAN ACCOUNT AND REVOLVING CREDIT NOTES.

2.7.1.                     LOAN ACCOUNT.  An account (the “LOAN ACCOUNT”) shall be opened on the books of the Agent in which a record shall be kept of all Revolving Credit Loans.  The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) (such record, the “REGISTER”) of the name and addresses of the Revolving Credit Lenders, the Commitment Percentage of the Revolving Credit Lenders, all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and each Revolving Credit Lender on account of the Obligations and all credits against such amounts so owed.  The Borrowers irrevocably authorize the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Loan Account, an appropriate notation on the Loan Account reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment, but the failure to record, or any error in so recording, any such amount on the Loan Account shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Loan to make payments of principal of or interest on any Revolving Credit Loan when due.  The Borrowers jointly and severally promise to pay all of the Obligations in accordance with the provisions of this Agreement.  All credits against the Obligations shall be conditional upon final payment to the Agent for the account of each Revolving Credit Lender of the items giving rise to such credits.  The amount of any item credited against the Obligations due to the Revolving Credit Lenders which is charged back against the Agent or any Revolving Credit Lender for any reason or is not so paid shall be an Obligation and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.  Any statement rendered by the Agent to the Borrowers concerning the Obligations shall be considered correct and accepted (absent manifest error) by the Borrowers and shall be conclusively binding upon the Borrowers unless the Borrowers’ Representative provides the Agent with written objection thereto within thirty (30) days from the mailing of such statement, which written objection shall indicate, with reasonable particularity, the reason for such objection.  The Loan Account, the Register and the Agent’s books and records concerning the loan arrangement contemplated herein and the Obligations shall be prima facie evidence and proof of the items described therein.  The Loan Account and Register shall be available for inspection by the Borrowers’ Representative and the Revolving Credit Lenders at any reasonable time and from time to time upon reasonable prior notice.

2.7.2.                     REVOLVING CREDIT NOTES.  At the request of any Revolving Credit Lender the Borrowers shall deliver to such Revolving Credit Lender separate promissory notes of the Borrowers in substantially the form of EXHIBIT B hereto (each a “REVOLVING CREDIT NOTE”), dated as of the Closing Date (or such other date on which a Revolving Credit Lender may become a party hereto in accordance with Section 15 hereof) and completed with appropriate insertions.  Each Revolving Credit Note shall be payable to the order of such Revolving Credit Lender in a principal amount equal to such Revolving Credit Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.  No Revolving Credit Note shall be required to establish or prove any Obligation.  In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrowers shall execute a replacement thereof and deliver such replacement to the Agent; PROVIDED, HOWEVER, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrowers, the Agent, in lieu of causing the Borrowers to execute one or more new Revolving Credit Notes, may issue a certificate of the Agent confirming the resulting Lender’s Commitment and Percentage Commitments.

2.8.                              INTEREST ON REVOLVING CREDIT LOANS.

2.8.1.                     ACCRUAL OF INTEREST.  Except as otherwise provided in Section 5.10,

(a)                                  Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate PLUS the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b)                                 Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period PLUS the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.  The Borrowers jointly and severally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.8.2.                     AUTOMATIC DEBIT OF INTEREST.  The Agent, without the request of the Borrowers, may make Revolving Credit Loans to pay any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrowers pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 13.  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8.2 shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

2.9.                              REQUESTS FOR REVOLVING CREDIT LOANS.

2.9.1.                     GENERAL.  The Borrowers’ Representative shall give to the Agent written notice in the form of EXHIBIT C hereto (or telephonic or electronic mail notice confirmed in a writing in the form of EXHIBIT C hereto) of each Revolving Credit Loan requested hereunder (a “LOAN REQUEST”) no later than (a) 12:00 noon (Boston time) on the Business Day of the proposed Drawdown Date of any Base Rate Loan and (b) 1:00 p.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof.  Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

2.9.2.                     SWING LINE.  Notwithstanding the notice and minimum amount requirements set forth in Section 2.9.1 but otherwise in accordance with the terms and conditions of this Agreement (except with respect to Protective OverAdvances), the Agent may, in its sole discretion and without conferring with the Lenders, make Revolving Credit Loans to the Borrowers (a) by entry of credits to the Borrowers’ operating account or such other account (the “OPERATING ACCOUNT”) with the Agent to cover checks or other charges which the Borrowers have drawn or made against such account, (b) in an amount as otherwise requested by the Borrowers or (c) as Protective OverAdvances.  The Borrowers hereby request and authorize the Agent to make from time to time such Revolving Credit Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested.  The Borrowers acknowledge and agree that the making of such Revolving Credit Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Revolving Credit Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Section 11 (in the case of Revolving Credit Loans made on the Closing Date) and Section 12 be satisfied (except in the case of Protective OverAdvances).  All actions taken by the Agent pursuant to the provisions of this Section 2.9.2 shall be conclusive and binding on the Borrowers and the Revolving Credit Lenders absent the Agent’s gross negligence or willful misconduct.  Revolving Credit Loans made pursuant to this Section 2.9.2 shall be Base Rate Loans until converted in accordance with the provisions of this Agreement and, prior to a Settlement, such interest shall be for the account of the Agent.

2.10.                        CONVERSION OPTIONS.

2.10.1.               CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN.  The Borrowers’ Representative may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, PROVIDED that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrowers’ Representative shall give the Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers’ Representative shall give the Agent at least three (3) Eurodollar Business Days’ prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default has occurred and is continuing.  On the date on which such conversion is being made, each Revolving Credit Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, PROVIDED that any partial conversion shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

2.10.2.               CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.10.1; PROVIDED that no Eurodollar Rate Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default of which officers of the Agent active upon the Borrowers’ account have actual knowledge.  In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Agent shall notify the Revolving Credit Lenders promptly when any such automatic conversion contemplated by this Section 2.10.2 is scheduled to occur.

2.10.3.               EURODOLLAR RATE LOANS.  Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  No more than five (5) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

2.11.                        FUNDS FOR REVOLVING CREDIT LOAN.

2.11.1.               FUNDING PROCEDURES.  Not later than 3:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Revolving Credit Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Revolving Credit Lender of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers’ Representative the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders.  The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Revolving Credit Lender’s Commitment Percentage of any requested Revolving Credit Loans.

2.11.2.               ADVANCES BY AGENT.  The Agent may, unless notified to the contrary by any Revolving Credit Lender prior to a Drawdown Date, assume that such Revolving Credit Lender has made available to the Agent on such Drawdown Date the amount of such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Revolving Credit Lender makes available to the Agent such amount on a date after such Drawdown Date, such Revolving Credit Lender shall pay to the Agent on demand all such costs and expenses as may be incurred by the Agent in the enforcement of the Agent’s rights against such Revolving Credit Lender plus an amount equal to the greater of (a) the amount of interest actually paid by the Borrowers on account of such amounts or (b) the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, MULTIPLIED BY (ii) the amount of such Revolving Credit Lender’s Commitment Percentage of such Revolving Credit Loans, MULTIPLIED BY (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Revolving Credit Lender’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 360 with respect to Eurodollar Rate Loans and 365 with respect to Base Rate Loans.  A statement of the Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Revolving Credit Agent by such Revolving Credit Lender.  If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Revolving Credit Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.11.3.               LIMITATION OF LIABILITY.  There shall not be any recourse to or liability of the Agent or any Revolving Credit Lender, on account of: (a) any delay in the making of any Revolving Credit Loan, (b) any delay by any bank or other depository institution in treating the proceeds of any such Revolving Credit Loan as collected funds or (c) any delay in the receipt, and/or any loss, of funds which constitute a Revolving Credit Loan, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Borrowers.

2.12.                        BORROWING BASE/REDUCTIONS TO AVAILABILITY.

2.12.1.               CHANGE IN BORROWING BASE.  The Borrowing Base and the Tranche B Borrowing Base shall be determined daily (or at such other interval as may be specified pursuant to Section 8.4(f)) by the Agent by reference to the Borrowing Base Report, commercial finance and collateral audit reports, and the appraisals of Inventory delivered to the Lenders and the Agent pursuant to Section 8.4(h) and other information obtained by or provided to the Agent.  Without in any way limiting the Agent’s right to modify them at any time in the future on the terms set forth in this Agreement, as of the Closing Date the current Reserves are as set forth on SCHEDULE 2.12 hereto.  In determining whether to reduce the lending formula(s), the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Credit Card Receivables, Eligible Inventory or in establishing the Reserves; PROVIDED, HOWEVER, that such reduction lending formula shall not be based upon any event, condition, contingency or risk to the extent that a Reserve has been established.  The Agent shall give to the Borrowers’ Representative five (5) days written notice of its determination of the actual Borrowing Base, Tranche B Borrowing Base and Availability, if taking into account such new Reserves as the Agent may reasonably determine as being applicable thereto, and the Agent shall have discussed its basis for such determination with the Borrowers’ Representative if the Borrowers’ Representative shall so request.

2.12.2.               RISK OF VALUE OF COLLATERAL.  The Agent’s reference to a given asset in connection with the making of Loans and advances and the providing of financial accommodations under this Agreement and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Lender relative to the actual value of the asset in question.  All risks concerning the value of the Collateral are and remain upon the Borrowers.  All Collateral secures the prompt, punctual, and faithful performance of the Obligations whether or not relied upon by the Agent in connection with the making of Loans, credits, and advances and the providing of financial accommodations under this Agreement.

2.12.3.               REDUCTIONS TO AVAILABILITY.  In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments (excluding prepayment penalties) which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced as Revolving Credit Loans whether or not such amounts are then due and payable.

2.13.                        SETTLEMENTS.

2.13.1.               GENERAL.  On each Settlement Date, the Agent shall, not later than 12:00 noon (Boston time), give telephonic or facsimile notice (a) to the Revolving Credit Lenders and the Borrowers of the respective outstanding amount of Revolving Credit Loans made by the Agent on behalf of the Revolving Credit Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurodollar Rate Loans to be made (following the giving of notice pursuant to Section 2.9.1) on such date pursuant to a Loan Request and (b) to the Revolving Credit Lenders of the amount (a “SETTLEMENT AMOUNT”) that each Revolving Credit Lender (a “SETTLING LENDER”) shall pay to effect a Settlement of any Revolving Credit Loan.  A statement of the Agent submitted to the Revolving Credit Lenders and the Borrowers or to the Revolving Credit Lenders with respect to any amounts owing under this Section 2.13.1 shall be PRIMA FACIE evidence of the amount due and owing (absent manifest error).  Each Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount for such Settling Lender.  All funds advanced by any Lender as a Settling Lender pursuant to this Section 2.13.1 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Lender to the Borrowers and all funds received by any Revolving Credit Lender pursuant to this Section 2.13.1 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Revolving Credit Lender.  In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any Borrower is a debtor prevent a Settling Lender from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Revolving Credit Lenders with respect to such Revolving Credit Loans, either by way of purchase of participations, distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Revolving Credit Lender’s share of the outstanding Revolving Credit Loans being equal, as nearly as may be, to such Revolving Credit Lender’s Commitment Percentage of the outstanding amount of the Revolving Credit Loans.

2.13.2.               FAILURE TO MAKE FUNDS AVAILABLE.  The Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If any Settling Lender makes available to the Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Agent, and the denominator of which is 360.  A statement of the Agent submitted to such Settling Lender with respect to any amounts owing under this Section 2.13.2 shall be prima facie evidence of the amount due and owing to the Agent by such

Settling Lender (absent manifest error).  If such Settling Lender’s Settlement Amount is not made available to the Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans as of such Settlement Date.

2.13.3.               NO EFFECT ON OTHER LENDERS.  The failure or refusal of any Settling Lender to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

2.14.                        REPAYMENTS OF REVOLVING CREDIT LOANS ABSENT AN EVENT OF DEFAULT.

2.14.1.               CREDIT FOR FUNDS RECEIVED IN FLEET CONCENTRATION ACCOUNT.  (a) All funds and cash proceeds in the form of money, checks and like items received in the Fleet Concentration Account as contemplated by Section 8.14 shall be credited, on the next Business Day on which the Agent determines that good collected funds have been received, and, prior to the receipt of good collected funds, on a provisional basis until final receipt of good collected funds, and applied as contemplated by Section 2.14.2, or as applicable, Section 13.5, (b) all funds and cash proceeds in the form of a wire transfer received in the Fleet Concentration Account as contemplated by Section 8.14 shall be credited on the next Business Day as the Agent’s receipt of such amounts (or up to such later date as the Agent determines that good collected funds have been received), and applied as contemplated by Section 2.14.2, or as applicable, Section 13.5, and (c) all funds and cash proceeds in the form of an ACH transfer received in the Fleet Concentration Account as contemplated by Section 8.14 shall be credited, on the next Business Day following the Agent’s receipt of such amounts (or up to such later date as the Agent determines that good collected funds have been received), and applied as contemplated by Section 2.14.2, or as applicable, Section 13.5.  For purposes of the foregoing provisions of this Section 2.14.1, the Agent shall not be deemed to have received any such funds or cash proceeds on any day unless received by the Agent before 2:00 p.m. (Boston time) on such day.  The Borrowers further acknowledge and agree that any such provisional credits or credits in respect of wire or automatic clearing house funds transfers shall be subject to reversal if final collection in good funds of the related item is not received by, or final settlement of the funds transfer is not made in favor of, the Agent in accordance with the Agent’s customary procedures and practices for collecting provisional items or receiving settlement of funds transfers.  No Revolving Credit Lender shall have any interest in, or right to receive any part of any interest which reflects amounts described in the provisions of this Section 2.14.1.

2.14.2.               APPLICATION OF PAYMENTS ABSENT AN EVENT OF DEFAULT.

(a)                                  Absent an Event of Default of which the account officers of the Agent active on the Borrowers’ account have knowledge, all funds transferred to the Fleet Concentration Account and for which the Borrowers have received credits shall be applied to the Obligations as follows:

(i)                                     first, to pay amounts then due and payable under this Agreement, the Notes and the other Loan Documents;

(ii)                                  second, to reduce Swing Line Loans made by the Agent and for which Settlement has not then been made;

(iii)                               third, to reduce other Revolving Credit Loans which are Base Rate Loans;

(iv)                              fourth, to reduce Revolving Credit Loans which are Eurodollar Rate Loans; and

(v)                                 fifth, except as otherwise required by Section 2.14.2(b) and (c), to the Operating Account.

(b)                                 All prepayments of Eurodollar Rate Loans prior to the end of an Interest Period shall obligate the Borrowers to pay any breakage costs associated with such Eurodollar Rate Loans in accordance with Section 5.9.  Prior to the occurrence of an Event of Default, the Borrowers may elect to avoid such breakage costs by providing to the Agent cash in an amount sufficient to cash collateralize such Eurodollar Rate Loans, but in no event shall the Borrowers be deemed to have paid such Eurodollar Rate Loans until such cash has been paid to the Agent for application to such Eurodollar Rate Loans.  The Agent may elect to cause such cash collateral to be deposited into a cash collateral account pursuant to the terms of a cash collateral agreement executed by the Borrowers and the Agent and in form and substance satisfactory to the Agent.  In each such case, the Borrowers agree to execute and deliver to the Agent such instruments and documents, including Uniform Commercial Code financing statements and agreements with any third party depository banks, as the Agent may request.

(c)                                  All prepayments of the Revolving Credit Loans pursuant to this Section 2.14.2 shall be allocated among the Revolving Credit Lenders making such Revolving Credit Loans, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Revolving Credit Loans outstanding, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.  Prior to any Settlement Date, however, all prepayments of the Revolving Credit Loans shall be applied in accordance with this Section 2.14.2, first to outstanding Revolving Credit Loans of the Agent.

2.15.                        REPAYMENTS OF REVOLVING CREDIT LOANS AFTER EVENT OF DEFAULT.  Following the occurrence and during the continuance of an Event of Default of which the account officers of the Agent active on the Borrower’s account have knowledge, all funds transferred to the Fleet Concentration Account and for which the Borrowers have received credits shall be applied to the Obligations in accordance with Section 13.5.

2.16.                        OVERLOANS AND PROTECTIVE OVERADVANCES.

2.16.1.               PROTECTIVE OVERADVANCES.  NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE AGENT MAY (WITHOUT ANY OBLIGATION TO DO SO) IN ITS SOLE AND ABSOLUTE DISCRETION MAKE PROTECTIVE OVERADVANCES TO THE BORROWERS WHICH WOULD CONSTITUTE OVERLOANS.  THE AGENT SHALL NOT MAKE ANY OVERLOAN THAT DOES NOT CONSTITUTE A PROTECTIVE ADVANCE.

2.16.2.               OVERLOANS.  Each Revolving Credit Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Protective OverAdvance, Availability may be less than $0 on account of changed circumstances beyond the control of the Agent (such as a drop in collateral value).

2.16.3.               NO OBLIGATION TO PROVIDE OVERLOANS.  The Agent’s and the Revolving Credit Lenders’ providing of an OverLoan or Protective OverAdvance on any one occasion does not affect the obligations of the Borrowers hereunder (including the Borrowers’ obligation to immediately repay any amount which otherwise constitutes an OverLoan) nor obligate the Revolving Credit Lenders or the Agent to do so on any other occasion.

3.                                       THE TRANCHE B FACILITY.

3.1.                              COMMITMENT TO LEND.  Subject to the terms and conditions set forth in this Agreement, the Tranche B Lender agrees to lend to the Borrowers on the Closing Date the principal amount of $10,000,000.

3.2.                              THE TRANCHE B NOTE.  The Tranche B Loan shall be evidenced by a separate promissory note of the Borrowers in substantially the form of EXHIBIT D hereto (the “TRANCHE B NOTE”), dated the Closing Date, and completed with appropriate insertions.  The Borrowers irrevocably authorize the Tranche B Lender to make or cause to be made a notation on the Tranche B Lender’s records reflecting the original principal amount of the Tranche B Loan and, at or about the time of the Tranche B Lender’s receipt of any principal payment on the Tranche B Note, an appropriate notation on the Tranche B Lender’s records reflecting such payment.  The aggregate unpaid amount set forth on the Tranche B Lender’s records shall be PRIMA FACIE evidence of the principal amount thereof owed and unpaid on the Tranche B Loan, but the failure to record, or any error in so recording, any such amount on the Tranche B Lender’s records shall not affect the obligations of the Borrowers hereunder or under the Tranche B Note to make payments of principal of and interest on the Tranche B Note when due.

3.3.                              PAYMENTS OF PRINCIPAL OF TRANCHE B LOAN.  Except as contemplated by Section 13.5, the Borrowers may not make any principal payments on account of the Tranche B Loan until the Borrowers’ Obligations to the Revolving Credit Lenders have been indefeasibly paid in full and the Commitments have been terminated; PROVIDED, HOWEVER, the Borrowers may prepay the Tranche B Loan in its entirety after the first anniversary of the Closing Date if at such time (i) a Default does not exist and one would not result from such prepayment, (ii) after giving effect to such payment, Availability is in excess of $25,000,000 and (iii) the Borrowers shall have delivered to the Agent pro forma financial statements for the next twelve (12) months demonstrating, in form and substance satisfactory to the Agent, that Availability will exceed $25,000,000 at all times during the next 12 months after giving effect to the prepayment of the Tranche B Loan.  The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Tranche B Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.  In the event of any repayment or prepayment of the Tranche B Loan prior to the Maturity Date for any reason, including (a) the acceleration of the Obligations after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any insolvency proceeding, or (d) the restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Tranche B Lender or profits lost by the Tranche B Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Tranche B Lender, and as compensation for the cost of making the Tranche B Loan available to the Borrowers, and not as a penalty, the Borrowers shall pay to the Tranche B Lender, an early termination fee (the “TRANCHE B EARLY TERMINATION FEE”) equal to one percent (1%) of the amount repaid or prepaid; PROVIDED, HOWEVER that the event of any such repayment or prepayment prior to the fifteen month anniversary of the Closing Date, such Tranche B Early Termination Fee shall be equal to the greater of (i) the product of (x) the result of (A) the sum of all fees payable to the Tranche B Lenders pursuant to the Tranche B Fee Letter and all interest on the Tranche B Loan (including any Tranche B Loan PIK Interest that would have been payable but for such prepayment or repayment payable with respect to the Tranche B Loan during the period from the Closing Date to the date that is fifteen (15) months thereafter), MINUS (B) amounts actually paid by the Borrowers in respect of all such fees and interest through the date of prepayment, multiplied by (y) a quotient the numerator of which is the amount repaid or prepaid and the denominator of which is the initial amount of the Tranche B Loan; and (ii) one percent (1%) of the amount repaid or prepaid.  Notwithstanding the foregoing, the Tranche B Early Termination Fee shall not be due if the Tranche B Loans are paid in full in cash during the period from January 1, 2006 through the Maturity Date.

3.4.                              INTEREST ON TRANCHE B LOAN.  Except as otherwise provided in Section 3.4(c), the outstanding amount of the Tranche B Loan shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and shall bear interest until repaid at the rate of fifteen and one-half percent (15.5%) per annum from the Closing Date through March 31, 2004, thereafter at a rate per annum equal to the Base Rate in effect on the first day of each fiscal quarter, beginning April 1, 2004, PLUS 11.25%, adjusting quarterly on the first day of each subsequent fiscal quarter to reflect any change in the Base Rate as of each such date (in each case, the “TRANCHE B LOAN INTEREST RATE”).  The Tranche B Loan Interest Rate, shall be payable as follows:

(a)                                  From the Closing Date through March 31, 2004, accrued interest on the unpaid principal balance of the Tranche B Loan at the rate of thirteen percent (13%) per annum and, thereafter, at a rate per annum equal to the Base Rate in effect on the first day of each fiscal quarter, beginning April 1, 2004, PLUS 8.75%, adjusting quarterly on the first day of each subsequent fiscal quarter to reflect any change in the Base Rate as of each such date (in each case, “TRANCHE B LOAN CURRENT PAY INTEREST”) shall be payable monthly in arrears on the first Business Day of each month (the “TRANCHE B LOAN INTEREST PAYMENT DATE”), and on the Maturity Date.

(b)                                 Accrued interest on the unpaid principal balance of the Tranche B Loan in excess of Tranche B Loan Current Pay Interest (which excess is referred to herein as “TRANCHE B LOAN PIK INTEREST”) shall be payable as follows:

(i)                                     Unless the payment would cause an OverLoan or the Agent and the Tranche B Lender have been given written notice by the Borrowers’ Representative at least three (3) Business Days prior to the relevant Tranche B Loan Interest Payment Date that the Borrowers are exercising their option to pay interest in kind (the “PIK ELECTION”), the Tranche B Loan PIK Interest will be due on such date in cash.

(ii)                                  If the Agent and the Tranche B Lender have received a PIK Election or the payment would cause an OverLoan, all or any part of Tranche B Loan PIK Interest shall be paid by adding the same to the principal balance of the Tranche B Loan Note on that Tranche B Loan Interest Payment Date.

(iii)                               At the direction of the Tranche B Lender, following the occurrence and during the continuance of any Default, all interest shall be paid in cash on each Tranche B Loan Interest Payment Date.

(c)                                  Following the occurrence and during the continuance of any Event of Default, at the direction of the Tranche B Lender, interest shall accrue and shall be payable on the unpaid principal balance of the Tranche B Loan at the aggregate of the Tranche B Loan Interest Rate plus three percent (3%) per annum.

3.5.                              PAYMENTS ON ACCOUNT OF TRANCHE B LOAN.  The Borrowers authorize the Agent to determine and to pay over directly to the Tranche B Lender any and all amounts due and payable from time to time under or on account of the Tranche B Loan as advances under the Revolving Credit Loans, IT BEING UNDERSTOOD, HOWEVER, that the authorization of the Agent provided in this Section 3.5 shall not excuse the Borrowers from fulfilling their obligations to the Tranche B Lender on account of the Tranche B Loan nor place any obligation on the Agent to do so.  The Agent shall provide prompt advice to the Borrowers of any amount which is so paid over by the Agent to the Tranche B Lender pursuant to this Section 3.5.  The Borrowers shall not be entitled to any credit, rebate or repayment of any fee or assessment previously earned by the Tranche B Lender pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Agent’s and any Lender’s respective obligation to make loans and advances hereunder.

3.6.                              BUYOUT OPTION.  At any time during any Buyout Exercise Period, the Tranche B Lender may (but shall not be obligated to) give notice to the Agent (the “BUYOUT ACCEPTANCE NOTICE”) of its intent to cause the assignment to the Tranche B Lender, or its designee, by the Revolving Credit Lenders, of all right, title and interest in, to, arising under or in respect of all Obligations of the Revolving Credit Lenders.  Such assignments shall be effected on the Business Day which is not more than three (3) Business Days following the Buyout Acceptance Notice by the execution, by the Revolving Credit Lenders, of an Assignment and Acceptance in exchange for the payment, in immediately available funds, of the amount of the Obligations in respect of the Revolving Credit Loans (excluding the Revolving Credit Early Termination Fee) and cash collateral with respect to the Maximum Drawing Amount and all Unpaid Reimbursement Obligations in the amount of 105% of the face amount of Letter of Credit, in each case (and cash collateral) as of the date on which such assignment is made.  The Tranche B Lender’s buy out right under this Section 3.6 may only be exercised completely with respect to all of the Obligations of the Revolving Credit Lenders.  Following its exercise of the buy out right under this Section 3.6, the Tranche B Lender shall, during the first 180 days following exercise of the buyout right and payment in full therefor, (a) not waive or alter the Revolving Credit Early Termination Fee or alter the payment provisions in Section 13.5 to change when the Revolving Credit Early Termination Fee would be paid and (b) upon receipt during said 180-day period of any amounts on account of the Revolving Credit Early Termination Fee, pay such amounts to the Agent for the account of the Revolving Credit Lenders in accordance with their Commitment Percentages as of the date of the buy out under this Section 3.6.

4.                                       LETTERS OF CREDIT.

4.1.                              LETTER OF CREDIT COMMITMENTS.

4.1.1.                     COMMITMENT TO ISSUE LETTERS OF CREDIT.  Subject to the terms and conditions hereof and the execution and delivery by the Borrowers’ Representative of a letter of credit application on the Letter of Credit Issuer’s customary form (a “LETTER OF CREDIT APPLICATION”), the Borrowers’ Representative may request that Agent cause the Letter of Credit Issuer to issue on behalf of the Revolving Credit Lenders and in reliance upon the agreement of the Revolving Credit Lenders set forth in Section 4.1.4 and upon the representations and warranties of the Borrowers contained herein, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby or documentary letters of credit (individually, a “LETTER OF CREDIT”), in such form as may be requested from time to time by the Borrowers’ Representative and agreed to by the Letter of Credit Issuer; PROVIDED, HOWEVER, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $15,000,000 at any one time, (b) Availability is greater than $1 and (c) there are no OverLoans.  In addition to the Letter of Credit Application, the Borrowers’

Representative shall execute such other documents reasonably required by the Letter of Credit Issuer to apply for and support the issuance of a Letter of Credit.  There shall not be any recourse to, nor liability of, the Agent or any Lender or Letter of Credit Issuer on account of any delay or refusal by any Letter of Credit Issuer to issue a Letter of Credit.

4.1.2.                     LETTER OF CREDIT APPLICATIONS.  Each Letter of Credit Application shall be completed to the satisfaction of the Agent and the Letter of Credit Issuer.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.                     TERMS OF LETTERS OF CREDIT.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the earlier of (i) the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date and (ii) with respect to (A) standby Letters of Credit one (1) year after the date of issuance and (B) documentary Letters of Credit sixty (60) after the date of issuance.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Letter of Credit Issuer in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “UNIFORM CUSTOMS”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Letter of Credit Issuer in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4.                     REIMBURSEMENT OBLIGATIONS OF REVOLVING CREDIT LENDERS.  Each Revolving Credit Lender severally agrees that it shall be absolutely liable, without regard to whether a Default exists or any other condition precedent whatsoever, to the extent of such Revolving Credit Lender’s Commitment Percentage, to reimburse the Letter of Credit Issuer and/or the Agent on demand for the amount of each draft paid by the Letter of Credit Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to Section 4.2 (such agreement for a Lender being called herein the “LETTER OF CREDIT PARTICIPATION” of such Revolving Credit Lender).

4.1.5.                     PARTICIPATIONS OF REVOLVING CREDIT LENDERS.  Each such payment made by a Revolving Credit Lender shall be treated as the purchase by such Revolving Credit Lender of a participating interest in the Borrowers’ Reimbursement Obligation under Section 4.2 in an amount equal to such payment.  Each Revolving

Credit Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

4.2.                              REIMBURSEMENT OBLIGATION OF THE BORROWERS.  In order to induce the Agent to cause the Letter of Credit Issuer to issue, extend and renew each Letter of Credit and the Revolving Credit Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Agent and the Letter of Credit Issuer, for the account of the Agent and the Letter of Credit Issuer or (as the case may be) the Revolving Credit Lenders, with respect to each Letter of Credit issued, extended or renewed by the Letter of Credit Issuer hereunder,

(a)                                  except as otherwise expressly provided in Section 4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Letter of Credit Issuer, or the Letter of Credit Issuer otherwise makes a payment with respect thereto, (i) the amount paid by the Letter of Credit Issuer under or with respect to such Letter of Credit, and (ii) the amount of any taxes, reasonable fees, charges or other costs and expenses whatsoever incurred by the Letter of Credit Issuer, the Agent or any Revolving Credit Lender in connection with any payment made by the Letter of Credit Issuer, the Agent or any Revolving Credit Lender under, or with respect to, such Letter of Credit,

(b)                                 upon the reduction (but not termination) of the Total Revolving Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Letter of Credit Issuer, the Revolving Credit Lenders and the Agent as cash collateral for all Reimbursement Obligations, and

(c)                                  upon the termination of the Total Revolving Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Letter of Credit Issuer, the Revolving Credit Lenders and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrowers under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.10 for overdue principal on the Revolving Credit Loans.  Notwithstanding the foregoing, the Agent, without the request of the Borrowers, may advance Revolving Credit Loans in the amount of any honoring of any Letter of Credit and other amount for which the Borrowers, the Letter of Credit Issuer, the Agent or the Revolving Credit Lenders become obligated on account of, or in respect to, any Letter of Credit.  Such advance shall be made whether or not a Default exists or such advance would result in an OverLoan.  Such action shall not constitute a waiver of the Agent’s and the Revolving Credit Lenders’ rights under this Section 4.

4.3.                              LETTER OF CREDIT PAYMENTS.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Letter of Credit Issuer shall notify the Borrowers’ Representative of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrowers’ Representative fails to reimburse the Letter of Credit Issuer and the Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the Letter of Credit Issuer, the Agent may at any time thereafter notify the Revolving Credit Lenders of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Revolving Credit Lender shall make available to the Letter of Credit Issuer in immediately available funds, such Revolving Credit Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Letter of Credit Issuer for federal funds acquired by the Letter of Credit Issuer during each day included in such period, MULTIPLIED BY (b) the amount equal to such Revolving Credit Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, MULTIPLIED BY (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Letter of Credit Issuer paid the draft presented for honor or otherwise made payment to the date on which such Revolving Credit Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Letter of Credit Issuer, and the denominator of which is 360.  The responsibility of the Agent and the Letter of Credit Issuer to the Borrowers and the Revolving Credit Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.                              OBLIGATIONS ABSOLUTE.  The Borrowers’ obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of whether a Default exists or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Letter of Credit Issuer, the Agent, any Revolving Credit Lender or any beneficiary of a Letter of Credit.  The Borrowers further agree with the Letter of Credit Issuer, the Agent and the Revolving Credit Lenders that the Letter of Credit Issuer, the Agent and the Revolving Credit Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee.  The Letter of Credit Issuer, the Agent and the Revolving Credit Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrowers agree that any action taken or omitted by the Letter of Credit Issuer, the Agent or any Revolving Credit Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Letter of Credit Issuer, the Agent or any Revolving Credit Lender to the Borrowers.

4.5.                              RELIANCE BY ISSUER.  To the extent not inconsistent with Section 4.4, the Letter of Credit Issuer and the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Letter of Credit Issuer or the Agent.  The Letter of Credit Issuer and the Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Credit Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Letter of Credit Issuer and the Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.  Unless otherwise agreed to, in the particular instance, the Borrowers hereby authorize any Letter of Credit Issuer to select an advising bank, if any, select a paying bank, if any and select a negotiating bank.

4.6.                              LETTER OF CREDIT FEE.  The Borrowers shall, monthly in arrears on the first day of each month and on the Maturity Date, pay a fee (in each case, a “LETTER OF CREDIT FEE”) to the Agent (a) in respect of each standby Letter of Credit an amount equal to the Applicable Margin for Eurodollar Rate Loans per annum of the face amount of such standby Letter of Credit for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages and (b) in respect of each documentary Letter of Credit an amount equal to the Applicable Margin for Eurodollar Rate Loans per annum of the face amount of such documentary Letter of Credit shall be for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages.  Following the occurrence of any Event of Default, the Letter of Credit Fees shall be increased by 200 basis points per annum.  In respect of each Letter of Credit, the Borrowers shall also pay to the Letter of Credit Issuer for the Letter of Credit Issuer’s own account, at such other time or times as such charges are customarily made by the Letter of Credit Issuer, the Letter of Credit Issuer’s customary issuance, amendment, negotiation or document examination and other reasonable and customary administrative fees as in effect from time to time.

5.                                       CERTAIN GENERAL PROVISIONS.

5.1.                              AGENT FEES.  The Borrowers jointly and severally agree to pay to the Agent, for the Agent’s own account, the fees as set forth in the Agent Fee Letter (the “AGENT FEES”).

5.2.                              TRANCHE B LENDER FEES.  The Borrowers jointly and severally agree to pay to the Tranche B Lender, for the Tranche B Lender’s own account, the fees as set forth in the Tranche B Fee Letter (the “TRANCHE B LENDER FEES”).

5.3.                              FUNDS FOR PAYMENTS.

5.3.1.                     PAYMENTS TO AGENT.  All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Agent in Dollars, for the respective accounts of the Lenders and the Agent, at the Agent’s Office or at such other place that the Agent may from time to time designate, in each case at or about 12:00 noon (Boston time or other local time at the place of payment) and in immediately available funds.

5.3.2.                     NO OFFSET, ETC.  All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, reasonable fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers.  Where taxes, deductions or withholdings are imposed upon the Borrowers with respect to any amount payable by the Borrowers hereunder or under any of the other Loan Documents as a result of characteristics of the Agent, a Lender or a Participant, no payment of additional amounts is required under this Section 5.3.2, in respect of such taxes, deductions or withholdings to the extent that such Agent, Lender or Participant (as the case may be) was subject to such taxes, deductions or withholdings under the law in effect at the time that it became an Agent, Lender or Participant or subsequently became subject to such taxes, deductions or withholdings other than as a result of a change in law or any actions of the Borrowers.  In addition, no payment of additional amounts is required under this Section 5.3.2 in respect of taxes, deductions or withholdings to the extent that such taxes, deductions or withholdings are imposed as a result of a failure by the Agent, a Lender, a Participant or any person in the chain of payment between the Borrowers and the Agent, Lender or Participant, as the case may be, to provide, in accordance with applicable procedures, properly completed and executed tax forms that they are legally permitted to provide.  The Borrowers will deliver promptly to the Agent certificates or other valid vouchers reasonably available to them for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

5.4.                              COMPUTATIONS.  All computations of interest on the Loans and of Fees shall be based on a 360-day year (except interest on Base Rate Loans prior to a Default which will be based on a 365-day year) and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “INTEREST PERIOD” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Revolving Credit Note Records and the Tranche B Lender’s records from time to time shall be considered correct and binding on the Borrowers unless within five (5) Business Days after receipt of any notice by the Agent or any of the Lenders of such outstanding amount, the Agent or such Lender shall notify the Borrowers’ Representative to the contrary.

5.5.                              INABILITY TO DETERMINE EURODOLLAR RATE.  In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall in good faith determine that (a) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period or (b) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Revolving Credit Lenders of making or maintaining their Eurodollar Rate Loans during such period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Revolving Credit Lenders) to the Borrowers’ Representative and the Revolving Credit Lenders.  In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Revolving Credit Lenders to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers’ Representative and the Revolving Credit Lenders.

5.6.                              ILLEGALITY.  Notwithstanding any other provisions herein, if any future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Revolving Credit Lender to make or maintain Eurodollar Rate Loans, such Revolving Credit Lender shall forthwith give notice of such circumstances to the Borrowers’ Representative and the other Revolving Credit Lenders and thereupon (a) the commitment of such Revolving Credit Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Revolving Credit Lender’s Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law.  The Borrowers hereby agree promptly to pay the Agent for the account of such Revolving Credit Lender, upon demand by such Revolving Credit Lender, any additional amounts reasonably necessary to compensate such Revolving Credit Lender for any costs incurred by such Revolving Credit Lender in making any conversion in accordance with this Section 5.6, including any interest or reasonable fees payable by such Revolving Credit Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

5.7.                              ADDITIONAL COSTS, ETC.  If any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof after the date hereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                  subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent), or

(b)                                 materially change the basis of taxation (except for changes in taxes on income or profits or taxes referred to in the first sentence of Section 5.3.2, which shall be taken into account in the manner provided by Section 5.3.2) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Agent under this Agreement or any of the other Loan Documents, or

(c)                                  impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is:

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii)                                  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii)                               to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder,

then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.8.                              CERTIFICATE.  A certificate setting forth any additional amounts payable pursuant to Section 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers’ Representative, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9.                              INDEMNITY.  The Borrowers agree to indemnify each Revolving Credit Lender and to hold each Lender harmless from and against any loss, cost or expense or other “breakage fees” (so-called) (including loss of anticipated profits) that such Revolving Credit Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or reasonable fees payable by such Revolving Credit Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers’ Representative has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.9 or Section 2.10 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or reasonable fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.10.                        INTEREST AFTER DEFAULT.  Following the occurrence and during the continuance of a Default (and whether or not the Agent exercises the Agent’s rights on account thereof) the principal of the Revolving Credit Loans shall, at the option of the Agent or at the instruction of the SuperMajority Revolving Credit Lenders, until such Default has been cured or remedied or such Default has been waived by the Required Lenders pursuant to this Agreement, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to Section 2.8.

5.11.                        FEES NON-REFUNDABLE.  The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Agent or any Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent’s and any Lender’s respective obligations to make loans and advances hereunder.

5.12.                        CONCERNING JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

(a)                                  Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Agent, the Letter of Credit Issuer and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)                                 Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligation.

(d)                                 The obligations of each Borrower under the provisions of this Section 5.12 constitute the absolute and unconditional obligations of such Borrower enforceable against it to the full extent permitted under the terms hereof, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)                                  Except as otherwise expressly provided for herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agent, the Letter of Credit Issuer or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent, the Letter of Credit Issuer or the Lenders at any time or times in respect of any default by any Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agent, the Letter of Credit Issuer or the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent, the Letter of Credit Issuer or the Lenders including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws thereunder, which might, but for the provisions of this Section 5.12, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Section 5.12, it being the intention of each

Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Borrower under this Section 5.12 shall not be discharged except by performance and then only to the extent of such performance.  Except as otherwise expressly provided for herein, the joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Agent, the Letter of Credit Issuer or the Lenders.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Agent, the Letter of Credit Issuer or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 5.12 will forthwith be reinstated in effect, as though such payment had not been made.

(f)                                    Each Borrower appoints the Borrowers’ Representative as its authorized representative to make loan requests, receive funds and notice and to take all other actions under this Agreement and the other Loan Documents on its behalf.

6.                                       COLLATERAL SECURITY.

6.1.                              GRANT OF SECURITY INTEREST.  The Borrowers each hereby grant to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, the following properties, assets and rights of each of the Borrowers, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same along with any other property, rights and interests of each of the Borrowers that are or are intended to be subject to the Liens created by the Security Documents being hereinafter called the “COLLATERAL”): all personal property and fixtures of each of the Borrowers of every kind and nature, and wherever located, including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, drafts, acceptances, certificates of deposit, deposits, cash, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing) and supporting obligations, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance policies, certificates, claims and proceeds, and all general intangibles (including all payment intangibles, software, trademarks and applications therefor, patents and applications therefor, copyrights and applications therefor) and all books, records and information relating to the foregoing and to the business of each of the Borrowers and all rights of access to such books, records and information, and all proceeds and products of all of the foregoing.  The Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to the Borrowers’ compliance with Section 6.3.7.

6.2.                              AUTHORIZATION TO FILE FINANCING STATEMENTS.  The Borrowers hereby irrevocably authorize the Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that

(a) indicate the Collateral (i) as all assets of the Borrowers or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrowers are an organization, the type of organization and any organizational identification number issued to the Borrowers and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  The Borrowers agree to furnish any such information to the Agent promptly upon the Agent’s request.  The Borrowers also ratify their authorization for the Agent to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

6.3.                              OTHER ACTIONS.  Further to insure the attachment, perfection and first priority of, and the ability of the Agent to enforce, the Agent’s security interest in the Collateral, the Borrowers agree, in each case at the Borrowers’ expense, to take the following actions with respect to the following Collateral and without limitation on the Borrowers’ other obligations contained in this Agreement:

6.3.1.                     PROMISSORY NOTES AND TANGIBLE CHATTEL PAPER.  If the Borrowers shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper, the Borrowers shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.

6.3.2.                     DEPOSIT ACCOUNTS.  For each deposit account that any Borrower, now or at any time hereafter, opens or maintains (each a “DEPOSIT ACCOUNT”), the Borrowers shall (other than with respect to a Local Account) pursuant to an agreement in form and substance satisfactory to the Agent (each a “BLOCKED ACCOUNT AGREEMENT”), either (a) cause the depositary bank to agree to comply, without further consent of the Borrowers, at any time with instructions from the Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, or (b) arrange for the Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Borrowers being permitted, only with the consent of the Agent, to exercise rights to withdraw funds from such Deposit Account.  The provisions of this paragraph shall not apply to a Deposit Account for which the Agent is the depositary bank and is in automatic control thereof.  For each Local Account that any Borrower now or at any time hereafter opens or maintains, the Borrowers shall deliver to each depository bank with a Local Account, a DDA Notification (each a “DDA NOTIFICATION”) in the form attached hereto as SCHEDULE 6.3.

6.3.3.                     INVESTMENT PROPERTY.  If the Borrowers shall, now or at any time hereafter, hold or acquire any certificated securities, the Borrowers shall forthwith endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify.  If any securities now or hereafter acquired by the Borrowers are uncertificated and are issued to the Borrowers or their nominee directly by the issuer thereof, the Borrowers shall immediately notify the Agent thereof and, at the Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (a) cause the issuer to agree to comply without further consent of the Borrowers or such nominee, at any time with instructions from the Agent as to such securities, or (b) arrange for the Agent to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Borrowers are held by the Borrowers or their nominee through a securities intermediary or commodity intermediary, the Borrowers shall immediately notify the Agent thereof and, at the Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of the Borrowers or such nominee, at any time with entitlement orders or other instructions from the Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Agent to become the entitlement holder with respect to such investment property, with the Borrowers being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such investment property.  The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Agent is the securities intermediary.

6.3.4.                     COLLATERAL IN THE POSSESSION OF A BAILEE.  If any Collateral is, now or at any time hereafter, in the possession of a bailee, the Borrowers shall promptly notify the Agent thereof and, at the Agent’s request and option, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to the Agent, that the bailee holds such Collateral for the benefit of the Agent and such bailee’s agreement to comply, without further consent of the Borrowers, at any time with instructions of the Agent as to such Collateral.

6.3.5.                     ELECTRONIC CHATTEL PAPER AND TRANSFERABLE RECORDS.  If the Borrowers, now or at any time hereafter, hold or acquire an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrowers shall promptly notify the Agent thereof and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under Section 9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

6.3.6.                     LETTER-OF-CREDIT RIGHTS.  If the Borrowers are, now or at any time hereafter, a beneficiary under a letter of credit now or hereafter, the Borrowers shall promptly notify the Agent thereof and, at the request and option of the Agent, the Borrowers shall, pursuant to an agreement in form and substance reasonably satisfactory to the Agent, either (a) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Agent of the proceeds of the letter of credit or (b) arrange for the Agent to become the transferee beneficiary of the letter of credit, with the Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied in accordance with Sections 2.14 and 2.15.

6.3.7.                     COMMERCIAL TORT CLAIMS.  If the Borrowers shall, now or at any time hereafter, hold or acquire a commercial tort claim, the Borrowers shall immediately notify the Agent in a writing signed by the Borrowers’ Representative of the particulars thereof and grant to the Agent, for the benefit of the Lenders and the Agent, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Agent.

6.3.8.                     OTHER ACTIONS AS TO ANY AND ALL COLLATERAL.  The Borrowers further agrees, upon the request of the Agent and at the Agent’s option, to take any and all other actions as the Agent may reasonably determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of the Agent to enforce, the Agent’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that the Borrowers’ signature thereon is required therefor, (b) causing the Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Agent, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Agent and (f) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by the Agent to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

6.4.                        RELATION TO OTHER SECURITY DOCUMENTS.  The provisions of this Agreement supplement the provisions of any Security Document granted by the Borrowers to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, and which secures the payment or performance of any of the Obligations.  Nothing contained in any such Security Document shall derogate from any of the rights or remedies of the Agent or any of the

Lenders hereunder.  In addition, to the provisions of this Agreement being so read and construed with any such Security Document, the provisions of this Agreement shall be read and construed with the other Security Documents referred to below in the manner so indicated.

6.4.1.         PLEDGE AGREEMENT.  Concurrently herewith certain of the Borrowers are executing and delivering to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, the Pledge Agreement pursuant to which the Borrowers are pledging to the Agent all of the shares of Capital Stock of the Subsidiaries of each of the Borrowers.  Such pledge(s) shall be governed by the terms of such pledge agreement(s) and not by the terms of this Agreement.

6.4.2.         TRADEMARK SECURITY AGREEMENT.  Concurrently herewith the Borrowers are executing and delivering to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, the Trademark Security Agreement pursuant to which the Borrowers are pledging and granting a security interest to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, certain Collateral consisting of trademarks, service marks and trademark and service mark rights and applications, together with the goodwill appurtenant thereto.  The provisions of the Trademark Security Agreement are supplemental to the provisions of this Agreement, and nothing contained in the Trademark Security Agreement shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder.  Neither the delivery of, nor anything contained in, the Trademark Security Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

6.4.3.         COPYRIGHT SECURITY AGREEMENT.  Concurrently herewith the Borrowers are executing and delivering to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, the Copyright Security Agreement pursuant to which the Borrowers are pledging and granting a security interest to the Agent, for the benefit of the Lenders, the Letter of Credit Issuer and the Agent, certain Collateral consisting of copyrights and related rights.  The provisions of the Copyright Security Agreement are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreement shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder.  Neither the delivery of, nor anything contained in, the Copyright Security Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

7.                                       REPRESENTATIONS AND WARRANTIES.  The Borrowers represent and warrant to the Lenders, the Letter of Credit Issuer and the Agent as follows:

7.1.                              CORPORATE AUTHORITY.

7.1.1.                     INCORPORATION; GOOD STANDING.  Each of the Borrowers and their Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.  The Right Start Subsidiary I, Inc. is and will remain, unless dissolved by Right Start, a dormant corporation with no active business, no assets and no Indebtedness or other Liabilities.

7.1.2.                     AUTHORIZATION.  The execution, delivery and performance of this Agreement and the other Loan Documents to which each Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrowers or any of their Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any material agreement or other material instrument binding upon, the Borrowers or any of their Subsidiaries.

7.1.3.                     ENFORCEABILITY.  The execution and delivery of this Agreement and the other Loan Documents to which each Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.                              GOVERNMENTAL APPROVALS.  The execution, delivery and performance by each Borrower and each of its Subsidiaries of this Agreement and the other Loan Documents to which such Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3.                              TITLE TO PROPERTIES; LEASES.  Except as indicated on SCHEDULE 7.3 hereto, each Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of FAO and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.  Except as set forth on SCHEDULE 7.3 hereto, each of such Leases and Capitalized Leases listed in the Perfection Certificate is in full force and effect.  No party to any such Lease or Capitalized Lease is in default or material violation of any such Lease or Capitalized Lease, except for violations that would not have a Material Adverse Effect.  The Borrowers have not received any notice or threat of cancellation of any such Lease or Capitalized Lease.  The Borrowers hereby authorize the Agent at any time and from time to time to contact any of the Borrowers’ landlords in order to confirm the Borrowers’ continued compliance with the terms and conditions of the Lease(s) between the Borrowers and that landlord and to discuss such issues, concerning the Borrowers’ occupancy under such Lease(s), as the Agent may determine.

7.4.                              FINANCIAL STATEMENTS AND PROJECTIONS.

7.4.1.                     FISCAL YEAR.  Each of the Borrowers and each of their Subsidiaries has a fiscal year which is the twelve months ending on the Saturday closest to January 31.

7.4.2.                     FINANCIAL STATEMENTS.  There has been furnished to each of the Lenders a consolidated balance sheet of FAO and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of FAO and its Subsidiaries for the fiscal year then ended, certified by the chief financial officer of the Borrowers.  Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrowers as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  After giving effect to the Plan of Reorganization and the Plan Confirmation Order, there are no contingent liabilities of FAO or any of its Subsidiaries as of such date involving material amounts known to any Designated Borrower Officer which were not disclosed in such balance sheet and the notes related thereto.

7.4.3.                     PROJECTIONS.  The Business Plan attached as Schedule 1.1(a) and projections of the annual operating budgets of FAO and its Subsidiaries on a consolidated basis, balance sheets, income statements and cash flow statements, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  As of the Closing Date, to the knowledge of the Borrowers or any of their Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers and their Subsidiaries of the results of operations and other information projected therein.

7.5.                              NO MATERIAL ADVERSE CHANGES, ETC.  Except as set forth on SCHEDULE 7.5 hereto, since the Balance Sheet Date and after giving effect to the Plan of Reorganization there has been no event or occurrence which has had a Material Adverse Effect.  Since the Balance Sheet Date, the Borrowers have not made any Restricted Payment except to the extent permitted under Section 9.4.

7.6.                              FRANCHISES, PATENTS, COPYRIGHTS, ETC.  Each of the Borrowers possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known material conflict with any rights of others, including without limitation the license to use the trademark “FAO Schwarz” and related marks set forth in and pursuant to the terms of the Amended and Restated Schwarz Trademark Agreement, dated as of January 7, 2002 among FAO (f/k/a The Right Start, Inc.), FAO Schwarz, Inc. (f/k/a Toy Soldier, Inc.) and the F.A.O. Schwarz Family Foundation (as in effect on the Closing Date and as thereafter amended with the prior written consent of the Agent, the “FAO TRADEMARK LICENSE”), a true and complete copy of which has been delivered to the Agent.  The FAO Trademark License is a valid and binding agreement in full force and effect and no default or breach exists thereunder, after giving effect to the Plan of Reorganization.

7.7.                              LITIGATION.  Except as set forth on SCHEDULE 7.7, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrowers or any of their Subsidiaries before any Governmental Authority, that, (a) if adversely determined, would, either in any case or in the aggregate, have a Material Adverse Effect, or (b) which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.  The Borrowers do not reasonably believe that any of the litigation set forth on SCHEDULE 7.7 would be likely to result in a Material Adverse Effect, in any case or in the aggregate.

7.8.                              NO MATERIALLY ADVERSE CONTRACTS, ETC.  Neither the Borrowers nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  Except as set forth on SCHEDULE 7.8 hereto, neither the Borrowers nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of any Designated Borrower Officer, to have any Material Adverse Effect.

7.9.                              COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC.  Neither the Borrowers nor any of their Subsidiaries is in violation of (a) any provision of its Governing Documents or its agreement with Saks or any other Host Store, or (b) any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases as to (b) in a manner that could reasonably be expected to result in the imposition of substantial penalties or could reasonably be expected to have a Material Adverse Effect.

7.10.                        TAX STATUS.  Upon payment of the amounts set forth on SCHEDULE 7.10 hereto in accordance with the Plan of Reorganization, the Borrowers and their Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrowers knows of any basis for any such claim.  The Borrowing Base Report most recently delivered to the Agent sets forth the amount of reserves established by the Borrowers and each of their Subsidiaries to cover the Borrowers’ or such Subsidiary’s sales or use tax obligations in each jurisdiction where the

Borrowers or such Subsidiary is required to pay such taxes.  Such reserves are adequate for the payment of all of such obligations.

7.11.                        NO DEFAULT.  No Default exists.

7.12.                        HOLDING COMPANY AND INVESTMENT COMPANY ACTS.  Neither the Borrowers nor any of their Subsidiaries is a “HOLDING COMPANY”, or a “SUBSIDIARY COMPANY” of a “HOLDING COMPANY”, or an “AFFILIATE” of a “HOLDING COMPANY”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “INVESTMENT COMPANY”, or an “AFFILIATED COMPANY” or a “PRINCIPAL UNDERWRITER” of an “INVESTMENT COMPANY”, as such terms are defined in the Investment Company Act of 1940.

7.13.                        ABSENCE OF FINANCING STATEMENTS, ETC.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrowers or any of their Subsidiaries or any rights relating thereto.

7.14.                        COLLATERAL .

7.14.1.               PERFECTION CERTIFICATE.  The Borrowers have previously delivered to the Agent a certificate signed by the Borrowers and entitled “Perfection Certificate” (as updated from time to time to the extent permitted and required hereunder, the “PERFECTION CERTIFICATE”).  The Borrowers represent and warrant to the Lenders and the Agent as follows: (a) each Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, (b) each Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate, (c) the Perfection Certificate accurately sets forth each Borrower’s organizational identification number or accurately states that such Borrower has none, (d) the Perfection Certificate accurately sets forth each Borrower’s place of business or, if more than one, its chief executive office, as well as each Borrower’s mailing address, if different, (e) all other information set forth on the Perfection Certificate pertaining to the Borrowers is accurate and complete in all material respects and (f) there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Borrowers.

7.14.2.               NATURE OF COLLATERAL.  The Borrowers are the owners of the Collateral, free from any right or claim of any person or any adverse Lien, except for the security interest created by this Agreement and Permitted Liens, (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in Section 9-102(a)(34) of the Uniform Commercial Code, (c) none of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral, (d) the Borrowers hold no material commercial tort claim except as indicated on the Perfection Certificate, (e) the Borrowers have at all times operated their business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, (f) all other information set forth on the Perfection Certificate pertaining to the Collateral is accurate and complete in all material respects, and (g) there has been no change in any of such information since the date on which the Perfection Certificate was signed by the Borrowers.

7.14.3.               PERFECTION OF SECURITY INTEREST.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral.  The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Borrowers are the owners of the Collateral free from any Lien, except for Permitted Liens.

7.14.4.     INVENTORY.  The Inventory of the Borrowers is purchased from third parties by FAO for the Borrowers and is located at the distribution centers of FAO located in Swedesboro, New Jersey or Ontario, California (or any other distribution center within the continental United States for which the Agent has received an appropriate waiver in form and substance satisfactory to it) until shipped to retail locations of the Borrowers or is directly drop shipped from such third parties directly to such retail locations.

7.15.                        CERTAIN TRANSACTIONS.  Except as described in SCHEDULE 7.15, none of the officers, directors, or employees of the Borrowers or any of their Subsidiaries is presently a party to any transaction with the Borrowers or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.16.                        EMPLOYEE BENEFIT PLANS.

7.16.1.               IN GENERAL.  Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA, except where such failure could not reasonably be expected to result in a Lien on a material portion of the Borrowers’ assets or have any Material Adverse Effect.  The Borrowers have heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.16.2.               TERMINABILITY OF WELFARE PLANS.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws.  The Borrowers may terminate each such Employee Benefit Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the reasonable discretion of the Borrowers without liability to any Person other than for claims arising prior to termination.

7.16.3.               GUARANTEED PENSION PLANS.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrowers nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been timely paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived under PBGC Section 4043), or any other event or condition, in each case, which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate current liabilities of all such Guaranteed Pension Plans within the meaning of Section 412(1)(7) of the Code did not exceed the aggregate actuarial value of the assets of all such Guaranteed Pension Plans determined in accordance with Section 412(c)(2) of the Code, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $500,000.

7.16.4.               MULTIEMPLOYER PLANS.  Neither the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.  Neither the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

7.17.                        USE OF PROCEEDS.

7.17.1.               GENERAL.  The proceeds of the Loans shall be used to finance the Borrowers’ emergence in accordance with their Plan of Reorganization and for inventory purchase and other working capital purposes of the Borrowers in accordance with the projections described in Section 7.4.3.  The Borrowers will obtain Letters of Credit solely in the ordinary course of business.  No proceeds of the Loans may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers’ business and consistent with the provisions of this Agreement.

7.17.2.               REGULATIONS U AND X.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “MARGIN SECURITY” or “MARGIN STOCK” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.18.                        ENVIRONMENTAL COMPLIANCE.  None of the Borrowers or their Subsidiaries is in violation, or alleged violation, of any Environmental Laws, which violation would have a material adverse effect on the environment or a Material Adverse Effect; or none of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B.  None of the Borrowers or their Subsidiaries has been legally responsible for any release or threat of release of Hazardous Substances or received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Substances for which it would be responsible, except where such release or threat of release or incurrence of such expense would not have a Material Adverse Effect.  Each of the Borrowers and their Subsidiaries shall dispose of any Hazardous Substances only in compliance with all Environmental Laws and have possession of any Hazardous Substances only in the ordinary course of its business and in compliance with all Environmental Laws, except, in each case, where the failure to do so would not have a Material Adverse Effect.

7.19.                        SUBSIDIARIES, ETC.  FAO has no Subsidiaries other than the other Borrowers hereunder.  Except as set forth on SCHEDULE 7.19 hereto, none of the Borrowers nor any Subsidiary of the Borrowers is engaged in any joint venture or partnership with any other Person.  The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of FAO is listed on SCHEDULE 7.19 hereto (or with respect to Subsidiaries formed after the Closing Date, as listed in written notice provided to the Agent and its counsel).  FAO has caused all of its direct or indirect Subsidiaries to become Borrowers hereunder and to otherwise comply with the provisions of Section 8.13.  The Kayne Group owns 41% or more of the combined voting power of all Capital Stock of FAO (on a fully diluted basis) on the Closing Date.

7.20.                        BANK ACCOUNTS; CREDIT CARD ARRANGEMENTS.  SCHEDULE 7.20(a) (as updated with respect to Deposit Accounts opened after the Closing Date for which the Agent and its counsel have received written notice) sets forth the account numbers and location of all Deposit Accounts and classifies such Deposit Accounts as Local Accounts and Interim Concentration Accounts.  SCHEDULE 7.20(b) (as updated with respect to arrangements entered into after the Closing Date for which the Agent and its counsel have received written notice) sets forth all arrangements to which the Borrowers are a party with respect to the payment to the Borrowers of the proceeds of credit card charges for sales by the Borrowers.

7.21.                        LABOR RELATIONS.  The Borrowers have not been and are not presently a party to any collective bargaining or other labor contract (except with respect to the FAO Schwarz retail store located in San Francisco, California and now closed).  No event has occurred or circumstance exists which is likely to provide the basis for any work stoppage or other labor dispute.  The Borrowers have complied in all material respects with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except where such failures could not in the aggregate reasonably be expected to result in a Material Adverse Effect.  There is not presently pending and, to the Borrowers’ knowledge, there is not threatened any of the following:

(a)                                  Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(b)                                 Any proceeding against or affecting the Borrowers relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrowers, which, if determined adversely to the Borrowers would have a Material Adverse Effect on the Borrowers.

(c)                                  Any lockout of any employees by the Borrowers (and no such action is contemplated by the Borrowers).

(d)                                 Any application for the certification of a collective bargaining agent.

7.22.                        DISCLOSURE.  None of this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by it or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading.  There is no fact known to the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

8.                                       CERTAIN AFFIRMATIVE COVENANTS.  The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loan or the Agent or Letter of Credit Issuer has any obligation to issue, extend or renew any Letter of Credit:

8.1.                              PUNCTUAL PAYMENT.  The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Fees, and all other amounts provided for in this Agreement and the other Loan Documents to which the Borrowers or any of their Subsidiaries is a party, all in accordance with the terms of this Agreement and such other Loan Documents.

8.2.                              NOTICE OF CHANGE OF ORGANIZATION/MAINTENANCE OF OFFICE.  The Borrowers will maintain their chief executive offices in King of Prussia, Pennsylvania, or at such other place in the United States of America as the Borrowers’ Representative shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which the Borrowers is a party may be given or made.  Each Borrower will provide the Agent at least thirty (30) days prior written notice of such Borrower changing its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one.  If any Borrower does not have an organizational identification number and later obtains one, such Borrower will forthwith notify the Agent of such organizational identification number.  No Borrower will change its type of organization, jurisdiction of organization or other legal structure.

8.3.                              RECORDS AND ACCOUNTS.  The Borrowers will (a) keep, and cause each of their Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage KPMG LLP or other independent certified public accountants satisfactory to the Agent as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

8.4.                              FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION.  The Borrowers will deliver to each of the Lenders:

(a)                                  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheets of FAO and its Subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification (except with respect to the fiscal year ended February 1, 2003, solely by reason of the bankruptcy filing in January, 2003) and without an expression of uncertainty as to the ability of FAO or any of its Subsidiaries to continue as going concerns, by KPMG LLP or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default, or, if such accountants shall have obtained knowledge of any then existing Default they shall disclose in such statement any such Default; PROVIDED that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheets of FAO and its Subsidiaries as at the end of such quarter, and the related consolidated statements of income and of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial position of FAO and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrowers, unaudited monthly consolidated balance sheet and statement of cash flow and consolidated and consolidating income statements of FAO and its Subsidiaries for such month prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial condition of FAO and its Subsidiaries on the date thereof (subject to year-end adjustments);

(d)                                 simultaneously with the delivery of the financial statements referred to in subsection (c) above, a statement certified by the principal financial or accounting officer of FAO in substantially the form of EXHIBIT E hereto (a “COMPLIANCE CERTIFICATE”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(e)                                  promptly after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of FAO.  Further, the Borrowers shall add the Agent as an addressee on all mailing lists maintained by or for the Borrowers;

(f)                                    by 1:00 p.m. (Boston time) daily on each Business Day a Borrowing Base Report setting forth the Borrowing Base and the Tranche B Borrowing Base as at the end of the preceding day;

(g)                                 from time to time upon request of the Agent, and not later than January 31 in each year, updated, consolidated projections of FAO and its Subsidiaries for the succeeding fiscal year and updating those projections delivered to the Lenders and referred to in Section 7.4.3 in form of SCHEDULE 1.1(a) or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 8.4(g);

(h)                                 such other reports listed on SCHEDULE 8.4(h) hereto;

(i)                                     from time to time such other financial data, information (including accountants, management letters) and copies of advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising) as the Agent or any Lender may reasonably request.

8.5.                              NOTICES.

8.5.1.                     DEFAULTS.  The Borrowers will promptly notify the Agent and each of the Lenders if the Borrowers are in Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default) under this Agreement or any other note, evidence of indebtedness, indenture or other material obligation to which or with respect to which the Borrowers or any of their Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2.                     ENVIRONMENTAL EVENTS.  The Borrowers will promptly give notice to the Agent and each of the Lenders (a) of any violation of any Environmental Law that the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon any Designated Borrower Officer becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could reasonably have a Material Adverse Effect.

8.5.3.                     NOTIFICATION OF CLAIM AGAINST COLLATERAL.  The Borrowers will, immediately upon any Designated Borrower Officer becoming aware thereof, notify the Agent and each of the Lenders in writing of any material setoff, claims (including, with respect to any real estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent’s rights with respect to the Collateral, are subject.

8.5.4.                     NOTICE OF LITIGATION AND JUDGMENTS.  The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Lenders in writing within fifteen (15) days of any Designated Borrower Officer becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrowers or any of their Subsidiaries or to which the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against the Borrowers or any of their Subsidiaries that, in each case or in the aggregate, could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Lenders, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrowers or any of their Subsidiaries in an amount in excess of $500,000.

8.5.5.                     NOTICES CONCERNING INVENTORY COLLATERAL.  The Borrowers shall provide to the Agent and the Tranche B Lender prompt notice of (a) any physical count of the Borrowers’ or any of their Subsidiaries’ inventory, together with a copy of the results thereof certified by the Borrowers or such Subsidiary, (b) any determination by the Borrowers or any of their Subsidiaries that the inventory levels of the Borrowers or such Subsidiary are not adequate to meet the sales projections of the Borrowers or such Subsidiary, (c) initial details of and changes to all credit card processor agreements to which the Borrowers or any of their Subsidiaries is from time to time a party, including details from time to time relating to the Borrowers’ or such Subsidiary’s compliance with the terms of payment to the Fleet Concentration Account of the proceeds of all credit card charges for sales by the Borrowers or such Subsidiary, and (d) any failure of the Borrowers or any of their Subsidiaries to pay rent at any location, which failure continues for more than three (3) days following the day on which such rent is due and payable by the Borrowers or such Subsidiary.  If so requested by the Agent or any Lender, the Borrowers shall provide to the Agent or such Lender copies of all advertising by the Borrowers or any of their Subsidiaries including copies of all print advertising and duplicate tapes of all video and radio advertising.

8.5.6.                     CHANGE IN OFFICERS OR ACCOUNTANTS.  The Borrowers shall provide to the Agent prompt notice of any change in the Borrowers’ President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles) or any intention on the part of the Borrowers to discharge the Borrowers’ present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

8.6.                              LEGAL EXISTENCE; MAINTENANCE OF PROPERTIES.  The Borrowers will do or cause to be done all things commercially reasonable to preserve and keep in full force and effect their legal existence, rights and franchises and those of their Subsidiaries and will not, and will not cause or permit any of their Subsidiaries (other than Targoff) to, convert to a limited liability company or a limited liability partnership.  The Borrowers (i) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of their business or the business of their Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of their Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; PROVIDED that (x) nothing in this Section 8.6 shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties or any of those of their Subsidiaries if such discontinuance is, in the judgment of the Borrowers, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect, and (y) so long as no Default or Event of Default then exists, The Right Start Subsidiary I, Inc. may be dissolved.

8.7.                              INSURANCE.

8.7.1.                     MAINTENANCE OF INSURANCE.  SCHEDULE 8.7.1 hereto, is a schedule of all insurance policies owned by the Borrowers or under which the Borrowers are the named insured.  Each of such policies is in full force and effect.  The Borrowers will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas.  Such insurance shall be in such minimum amounts that the Borrowers will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent.  In addition, all such insurance shall be payable to the Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders and the Agent and shall not include any “loss payee” or similar  endorsement in favor of any other Person, or any endorsement adversely affecting the Agent’s rights in any of the Collateral or any proceeds thereof.  Without limiting the foregoing, the Borrowers will (a) keep all of their physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, (b) maintain all such workers’ compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of the Borrowers; business interruption insurance; and product liability insurance.

8.7.2.                     INSURANCE PROCEEDS.  The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, (a) so long as no Default exists and to the extent that the amount of such proceeds is less than $100,000, be disbursed to the Borrowers for direct application by the Borrowers solely to the repair or replacement of the Borrowers’ property so damaged or destroyed and (b) in all other circumstances, be held by the Agent as cash collateral for the Obligations.  The Agent may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Agent may reasonably prescribe, for direct application by the Borrowers solely to the repair or replacement of the Borrowers’ property so damaged or destroyed, or the Agent may apply all or any part of such proceeds to the Obligations with the Commitment (if not then terminated) being reduced by the amount so applied to the Obligations.

8.7.3.                     CONTINUATION OF INSURANCE.  All policies of insurance required hereunder shall provide for at least sixty (60) days prior written cancellation notice to the Agent.  In the event of failure by the Borrowers to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the Borrowers.  The Borrowers shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

8.8.                              TAXES.  The Borrowers will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid would by law become a Lien or charge upon any of its property; PROVIDED that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrowers or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and PROVIDED FURTHER that the Borrowers and each Subsidiary of the Borrowers will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.                              INSPECTION OF PROPERTIES AND BOOKS, ETC.

8.9.1.                     GENERAL.  The Borrowers shall permit the Lenders, through the Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrowers or any of their Subsidiaries, to examine the books of account of the Borrowers and their Subsidiaries (and to make copies thereof and extracts therefrom, duplicate, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrowers, or any service bureau, contractor, accountant, or other person), and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.  The Agent may, at the Borrowers’ expense, participate in or observe any physical count of inventory included in the Collateral without unreasonable interference.

8.9.2                        COLLATERAL REPORTS; PHYSICAL INVENTORIES.

(a)                                  Not less frequent than four (4) times during each calendar year (or more in the discretion and upon the request of the Agent), the Borrowers will obtain and deliver to the Agent, or, if the Agent so elects, will cooperate with the Agent in the Agent’s obtaining, a report of an independent collateral auditor reasonably satisfactory to the Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers or their applicable Subsidiary) and inventory (including verification as to the value, location and respective types).  All such collateral value reports shall be conducted and made at the expense of the Borrowers; PROVIDED so long as no Default has occurred and is continuing and the Borrowers have been cooperative in providing information in a timely manner, the Borrowers shall only be liable for amounts in respect of up to and including six (6) such collateral value reports in each calendar year, conducted while no Default exists, in an aggregate amount not exceeding $48,000 plus all out-of-pocket expenses in any calendar year.

(b)                                 The Borrowers, at their own expense, shall cause not less than two (2) physical inventories to be undertaken in each twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Agent’s reasonable discretion) conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be reasonably satisfactory to the Agent.  The Borrowers shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) within ten (10) days following the completion of such inventory.  The Borrowers, within thirty (30) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrowers) and shall post such results to the Borrowers’ stock ledger and, as applicable to the Borrowers’ other financial books and records.  The Agent, in its reasonable discretion, if a Default exists, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrowers).

8.9.3.                     APPRAISALS.  Not less frequently than four (4) times during each calendar year, in the discretion and upon the request of the Agent, the Borrowers will obtain and deliver to the Agent appraisal reports in form and substance reasonably satisfactory to the Agent stating the then current fair market orderly liquidation and forced liquidation values of all or any portion of the Inventory.  Upon the request of the Agent or the Tranche B Lender, the Borrowers will obtain and deliver to the Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to the Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the Inventory, Accounts Receivable, the equipment or other assets owned by the Borrowers or any of their Subsidiaries and (b) the then current business value of each of the Borrowers and their Subsidiaries.  All such appraisals shall be conducted and made at the expense of the Borrowers; PROVIDED so long as no Default has occurred and is continuing and the Borrowers have been cooperative in providing information in a timely manner, the Borrowers shall only be liable for amounts in respect of up to and including six (6) such appraisals in each calendar year, conducted while no Default exists, in an aggregate amount not exceeding $270,000 plus all out-of-pocket expenses in any calendar year.

8.9.4.                     COMMUNICATIONS WITH ACCOUNTANTS AND OTHER PERSONS.  Upon reasonable prior notice to the Borrowers’ Representative, the Borrowers authorize the Agent and, if accompanied by the Agent, the Lenders to communicate directly with the Borrowers’ independent certified public accountants, service bureau, contractors and other Persons, and authorizes such accountants, service bureaus, contractors and other Persons to disclose to the Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrowers or any of their Subsidiaries, subject to existing obligations of confidentiality.  At the request of the Agent, the Borrowers shall deliver a letter addressed to such accountants, service bureaus, contractors and other Persons instructing them to comply with the provisions of this Section 8.9.5.

8.10.                        COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS.  Except as set forth on SCHEDULE 8.10 hereto, the Borrowers will, and will cause each of their Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (b) the provisions of its Governing Documents or the FAO Trademark License, (c) any and all agreements and instruments by which it or any of its properties may be bound, except where the failure to so comply could not reasonably be expected in the aggregate to have a Material Adverse Effect, (d) all material terms and conditions of any and all agreements with Host Stores, except where the failure to do so does not result in the Host Store asserting monetary claim or asserting the right to terminate such Host Store agreement, and (e) all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrowers or such Subsidiary is a party, the Borrowers will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrowers or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

8.11.                        EMPLOYEE BENEFIT PLANS.  The Borrowers will (a) promptly upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, and a copy of the most recent annual report filed with the PBGC under Section 4065 of ERISA, in respect of each Guaranteed Pension Plan, and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302(f)(4), 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan under Section 4041A, 4202, 4219, 4242, or 4245 of ERISA.

8.12.                        USE OF PROCEEDS.  The Borrowers will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in Section 7.17.1.

8.13.                        ADDITIONAL SUBSIDIARIES.  If any Subsidiary is formed or acquired by any of the existing or future Borrowers after the Closing Date, the Borrower’s Representative will notify the Agent thereof and (a) the Borrowers will cause such Subsidiary to be wholly-owned by one of the Borrowers and to become a Borrower hereunder and a party to each applicable Security Document in the manner provided therein within ten (10) days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agent shall reasonably request and (b) the Borrower will cause all shares of Capital Stock of such Subsidiary and Indebtedness of such Subsidiary owed to any Borrower to be pledged within ten (10) days after such Subsidiary is formed or acquired.

8.14.                        BANK ACCOUNTS.

8.14.1.               GENERAL.  On or prior to the Closing Date, the Borrowers will, and will cause each of its Subsidiaries to, (a) establish a depository account (the “FLEET CONCENTRATION ACCOUNT”) under the control of the Agent for the benefit of the Lenders and the Agent, in the name of the Borrowers, (b) cause all Receipts or cash proceeds of Accounts Receivable to be deposited only into Local Accounts or Interim Concentration Accounts and, if applicable, lock box agreements or the Fleet Concentration Account; PROVIDED that monies may continue to be deposited into existing deposit accounts at Bank of America, N.A. for up to ninety (90) days after the date hereof if all monies therein are swept and wired each Business Day to the Fleet Concentration Account, and within such 90-day period the Borrowers shall close such deposit accounts and transfer such depositary relationship (and the monies in such deposit accounts) to an Interim Concentration Account, (c) direct all depository institutions with Local Accounts to cause all funds held in each such Local Account to be transferred no less frequently than two (2) times per week to, and only to, an Interim Concentration Account or the Fleet Concentration Account pursuant to an irrevocable DDA Notification, (d) direct all depository institutions with Interim Concentration Accounts to cause all funds of the Borrowers and their Subsidiaries held in such Interim Concentration Accounts to be transferred daily to, and only to, the Fleet Concentration Account, and (e) at all times ensure that immediately upon the Borrowers’ or any of their Subsidiaries’ receipt of any funds constituting or cash proceeds of any Collateral, all such amounts shall have been deposited in a Local Account (subject to the limitations in the definition thereof), an Interim Concentration Account or the Fleet Concentration Account.

8.14.2.               ACKNOWLEDGMENT OF APPLICATION.  The Borrowers hereby agree that all amounts received by the Agent in the Fleet Concentration Account will be the sole and exclusive property of the Agent, for the accounts of the Lenders and the Agent, to be applied in accordance Section 2.14 or Section 2.15 as applicable.

8.15.                        COVENANTS CONCERNING COLLATERAL, ETC.  The Borrowers further covenant with the Lenders and the Agent as follows: (a) the Collateral, to the extent not delivered to the Agent pursuant to Section 6, will be kept at those locations listed on the Perfection Certificate and the Borrowers will not remove the Collateral from such locations, without providing at least thirty (30) days prior written notice to the Agent, (b) except for the security interest herein granted and other Permitted Liens, the Borrowers shall be the owners of the Collateral free from any right or claim of any other person or any Lien, and the Borrowers shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Agent or any of the Lenders, (c) the Borrowers shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any Lien in the Collateral in favor of any person, other than the Agent and the Permitted Liens, (d) the Borrowers will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) the Borrowers will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement and (f) the Borrowers will continue to operate, their business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, in each case as to (f) where their failure to do so could reasonably be expected to result in a Material Adverse Effect.  No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers’ customary return policy applicable to the return of inventory purchased by the Borrowers’ retail customers in the ordinary course, such Inventory may be returned to the Borrowers without the consent of the Agent.  The Borrowers may grant such allowances or other adjustments to the Borrowers’ account debtors as the Borrowers may reasonably deem to accord with sound business practice, PROVIDED, HOWEVER, the authority granted the Borrowers pursuant to this Section 8.15 may be limited or terminated by the Agent at any time in the Agent’s reasonable discretion.

8.16.                        FURTHER ASSURANCES.

(a)                                  The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

(b)                                 The Borrowers will within sixty (60) days after the date hereof either (i) obtain a waiver or subordination agreement in favor of the Agent from Chase Merchant Services LLC with respect to any Lien in its or any affiliate’s favor relating to its arrangements with the Borrowers in form and substance reasonably satisfactory to the Agent and the Tranche B Lender, or (ii) terminate such arrangements and enter into another Visa and Mastercard merchant services bankcard agreement with another Person in form and substance reasonably acceptable to the Agent.

(c)                                  The Borrowers will within ninety (90) days after the date hereof close its deposit accounts at Bank of America, N.A. and transfer such deposit relationships (and the remaining monies  therein) to Interim Concentration Accounts.

9.                                       CERTAIN NEGATIVE COVENANTS.  The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loan or the Agent or Letter of Credit Issuer has any obligation to issue, extend or renew any Letter of Credit:

9.1.                              RESTRICTIONS ON INDEBTEDNESS.  The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                  Indebtedness to the Lenders, the Letter of Credit Issuer and the Agent arising under any of the Loan Documents;

(b)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)                                  Indebtedness incurred in connection with the acquisition after the date hereof (or purchase money indebtedness assumed in connection with an acquisition after the date hereof consented to in writing by the Required Revolving Credit Lenders and the Tranche B Lender, which consent shall not be unreasonably withheld) of any personal property (other than Inventory) by the Borrowers or such Subsidiary or under any Capitalized Lease entered into after the date hereof and any Refinancing of the foregoing, PROVIDED that the aggregate principal amount of such Indebtedness of the Borrowers and their Subsidiaries shall not exceed the aggregate amount of $2,000,000 at any one time;

(d)                                 the KBB Existing Indebtedness and the Kayne Existing Indebtedness, and any Refinancings thereof, in each case subject to an intercreditor and subordination agreement acceptable in form and substance to the Agent and the Tranche B Lender, and the PNC Existing Indebtedness, and any Refinancing thereof, subject to an intercreditor agreement acceptable in form and substance to the Agent and the Tranche B Lender;

(e)                                  Indebtedness of a Borrower to another Borrower, evidenced by promissory notes, in form and substance acceptable to the Agent, pledged and delivered to the Agent pursuant to the Security Documents (the “INTERCOMPANY NOTES”);

(f)                                    the Kayne Credit Support Indebtedness and the Equipment Financing Indebtedness, and any Refinancings thereof, subject to an intercreditor and subordination agreement acceptable in form and substance to the Agent and the Tranche B Lender, PROVIDED the principal amount outstanding of such Indebtedness, together with the Kayne Existing Indebtedness and the Indebtedness incurred in connection with sale leasebacks of Equipment permitted under Section 9.6 hereof, does not exceed $20,000,000 in principal amount outstanding at any time;

(g)                                 surety bond obligations incurred in the ordinary course of business and not in connection with the incurrence of Indebtedness in an aggregate principal amount not exceeding $150,000 at any time;

(h)                                 unsecured Subordinated Debt on terms and conditions acceptable to the Agent and the Tranche B Lender, in their discretion, including without limitation subordination terms pursuant to an intercreditor and subordination agreement acceptable in form and substance to the Agent and the Tranche B Lender, and Refinancings thereof;

(i)                                     guarantees of Leases of other Borrowers in the ordinary course of business; and

(j)                                     obligations relating to the three existing standby letters of credit issued by Wells Fargo Bank, N.A. with an aggregate face amount of $1,303,560 and the one existing standby letter of credit by First Union National Bank, with a face amount of $230,000, all as more particularly described on SCHEDULE 9.1 hereto.

9.2.                              RESTRICTIONS ON LIENS.

9.2.1.                     PERMITTED LIENS.  The Borrowers will not, and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of their property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “RECEIVABLES” as defined in clause (g) of the definition of the term “INDEBTEDNESS,” with or without recourse; PROVIDED that the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)                                     Liens to secure taxes, assessments and other government charges in respect of obligations not yet due and payable or which are the subject of a Permitted Protest;

(ii)                                  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)                               Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrowers or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iv)                              Liens arising by operation of law in favor of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue incurred in the ordinary course of business and not in connection with the incurrence of Indebtedness;

(v)                                 Liens arising from deposits made in connection with obtaining workers compensation or other unemployment insurance or other social security legislation;

(vi)                              Liens or deposits to secure performance of bids, tenders, utility contracts or Leases (to the extent not prohibited under this Agreement) incurred in the ordinary course of business of the Borrowers and not in connection with the incurrence of Indebtedness;

(vii)                           A Lien on the existing and hereafter acquired assets of FAO and Schwarz in favor of the KBB Existing Indebtedness Holders to secure the KBB Existing Indebtedness, to the extent allowed under and pursuant to the Plan of Reorganization, in favor of the KBB Existing Indebtedness Holders, subordinated to the Agent pursuant to an intercreditor and subordination agreement acceptable to the Agent and the Tranche B Lender;

(viii)                        A Lien on the existing Equipment (as of the Closing Date), other than Equipment subject to the PNC Existing Lien, of FAO, Schwarz and ZB in favor of the Kayne Existing Indebtedness Holders, securing the Kayne Existing Indebtedness, to the extent allowed under and pursuant to the Plan of Reorganization, and securing, if hereafter incurred, the Kayne Credit Support Indebtedness and the Equipment Financing Indebtedness to the extent permitted hereunder, superior to the Lien of the Agent in such Equipment, but subject in each case to an intercreditor and subordination agreement in form and substance acceptable to the Agent and the Tranche B Lender;

(ix)                                The PNC Existing Lien securing the PNC Existing Indebtedness, to the extent allowed under and pursuant to the Plan of Reorganization, subject to an intercreditor agreement in form and substance acceptable to the Agent and the Tranche B Lender;

(x)                                   purchase money security interests in personal property (other than Inventory) acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 9.1(c) (including without limitation Capitalized Leases), incurred in connection with the acquisition of such personal property, which security interests cover only the personal property so acquired;

(xi)                                Liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents;

(xii)                             Liens of a bank or financial institution with respect to funds deposited with such institution;

(xiii)                          Liens replacing existing Liens pursuant to a Refinancing permitted hereunder (if such original Lien was permitted hereunder to secure the Indebtedness refinanced thereby);

(xiv)                         Liens on specific assets (and not Inventory, Accounts or so-called “blanket” Liens) arising by reason of security for the surety bond obligations permitted under Section 9.1(g);

(xv)                            Liens in favor of customs brokers in the ordinary course of business, provided the Agent has received from such customs brokers customs broker agreements in favor of the Agent, reasonably satisfactory in form and substance to the Agent and the Tranche B Lender;

(xvi)                         Liens of credit card processors to secure credit card processing services, provided such Lien is subordinated to the Lien of the Agent on written terms reasonably satisfactory to the Agent and the Tranche B Lender; and

(xvii)                      cash collateral in the amount of $230,000 in favor of First Union National Bank, securing its standby letter of credit described in SCHEDULE 9.1.

9.2.2.                     RESTRICTIONS ON NEGATIVE PLEDGES AND UPSTREAM LIMITATIONS.  The Borrowers will not, nor will it permit any of their Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrowers or any of their Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of their Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrowers to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers; in each case other than (i) restrictions on specific assets and agreements which assets and agreements are the subject of purchase money security interests to the extent permitted under Section 9.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing and ordinary course agreements entered into by the Borrowers or such Subsidiary in the ordinary course of its business.

9.3.                              RESTRICTIONS ON INVESTMENTS.  The Borrowers will not, and will not permit any of their Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                  Cash Equivalents;

(b)                                 Investments existing on the date hereof and listed on SCHEDULE 9.3 hereto;

(c)                                  The existing Investment of Right Start in its Subsidiary, The Right Start Subsidiary I, Inc. as of the Closing Date;

(d)                                 Investments by the Borrowers in each other;

(e)                                  Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 9.5.2;

(f)                                    Investments with respect to Indebtedness permitted under Section 9.1(e) provided such Borrowers remain Borrowers and remain Subsidiaries hereunder;

(g)                                 Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; and

(h)                                 guarantees permitted under Section 9.1(i).

PROVIDED, HOWEVER, that, such Investments will be considered Investments permitted by this Section 9.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Lenders and the Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

9.4.                              RESTRICTED PAYMENTS; PAYMENTS ON OTHER INDEBTEDNESS.  (a) The Borrowers will not make any Restricted Payments; PROVIDED THAT the Borrowers which are wholly-owned Subsidiaries may make Distributions to their parents who are Borrowers and, so long as no Default or Event of Default then exists or could reasonably be expected to result therefrom, the Borrowers may make the following other Restricted Payments:

(i)                                     (1) regularly scheduled payments of interest when due (beginning on January 11, 2005 and quarterly thereafter) on the KBB Existing Indebtedness evidenced by the “New KBB Subordinated Note”, and (2) when due pursuant to the Plan of Reorganization, the $500,000 cash payment to KBB; PROVIDED the Borrowers’ obligations owed with respect to the Emergence Vendor Liabilities are current as required by the Plan of Reorganization;

(ii)                                  regularly scheduled payments when due in accordance with and pursuant to the Plan of Reorganization on the Emergence Vendor Liabilities;

(iii)                               when due in accordance with and pursuant to the Plan of Reorganization, the interest and principal payment due on the Kayne Existing Indebtedness; PROVIDED the Borrowers’ obligations owed with respect to the Emergence Vendor Liabilities are current as required by the Plan of Reorganization.

(b)                                 The Borrowers will not prepay the PNC Existing Indebtedness, without the prior written consent of the Required Lenders.

9.5.                              MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

9.5.1.                     MERGERS AND ACQUISITIONS.  The Borrowers will not, and will not permit any of their Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of one or more of the Subsidiaries of the Borrowers with and into one of the Borrowers, or the merger or consolidation of two or more Subsidiaries of the Borrowers.

9.5.2.                     DISPOSITION OF ASSETS.  The Borrowers will not, and will not permit any of their Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices, and (b) the Borrowers may sell Inventory and other assets outside the ordinary course of business in connection with Permitted Store Closings so long as the liquidation is conducted by a liquidator and is otherwise on terms and conditions acceptable to the Agent.

9.6.                              SALE AND LEASEBACK.  The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrowers or any Subsidiary of the Borrowers shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrowers or any Subsidiary of the Borrowers intends to use for substantially the same purpose as the property being sold or transferred; PROVIDED that so long as no Default or Event of Default then exists hereunder or would reasonably be expected to result therefrom, the Borrowers may enter into sale-leaseback transactions on terms reasonably acceptable to the Agent with respect to specific Equipment reasonably acceptable to the Agent so long as the principal amount of the Indebtedness incurred in connection therewith, together with the Kayne Existing Indebtedness, the Equipment Financing Indebtedness and Kayne Credit Support Indebtedness does not exceed $20,000,000 in principal amount at any time; and PROVIDED further that there shall be no required payments on such Indebtedness prior to one hundred twenty (120) days after the Maturity Date.

9.7.                              COMPLIANCE WITH ENVIRONMENTAL LAWS.  The Borrowers will not, and will not permit any of their Subsidiaries to, (a) use any real estate for the handling,

processing, storage or disposal of Hazardous Substances (except in the ordinary course of business in accordance with applicable Environmental Laws), (b) cause or permit to be located on any real estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances (except the use of cleaning solvents used in the ordinary course of business in accordance with applicable Environmental Laws), (d) conduct any activity so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances (except the use of cleaning solvents used in the ordinary course of business in accordance with applicable Environmental Laws), or (e) otherwise conduct any activity that would violate any Environmental Law.

9.8.                              EMPLOYEE BENEFIT PLANS.  Neither the Borrowers nor any ERISA Affiliate will:

(a)                                  engage in any “PROHIBITED TRANSACTION” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b)                                 permit any Guaranteed Pension Plan to incur an “ACCUMULATED FUNDING DEFICIENCY”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(c)                                  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrowers or any of their Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(d)                                 amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code;

(e)                                  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in Section 7.16.3; or

(f)                                    permit or take any action which would contravene any Applicable Pension Legislation.

9.9.                              BUSINESS ACTIVITIES; PERMITTED STORE CLOSINGS.  The Borrowers will not, and will not permit any of their Subsidiaries to, (a) engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and, in connection with their existing businesses, in related businesses, (b) execute, alter, modify, or amend any real estate Lease in any material adverse way; PROVIDED, HOWEVER, the Borrowers may terminate the Leases on the retail locations listed on SCHEDULE 9.9 hereto and in connection with other Permitted Store Closings, (c) except as provided in part (b) hereof, commit to, or open or close any location at which any Borrower maintains, offers for sales, or stores any of the Collateral, (d) possess inventory on consignment or (e) enter into any host store arrangements with any Host Store without the prior written consent of the Agent and, then, only if such Host Store has entered into a Host Store Acknowledgement.  The Borrowers will not permit The Right Start Subsidiary I, Inc. to engage in any business or to hold any assets (other than Right Start’s Investment therein as of the Closing Date) or to incur any Indebtedness or other Liabilities, including without limitation any trade liabilities.  Without the Agent’s prior written consent, the Borrowers will not; and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its Governing Documents, (b) the Kayne Existing Indebtedness, the KBB Existing Indebtedness, any other Subordinated Debt, the PNC Existing Indebtedness or the Plan of Reorganization, or (c) any agreement with any Host Store, unless such amendment, modification or waiver to such Host Store agreement does not materially adversely affect the Borrowers taken as a whole or materially adversely affect the interests of the Lenders under the Loan Documents.

9.10.                        FISCAL YEAR.  The Borrowers will not, and will not permit any of their Subsidiaries to, change the date of the end of its fiscal year from that set forth in Section 7.4.1.

9.11.                        TRANSACTIONS WITH AFFILIATES.  As of the Closing Date, each Affiliate of the Borrowers is listed on SCHEDULE 7.19.  The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.12.                        BANK ACCOUNTS.  The Borrowers will not, and will not permit any of their Subsidiaries to, (a) establish any bank accounts, credit card clearinghouse or processors, other than those Deposit Accounts, clearinghouses and processors and other accounts, all listed on SCHEDULE 7.20(a), without the Agent’s prior written consent, (b) violate directly or indirectly any Blocked Account Agreement or other bank agency or lock box agreement in favor of the Agent for the benefit of the Lenders and the Agent with respect to such account, (c) deposit into any of the payroll accounts listed on SCHEDULE 7.20(a) any amounts in excess of amounts necessary to pay current payroll obligations from such accounts or (d) change any direction or designation relating to any credit card clearinghouse or processor.

10.                                 FINANCIAL COVENANTS.  The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loan or the Agent or Letter of Credit Issuer has any obligation to issue, extend or renew any Letter of Credit:

10.1                           MINIMUM EXCESS AVAILABILITY.  The Borrowers shall maintain at all times Excess Availability of not less than $5,000,000.

11.                                 CLOSING CONDITIONS.  The obligations of the Lenders to make the initial Revolving Credit Loans and the Tranche B Loan and of the Agent and Letter of Credit Issuer to issue any initial Letter of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

11.1.                        LOAN DOCUMENTS.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  Each Lender shall have received a fully executed copy of each such document.

11.2.                        CERTIFIED COPIES OF GOVERNING DOCUMENTS.  Each of the Lenders shall have received from the Borrowers a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3.                        CORPORATE OR OTHER ACTION.  All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrowers and each of their Subsidiaries of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

11.4.                        INCUMBENCY CERTIFICATE.  Each of the Lenders shall have received from each of the Borrowers and each of their Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrowers and each such Subsidiary, each of the Loan Documents to which such Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrowers’ Representative, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.                        VALIDITY OF LIENS.  The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first priority (except for Permitted Liens entitled to priority hereunder or under applicable law) perfected security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to perfect, protect and preserve such security interests shall have been duly effected.  The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11.6.                        PERFECTION CERTIFICATES AND UCC SEARCH RESULTS.  The Agent shall have received from each of the Borrowers a completed and fully executed Perfection Certificate and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

11.7.                        TAXES.  The Agent shall have received evidence of payment of real estate taxes and municipal charges on all real estate not delinquent on or before the Closing Date.

11.8.                        PLAN OF REORGANIZATION.  The Agent shall have received a copy of the final Plan of Reorganization, which Plan of Reorganization must be reasonably satisfactory to the Agent and the Tranche B Lender in form and substance.  All conditions precedent to confirmation of such Plan of Reorganization shall have been met (or any waiver thereof shall have been consented to in writing by the Agent and the Tranche B Lender), and a Plan Confirmation Order, in form and substance reasonably satisfactory to the Agent and the Tranche B Lender, shall have been issued by the U.S. Bankruptcy Court, District of Delaware, approving the Plan of Reorganization, which Plan Confirmation Order shall not have been reversed, modified, amended or stayed and shall be final, with all appeal periods relating thereto having expired (unless otherwise consented to in writing by the Agent and the Tranche B Lender), and no appeals from such Plan Confirmation Order shall be outstanding.

11.9.                        CAPITAL STRUCTURE.  After giving effect to the Plan of Reorganization, the capital structure of FAO shall be reasonably satisfactory to the Agent and the Tranche B Lender in all respects and the Agent and the Tranche B Lender shall be reasonably satisfied that FAO has received no less than $25,000,000 in net cash proceeds pursuant to the Securities Purchase Agreement available to fund the Plan of Reorganization and for ongoing operations of the Borrowers from a new issuance of Capital Stock, with the terms of such Capital Stock and the issuance thereof being reasonably satisfactory to the Agent and the Tranche B Lender.

11.10.                  CERTIFICATES OF INSURANCE.  The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated within one (1) week prior to the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with this Agreement and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

11.11.                  BLOCKED ACCOUNT AGREEMENTS; CREDIT CARD CLEARING HOUSE.  The Borrowers shall have established the Fleet Concentration Account, and the Agent shall have received a Blocked Account Agreement executed by each depository institution with an Interim Concentration Account or Local Account.  The Borrowers shall deliver to the Agent, notification, executed on behalf of the Borrowers, to each of the Borrowers’ credit card clearinghouses and processors of notice (in the form attached hereto as EXHIBIT F or such other form reasonably satisfactory to the Agent and the Tranche B Lender), which notice provides that payment of all credit card charges submitted by the Borrowers to that clearinghouse or other processor and any other amount payable to the Borrowers by such clearinghouse or other processor shall be directed to the Fleet Concentration Account or as otherwise designated from time to time by the Agent.

11.12.                  BORROWING BASE REPORT.  The Agent shall have received from the Borrowers the initial Borrowing Base Report dated as of the Closing Date.

11.13.                  MINIMUM DAY ONE AVAILABILITY, ETC.  After giving effect to the first funding of the Revolving Credit Loans and the Tranche B Loan; the payment of all emergence expenses contemplated by the Plan of Reorganization; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrowers; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and Letters of Credit to be issued at, or immediately subsequent to, such establishment, Availability shall not be less than $14,000,000.  All post petition accounts payable and tax liabilities of the Borrowers shall be current, excluding liabilities contested in good faith and liabilities subject to compromise.

11.14.                  CREDIT CARD ACCOUNTS RECEIVABLE REPORT.  The Agent shall have received from the Borrowers the most recent Credit Card Accounts Receivable report of the Borrowers and their Subsidiaries dated as of a date which shall be no more than five (5) days prior to the Closing Date and the Borrowers shall have notified the Agent in writing on the Closing Date of any material deviation from the Credit Card Accounts Receivable values reflected in such Credit Card Accounts Receivable report and shall have provided the Agent with such supplementary documentation as the Agent may reasonably request.

11.15.                  INTERCREDITOR/SUBORDINATION AND OTHER AGREEMENTS.  The Agent shall have entered into (a) an intercreditor agreement in form and substance satisfactory to the Agent and the Tranche B Lender relating to the PNC Existing Indebtedness and the PNC Existing Lien, and (b) intercreditor and subordination agreements relating to (i) the Kayne Existing Indebtedness and the Kayne Existing Lien, and (ii) KBB Existing Indebtedness and the KBB Existing Lien.  The agreement between the Borrowers and Saks shall be reasonably satisfactory to the Agent and the Tranche B Lender and the Agent shall have entered into a Host Store Acknowledgement with Saks relating thereto, in form and substance reasonably satisfactory to the Agent and the Tranche B Lender.

11.16.                  OPINION OF COUNSEL.  Each of the Lenders and the Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Agent, from:

(a)                                  Fulbright & Jaworski L.L.P., counsel to the Borrowers;

(b)                                 Kendrick F. Royer, Esq., general counsel of the Borrowers; and

(c)                                  Koenig & Associates, special trademark and copyright counsel to the Borrowers.

11.17.                  PAYMENT OF FEES.  The Borrowers shall have paid to the Lenders or the Agent, as appropriate, the Fees pursuant to Section 5.1 and 5.2.

11.18                     COMMITMENTS.  The Agent shall have received Revolving Commitments from Revolving Credit Lenders other than FRFI totalling in the aggregate no less than $37,500,000.

11.19.                  OTHER ITEMS.  The Borrowers shall have delivered (or cause to be delivered) the items set forth on the Closing Agenda attached hereto as SCHEDULE 11.18 (unless waived in writing by the Agent and the Tranche B Lender).

12.                                 CONDITIONS TO ALL BORROWINGS.  The obligations of the Lenders to make any Loan, including the Revolving Credit Loan and the Tranche B Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.                        REPRESENTATIONS TRUE; NOT IN DEFAULT.  Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default shall exist.

12.2.                        NO LEGAL IMPEDIMENT.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

12.3.                        PROCEEDINGS AND DOCUMENTS.  All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent’s Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

12.4.                        BORROWING BASE REPORT.  The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with Section 8.4(f).

12.5.                        MATERIAL ADVERSE CHANGE.  There shall have been no material adverse change in the Borrowers’ financial condition from the most recent financial information furnished to the Agent or any Lender pursuant to this Agreement.

12.6.                        SALES TAXES.  If requested by the Agent all or a portion of any Loan will be set aside by the Borrowers to cover the Borrowers’ obligations for sales tax on account of sales since the then most recent borrowing.

13.                                 EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.                        EVENTS OF DEFAULT AND ACCELERATION.  Each of the following events (“EVENTS OF DEFAULT”) shall constitute an Event of Default hereunder:

(a)                                  any of the Borrowers or any of their Subsidiaries shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 any of the Borrowers or any of their Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                  any of the Borrowers or any of their Subsidiaries shall fail to promptly, punctually, faithfully and timely comply with any of their covenants or liabilities not otherwise described in Section 13.1(a) or 13.1(b) or 13.1(r), and included in any of the following provisions:

Section Number	Section Title
8.2	Notice of Change of Organization/Maintenance of Office
8.5	Notices
8.6	Legal Existence; Maintenance of Properties
8.7	Insurance
8.9	Inspection of Properties and Books
8.12	Use of Proceeds
8.15	Covenants Concerning Collateral
8.16	Further Assurances
9.1	Restrictions on Indebtedness
9.2	Restrictions on Liens
9.3	Restrictions on Investments
9.4	Restricted Payments
9.5	Merger, Consolidation and Disposition of Assets
9.6	Sale and Leaseback
9.9	Business Activities, Permitted Store Closings
9.10	Fiscal Year
9.11	Transactions with Affiliates
10.1	Minimum Excess Availability Covenant

(d)                                 any of the Borrowers’ failure to promptly, punctually, faithfully and timely perform, discharge or comply with the financial requirements included in Section 8.4, subject, however, to the following limited number of grace periods applicable to certain of these requirements:

REPORT/STATEMENT	REQUIRED BY SECTION	GRACE PERIOD	NUMBER OF GRACE PERIODS
Borrowing Base Report	8.4(f)	One Business Day	Three per Fiscal Quarter
Monthly Reports (30 Days)	8.4(c) and (d)	Three Business Days	Three in any 12 months

(e)                                  any of the Borrowers or any of their Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for fifteen (15) days after the earlier of the date a Designated Borrower Officer acquires knowledge of such failure or written notice of such failure has been given to the Borrowers’ Representative by the Agent;

(f)                                    any representation or warranty of any of the Borrowers or any of their Subsidiaries in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)                                 any of the Borrowers or any of their Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers or any of their Subsidiaries or of any substantial part of the assets of any of the Borrowers or any of their Subsidiaries or shall commence any case or other proceeding relating to any of the Borrowers or any of their Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Borrowers or any of their Subsidiaries and any of the Borrowers or any of their Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h)                                 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers or any of their Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrowers or any Subsidiary of the Borrowers in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)                                     any of the Borrowers or any of their Subsidiaries shall (1) fail to pay when due, or within any applicable period of grace, any payment due with respect to the KBB Existing Indebtedness, the Kayne Existing Indebtedness, the Kayne Credit Support Indebtedness, the Emergence Vendor Liabilities in accordance with the Plan of Reorganization, the Equipment Financing Indebtedness, or the PNC Existing

Indebtedness or any other Indebtedness in excess of $500,000 or, in respect of any Capitalized Leases, or (2) fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing the KBB Existing Indebtedness, the Kayne Existing Indebtedness, the Kayne Credit Support Indebtedness, the Emergence Vendor Liabilities in accordance with the Plan of Reorganization, the Equipment Financing Indebtedness or the PNC Existing Indebtedness or any other Indebtedness in excess of $500,000 or, in respect of any Capitalized Leases, in each case for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(j)                                     there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any of the Borrowers or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrowers or any of their Subsidiaries exceeds in the aggregate $500,000;

(k)                                  if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded by any party (other than the Agent on behalf of the Lenders) or the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by this Agreement and the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)                                     any of the Borrowers or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $100,000, or any of the Borrowers or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $100,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), PROVIDED that the Agent determines in its reasonable discretion that such event (A) reasonably could be expected to result in liability of any of the Borrowers or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $100,000 and (B) could reasonably be expected to constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such

Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)                               any of the Borrowers or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting (i) any material part of their business taken as a whole or (ii) business at more than 10% of all retail locations of the Borrowers at any time or at their headquarters facility in King of Prussia, Pennsylvania or at any of their distribution centers (including without limitation the distribution centers in Swedesboro, New Jersey or Ontario, California), and such order shall continue in effect for more than fifteen (15) days; or any of the Borrowers or any of their Subsidiaries shall fail to observe or perform any material term, covenant or agreement contained in any Lease or Leases by which it is bound relating to any distribution center, the headquarters facility in King of Prussia, Pennsylvania, or, as to all of the Borrowers and their Subsidiaries, three (3) or more retail locations, if such failure would permit the lessor or lessors thereunder to accelerate payments thereunder and/or terminate such Lease or Leases;

(n)                                 there shall occur any material damage to, or loss, theft or destruction of, any substantial portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at more than five (5) retail locations not covered by business interruption insurance or at any distribution center;

(o)                                 there shall occur: (i) a default under the FAO Trademark License, or (ii) the loss, suspension or revocation of, or failure to renew, the FAO Trademark License, or (iii) the loss, suspension or revocation of, or failure to renew, any other license or permit now held or hereafter acquired by any of the Borrowers or any of their Subsidiaries if such loss, suspension, revocation or failure to renew such other license or permit would have a Material Adverse Effect;

(p)                                 any of the Borrowers or any of their Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrowers or any of their Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of any of the Borrowers or any such Subsidiary included in the Borrowing Base or any assets of the Borrowers or such Subsidiary not included in the Borrowing Base but having an aggregate fair market value in excess of $500,000 (unless fully covered by insurance);

(q)                                 unless subject to the prior written consent of the Agent, the determination of the Borrowers, whether by vote of the Borrowers’ board of directors or otherwise, to suspend the operation of any of the Borrowers’ business in the ordinary course, liquidate all or a material portion of any Borrower’s assets or stores (other than Permitted Store Closings), or employ an agent or other third party to conduct any so-called store closing, store liquidation or “going-out-of-business” sales (other than in connection with a Permitted Store Closing);

(r)                                    there shall exist any involuntary Lien on any assets of any of the Borrowers or their Subsidiaries securing Indebtedness not in excess of $25,000 for more than fifteen (15) days after the earlier of (a) the date a Designated Borrower Officer acquires knowledge thereof, (b) written notice thereof from the Agent to the Borrowers’ Representative, or (c) the commencement of any foreclosure proceeding relating to such involuntary Lien; or

(s)                                  a Material Adverse Effect or a Change of Control shall occur.

Upon the occurrence of any Event of Default, and so long as the same may be continuing, the Agent may, and shall (i) on the issuance of Acceleration Notice(s) requisite to the causing of Acceleration by the SuperMajority Lenders, or (ii) following the Standstill Termination Date, upon the request of the Tranche B Lender, by notice in writing to the Borrowers’ Representative declare all Obligations and amounts owing with respect to this Agreement, the Loan Account, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; PROVIDED that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Lender.  Following the Standstill Termination Date, the Agent will exercise those rights accorded to the Agent under the Loan Documents as a creditor of the Borrowers looking towards realization on the Collateral (a “LIQUIDATION”).  Notwithstanding the foregoing, the Agent shall have the sole authority to determine the procedures to effect a Liquidation.  The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other Loan Documents.

13.2.                        TERMINATION OF COMMITMENTS.  If any one or more of the Events of Default specified in Section 13.1(g) or Section 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit, the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the SuperMajority Revolving Credit Lenders shall, by notice to the Borrowers’ Representative, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder and the Commitments shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrowers or any of their Subsidiaries of any of the Obligations.

13.3.                        REMEDIES.

13.3.1.  GENERAL

(a)                                  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have Accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the SuperMajority Revolving Credit Lenders or the Agent but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the EX PARTE appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender.  No remedy herein conferred upon any Lender or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

(b)                                 If a Default has occurred, the Agent, without any other notice to or demand upon the Borrowers, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Agent may, so far as the Borrowers can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom.  The Agent may in its reasonable discretion require the Borrowers to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of FAO’s principal office(s) or at such other locations as the Agent may reasonably designate.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent shall give to the Borrowers at least five (5) Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made.  The Borrowers hereby acknowledge that five (5) Business Days prior written notice of such sale or sales shall be reasonable notice.  In addition, the Borrowers waive any and all rights that they may have to a judicial hearing in advance of the enforcement of any of the Agent’s rights and remedies hereunder, including, without limitation, its right if a Default exists to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.  Each Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply and affix any trademark, trade name, logo or the like in which any Borrower now or hereafter has rights, such license being with respect to the Agent’s exercise of the rights hereunder after a Default has occurred including, without limitation, in connection with any completion of the manufacture, sale, Liquidation or other disposition of Inventory.

13.3.2.               SECURITIES AND DEPOSITS.  The Agent may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations.  Whether or not any Obligations are due, the Agent, after and during the continuance of any Event of Default, may demand, sue for, collect, or make any settlement or compromise which it deems reasonably desirable or necessary with respect to the Collateral.  Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Agent or any Lender to the Borrowers may at any time be applied to or set off against any of the Obligations.

13.3.3.               NOTIFICATION TO ACCOUNT DEBTORS AND OTHER PERSONS OBLIGATED ON COLLATERAL.  The Borrowers shall, at the request and option of the Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Agent or to any financial institution designated by the Agent as the Agent’s agent therefor, and the Agent may itself, without notice to or demand upon the Borrowers, so notify account debtors and other persons obligated on Collateral.  After the making of such a request or the giving of any such notification, the Borrowers shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Borrowers as trustee for the Agent, for the benefit of the Lenders and the Agent, without commingling the same with other funds of the Borrowers and shall turn the same over to the Agent in the identical form received, together with any necessary endorsements or assignments.  The Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Agent to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.

13.3.4.               STANDARDS FOR EXERCISING RIGHTS AND REMEDIES.  To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Agent (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral, or (m) conduct going out of business sales and otherwise liquidate the inventory.  The Borrowers acknowledge that the purpose of this Section 13.3.4 is to provide non-exhaustive indications of what actions or omissions by the Agent would fulfill the Agent’s duties under the Uniform Commercial Code of the State of New York or any other relevant jurisdiction in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 13.3.4.  Without limitation upon the foregoing, nothing contained in this Section 13.3.4. shall be construed to grant any rights to the Borrowers or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 13.3.4.

13.4                           ACCELERATION NOTICES.

13.4.1                  AGENT.  The Agent may give the Lenders an Acceleration Notice at any time following and during the occurrence and continuation of an Event of Default.

13.4.2                  SUPERMAJORITY REVOLVING CREDIT LENDERS.  The SuperMajority Revolving Credit Lenders may give the Agent an Acceleration Notice at any time following the occurrence of an Event of Default.  Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Lenders are received by the Agent within a period of five (5) consecutive Business Days.

13.4.3                  ACCELERATION.  Unless stayed by judicial or statutory process, the Agent shall Accelerate the Revolving Credit Loans and the Tranche B Loan within a commercially reasonable time following:

(a)                                  The Agent’s giving of an Acceleration Notice to the Lenders as provided in Section 13.4.1.

(b)                                 The Agent’s receipt of an Acceleration Notice from the SuperMajority Revolving Credit Lenders, in compliance with Section 13.4.2.

(c)                                  The Agent’s receipt of a request from the Tranche B Lender following the Standstill Termination Date.

13.4.4                  INITIATION OF LIQUIDATION.  Unless stayed by judicial or statutory process, the Agent shall initiate Liquidation remedies accorded to the Agent under the Loan Documents and applicable law, within a commercially reasonable time following Acceleration of the Revolving Credit Loans and the Tranche B Loan.

13.4.5                  ACTIONS AT AND FOLLOWING INITIATION OF LIQUIDATION.

(a)                                  At the initiation of a Liquidation:

(i)                                     The unpaid principal balance of the Swing Line Loan (if any) shall be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

(ii)                                  The Agent and the Revolving Credit Lenders shall “net out” each Revolving Credit Lender’s respective contributions towards the Revolving Credit Loans, so that each Revolving Credit Lender holds that Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Loans and advances.

(b)                                 Following the initiation of a Liquidation, each Revolving Credit Lender shall contribute towards any Letter of Credit thereafter honored and not immediately reimbursed by the Borrowers, that Revolving Credit Lender’s Commitment Percentage of such honoring.

13.5.                        DISTRIBUTION OF COLLATERAL PROCEEDS.  In the event that, an Event of Default exists and the Agent or any Lender, as the case may be, receives any monies in connection with a Liquidation or the enforcement of this Agreement or any the Security Documents, or otherwise with respect to the realization upon, or disposition of, any of the Collateral, such monies shall be distributed for application as follows:

(a)                                  First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, or to establish and fund reasonable reserve accounts in anticipation of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by, or which reasonably shall be anticipated to be incurred, the Agent in connection with the collection of such monies by the Agent or the Agent’s Special Counsel or Lenders’ Special Counsel for the exercise, protection or enforcement by the Agent, the Agent’s Special Counsel or Lenders’ Special Counsel of all or any of the rights, remedies, powers and privileges of the Agent, the Agent’s Special Counsel or Lenders’ Special Counsel under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)                                 Second, to all Obligations owing to the Revolving Credit Lenders and the Agent (including the making allowance to take into account for any Obligations not then due and payable (i.e., to cash collateralize up to 105% of the Maximum Drawing Amount) and excluding the Revolving Credit Early Termination Fee, Obligations under Interest Rate Agreements and Obligations pursuant to subsection (b) of the definition of Obligations to the extent that they do not relate to cash management or similar services) in such order or preference as the Required Revolving Credit Lenders may determine; PROVIDED, HOWEVER, that (i) distributions shall be made (A) PARI PASSU among Obligations with respect to the Agent Fees and all other Obligations owed to the Revolving Credit Lenders and (B) with respect to each type of Obligation owing to the Revolving Credit Lenders, such as interest, principal, reasonable fees and expenses, among the Revolving Credit Lenders PRO RATA, and (ii) the Agent may in its reasonable discretion make proper allowance to take into account any Obligations not then due and payable;

(c)                                  Third, to all Obligations owing to the Tranche B Lender (excluding the Tranche B Early Termination Fee);

(d)                                 Fourth, to the Agent and the Revolving Credit Lenders on account of Obligations relating to the Revolving Credit Early Termination Fee;

(e)                                  Fifth, to the Tranche B Lender on account of all other Obligations owing to the Tranche B Lender;

(f)                                    Sixth, to all other Obligations owing to any of the Agent, any Affiliate thereof or any of the Revolving Credit Lenders; and

(g)                                 Seventh, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(h)                                 Eighth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

14.                                 THE AGENT; CONSENTS, AMENDMENTS AND WAIVERS.

14.1.                        AUTHORIZATION.

(a)                                  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, PROVIDED that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent, and the Agent is not under any affirmative obligation to take any action which is not required by this Agreement or the Loan Documents specifically to so take.

(b)                                 The relationship between the Agent and each of the Lenders is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders.  Nothing contained in this Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

(c)                                  As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “REPRESENTATIVE” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Agent as “SECURED PARTY” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

14.2.                        EMPLOYEES AND AGENT.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

14.3.                        NO LIABILITY.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.  The burden of establishing that the Agent has at any time failed to act in a reasonable manner in the exercise of its discretion shall be on the Borrowers and may only be made on clear and convincing evidence.

14.4.                        NO REPRESENTATIONS.

14.4.1.               GENERAL.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrowers or any of their Subsidiaries.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrowers or any of their Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

14.4.2.  CLOSING DOCUMENTATION, ETC.  For purposes of determining compliance with the conditions set forth in Section 11, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent active upon the Borrowers’ account shall have received notice from such Lender not less than two days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

14.5.                        PAYMENTS.

14.5.1.               PAYMENTS TO AGENT.  A payment by the Borrowers to the Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees promptly to distribute to each Lender such Lender’s PRO RATA share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.               DISTRIBUTION BY AGENT.  If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.               DELINQUENT LENDERS.  (a)  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Revolving Credit Lender that fails (a) to make available to the Agent its PRO RATA share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 16.1 with respect to making dispositions and arrangements with the other Revolving Credit Lenders, where such Revolving Credit Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its PRO RATA share of such payments due and payable to all of the Revolving Credit Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “DELINQUENT LENDER”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, reasonable fees or otherwise, to the remaining nondelinquent Revolving Credit Lenders for application to, and reduction of, their respective PRO RATA shares of all outstanding Loans and Unpaid Reimbursement Obligations.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Revolving Credit Lenders in proportion to their respective PRO RATA shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Revolving Credit Lenders’ respective PRO RATA shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

(b)                                 If any Delinquent Lender defaults in its obligation to fund Loans hereunder which it is objected to fund, then the Borrowers may, at their sole expense and effort, upon notice to the Lenders and the Agent, require such Delinquent Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 15), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrowers shall have received  the prior written consent of the Agent to such assignee, and (ii) such Delinquent Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), subject in each case to adjustments by reason of the operation of Section 14.5.3(a) above.  A Delinquent Lender shall not be required to make any such assignment and delegation, if, prior thereto, all of the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

14.6.                  HOLDERS OF NOTES.  The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.                  INDEMNITY.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrowers as required by Section 16.2), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

14.8.                        AGENT AS LENDER.  In its individual capacity, Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

14.9.                        RESIGNATION.  The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers’ Representative.  Upon any such resignation, the Required Lenders and the Tranche B Lender shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers.  If no successor Agent shall have been so appointed by the Required Lenders and the Tranche B Lender and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (a) a financial institution having a rating of not less than A or its equivalent by S&P or (b) following the exercise of the buyout option set forth in Section 3.6, the Tranche B Lender or any other Person appointed by the Tranche B Lender.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

14.10.                  NOTIFICATION IF DEFAULT EXISTS.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof.  The Agent hereby agrees that upon receipt of any notice under this Section 14.10 it shall promptly notify the other Lenders that the a Default exist.

14.11.                  DUTIES IN THE CASE OF ENFORCEMENT.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the SuperMajority Revolving Credit Lenders or, following any Standstill Termination Date, the Tranche B Lender,

and (b) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The SuperMajority Revolving Credit Lenders or, following any Standstill Termination Date if the SuperMajority Revolving Credit Lenders have not already done so, the Tranche B Lender, may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12.                  AGENT’S OBLIGATIONS AND DUTIES WITH REGARD TO COLLATERAL.  Anything herein to the contrary notwithstanding, the Borrowers shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Borrowers thereunder.  Neither the Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Agent or any Lender of any payment relating to any of the Collateral, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of the Borrowers under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Agent or to which the Agent or any Lender may be entitled at any time or times.  The Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State of New York or otherwise, shall be to deal with such Collateral in the same manner as the Agent deals with similar property for its own account.  In connection with any sale of assets permitted by this Agreement, the Agent is authorized to release the liens granted by the Borrowers to the Agent.

14.13.                  CONSENT OF LENDERS.  Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement provides that action may be taken or omitted to be taken in the Agent’s discretion or reasonable discretion, the Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Lender:

Actions Described in Section	Type of Consent Required
14.14	Required Lenders
14.15	SuperMajority Revolving Credit Lenders
14.16	Certain Consent
14.17	Unanimous Consent
14.18	Consent of Swing Line Lender
14.19	Consent of Tranche B Lender

The rights granted to the Lenders in the above-referenced Sections shall not otherwise limit or impair the Agent’s exercise of its discretion under the Loan Documents.

14.14.                  ACTIONS REQUIRING OR ON DIRECTION OF REQUIRED LENDERS.  Except as otherwise provided in this Agreement, the consent or direction of the Required Lenders is required for any amendment, waiver, or modification of any Loan Document.

14.15.                  ACTIONS REQUIRING OR ON DIRECTION OF SUPERMAJORITY REVOLVING CREDIT LENDERS.  The consent or direction of the SuperMajority Revolving Credit Lenders is required as follows:

(a)                                  The Lenders agree that any loan or advance under the Revolving Credit Loan which results in a Protective OverAdvance may be made by the Agent in its discretion without the consent of the Lenders and that each Lender shall be bound thereby; PROVIDED, however, the consent or direction of the SuperMajority Revolving Credit Lenders is required to permit a Protective OverAdvance to be outstanding for more than 45 consecutive Business Days or more than twice in any twelve month period.  (Any Protective OverAdvance which is permitted by this Section 14.15 is referred to as a “PERMITTED PROTECTIVE OVERADVANCE”).

(b)                                 If any Default has occurred and is continuing, the SuperMajority Revolving Credit Lenders may direct the Agent to suspend the Revolving Credit Loan facility, whereupon, as long as a Default shall have occurred and be continuing, the only Revolving Credit Loans which may be made are the following:

(i)                                     Revolving Credit Loans made to “cover” the honoring of Letters of Credit.

(ii)                                  Permitted Protective OverAdvances.

(iii)                               Revolving Credit Loans made with consent of the SuperMajority Revolving Credit Lenders.

(c)                                  If an Event of Default has occurred and not been duly waived, the SuperMajority Revolving Credit Lenders may:

(i)                                     Give the Agent an Acceleration Notice in accordance with Section 13.4.3(b).

(ii)                                  Direct the Agent to increase the rate of interest to the default rate of interest as provided in, and to the extent permitted by, this Agreement.

14.16.                  ACTIONS REQUIRING CERTAIN CONSENT.  The following consent shall be required for the following actions:

ACTION	REQUIRED CONSENT
(a) Any change to the dates on which any	SuperMajority Revolving Credit

payment of principal of the Tranche B Loan shall be due and payable or the amount of any such payment	Lenders and the Tranche B Lender

(b) Waiver or amendment of financial performance covenants in Section 10	SuperMajority Revolving Credit Lenders and Tranche B Lender

(c) Increase in the Swing Line Ceiling	Swing Line Lender and the Required Revolving Credit Lenders

(d)                                 Any increase in any Revolving Credit Lender’s Revolving Commitment or Revolving Lender’s Commitment Percentage (other than by reason of the application of Section 14.22 (which deals with NonConsenting Lenders) or Article 15 (which deals with assignments and participations)), it being understood that this Section 14.16(d) addresses changes to commitments inter se and not any increase in the overall size of the Total Revolving Commitment

All Revolving Credit Lenders affected thereby other than any Delinquent Lender

(e) Any forgiveness of all or any portion of any payment Obligation	All Lenders whose payment Obligation is being so forgiven (other than any Delinquent Lender, if otherwise applicable)

(f)                                    Any decrease in any interest rate, fee or assessment payable under any of the Loan Documents (other than any fees due to the Agent (for which the consent of the Agent shall also be required)) and any decrease in any fee provided for by the Agent Fee Letter (which may be amended by written agreement between the Borrowers’ Representative and the Agent) and the Tranche B Fee Letter (which may be amended by written agreement between the Borrowers’ Representative and the Tranche B Lender)

All Lenders adversely affected thereby (other than any Delinquent Lender, if otherwise applicable)

(g) Any increase in the overall size of the Total Revolving Commitment	Required Revolving Credit Lenders and Tranche B Lender

14.17.                  ACTIONS REQUIRING OR DIRECTED BY UNANIMOUS CONSENT.  None of the following may take place except with consent of all Lenders:

(a)                                  Any extension of the Maturity Date.

(b)                                 Any release of all or substantially all of the Collateral not otherwise required or provided for in the Loan Documents or to facilitate a Liquidation.

(c)                                  Any amendment of the definition of the terms “Borrowing Base”, “Tranche B Borrowing Base”, or “Availability” or “Availability Block” or of any definition of any component thereof, such that more credit would be available to the Borrowers, based on the same assets, as would have been available to the Borrowers immediately prior to such amendment, it being understood, however, that:

(i)                                     The foregoing shall not limit the adjustment by the Agent of any Reserve otherwise permitted by this Agreement.

(ii)                                  The foregoing shall not prevent the Agent from restoring any component of Borrowing Base which had been lowered by the Agent back to the value of such component, as stated in this Agreement or to an intermediate value.

(d)                                 Any release of any Person obligated on account of the Obligations (except in connection with a sale of such Person approved by the SuperMajority Revolving Credit Lenders and Tranche B Lender in accordance with the terms of this Agreement, even though only the approval of the Required Lenders would be required hereunder for such sale) of such Person.

(e)                                  The making of any Revolving Credit Loan which, when made, exceeds Availability and is not a Permitted OverAdvance, provided, however,

(i)                                     no consent shall be required in connection with the making of any Revolving Credit Loan to “cover” any honoring of a drawing under any Letter of Credit; and

(ii)                                  each Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Permitted Protective OverAdvance, the unpaid principal balance of the Loan Account may exceed the Borrowing Base on account of changed circumstances beyond the control of the Agent (such as a drop in Collateral value).

(f)                                    The waiver of the obligation of the Borrowers to reduce the unpaid principal balance of Revolving Credit Loans to an amount which does not exceed a Permitted Protective OverAdvance within the time limits included in Section 14.15(a) (which places time and frequency limits on Permitted Protective OverAdvances).

(g)                                 Any amendment of Sections 13.5, 14.13, 14.14, 14.15, 14.16, 14.17, 14.18, 14.19, 14.20 or 14.21.

(h)                                 Amendment of any of the following Definitions:

“Appraised Inventory Liquidation Value”

“Permitted Protective OverAdvance”

“Required Lenders”

“Required Revolving Credit Lenders”

“Standstill Termination Date”

“SuperMajority Lenders”

“SuperMajority Revolving Credit Lenders”

14.18.                  ACTIONS REQUIRING SWING LINE LENDER CONSENT.  No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Swing Line Lender may be undertaken without the consent of the Swing Line Lender.

14.19.                  ACTIONS REQUIRING TRANCHE B LENDER CONSENT.  None of the following may be made without the consent of the Tranche B Lender:

(a)                                  Any increase in any interest rate or fee payable to the Revolving Credit Lenders on account of the Revolving Credit Loans in excess of 150 basis points per annum in the aggregate from that already provided herein.

(b)                                 Any increase in any interest rate or any additional fee payable to the Revolving Credit Lenders on account of the Revolving Credit Loans in connection with an amendment, modification or waiver which did not require the consent of the Tranche B Lender, unless in connection with such amendment, modification or waiver, the Borrowers agree to increase such interest rate payable to the Tranche B Lender contemporaneously therewith by a like amount or agree to pay to the Tranche B Lender additional fees based on the amount of its Commitment contemporaneously therewith by an amount equal to one and one half (1 and ½) times the proportional amount such additional fees being paid to the Revolving Credit Lenders bear to the Total Revolving Commitment.

(c)                                  Any amendment, modification, or waiver of any Specified Provision , or any amendment, modification or waiver of any component definition impacting the manner in which it is utilized in such Specified Provision.

(d)                                 Amendment of any of the following Definitions:

“Change in Control”

“Equipment”

“OverLoan”

“Protective OverAdvances”

“Standstill Termination Date”

“Total Revolving Commitment.”

(e)                                  Any release of Collateral comprised of Equipment except as otherwise required or provided for in the Loan Documents (including, without limitation, under Section 9.5.2) and except to facilitate a Liquidation.

14.20.                  ACTIONS REQUIRING AGENT’S CONSENT.

(a)                                  No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Agent in its capacity as the Agent may be undertaken without the written consent of the Agent.

(b)                                 No action referenced herein which affects the rights, duties, obligations, or liabilities of the Agent shall be effective without the written consent of the Agent.

14.21.                  MISCELLANEOUS ACTIONS.

(a)                                  Notwithstanding any other provision of this Agreement, no single Lender independently may exercise any right of action or enforcement against or with respect to any Borrower.

(b)                                 The Agent shall be fully justified in failing or refusing to take action under this Agreement or any Loan Document on behalf of any Lender unless the Agent shall first:

(i)                                     receive such clear, unambiguous, written instructions as the Agent deems appropriate; and

(ii)                                  be indemnified to the Agent’s satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action, unless such action had been grossly negligent, in willful misconduct, or in bad faith.

(c)                                  The Agent may establish reasonable procedures for the providing of direction and instructions from the Lenders to the Agent, including its reliance on multiple counterparts, facsimile transmissions, and time limits within which such direction and instructions must be received in order to be included in a determination of whether the requisite Lender provided direction, consent, or instructions.

14.22                     NONCONSENTING REVOLVING CREDIT LENDER.

(a)                                  In the event that a Revolving Credit Lender (in this Section 14.22, a “NONCONSENTING LENDER”) does not provide its consent to a proposal by the Agent to take action which requires consent under this Article 14, then one or more Revolving Credit Lenders who provided consent to such action may require the assignment, without recourse and in accordance with the procedures outlined in Article 15 below, of the NonConsenting Lender’s commitment hereunder on five (5) days written notice to the Agent and to the NonConsenting Lender.

(b)                                 At the end of such five (5) days, and PROVIDED the NonConsenting Lender delivers the Note held by the NonConsenting Lender to the Agent, the Revolving Credit Lenders who have given such written notice shall transfer the following to the NonConsenting Lender:

(i)                                     Such NonConsenting Lender’s Pro-Rata share of the principal and interest of the Loans to the date of such assignment.

(ii)                                  All fees distributable hereunder to the NonConsenting Lender to the date of such assignment.

(iii)                               Any out-of-pocket costs and expenses for which the NonConsenting Lender is entitled to reimbursement from the Borrowers.

(c)                                  In the event that the NonConsenting Lender fails to deliver to the Agent the Note held by the NonConsenting Lender as provided in Article 14, then:

(i)                                     The amount otherwise to be transferred to the NonConsenting Lender shall be transferred to the Agent and held by the Agent, without interest, to be turned over to the NonConsenting Lender upon delivery of the Note held by that NonConsenting Lender.

(ii)                                  The Note held by the NonConsenting Lender shall have no force or effect whatsoever.

(iii)                               The NonConsenting Lender shall cease to be a “Lender”.

(iv)                              The Revolving Credit Lender(s) which have transferred the amount to the Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the NonConsenting Lender as a “Revolving Credit Lender”.

(d)                                 In the event that more than one (1) Revolving Credit Lender wishes to require such assignment, the NonConsenting Lender’s Commitment hereunder shall be divided among such Revolving Credit Lenders, pro-rata based upon their respective Loan Commitments, with the Agent coordinating such transaction.

(e)                                  The Agent shall coordinate the retirement of the Note held by the NonConsenting Lender and the issuance of Notes to those Lenders which “take-out” such NonConsenting Lender, PROVIDED, no processing fee otherwise to be paid as provided in Article 14 shall be due under such circumstances.

15.                                 ASSIGNMENT AND PARTICIPATION.

15.1.                        CONDITIONS TO ASSIGNMENT.

15.1.1                  CONDITIONS TO ASSIGNMENT BY REVOLVING CREDIT LENDERS.  Except as provided herein, each Revolving Credit Lender may assign to one or more commercial banks, other financial institutions or other Persons, all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); PROVIDED that (a) the Agent and, so long as no Default exists, the Borrowers’ Representative, shall have given their prior written consent to such assignment, such consent not to be unreasonably withheld; except that the consent of the Agent or the Borrowers’ Representative shall not be required in connection with any assignment by a Lender to (i) an existing Lender or (ii) a Lender Affiliate of such Lender, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Revolving Credit Lender’s rights and obligations under this Agreement, it being understood that non-PRO RATA assignments of the Commitments and the Revolving Credit Loans are not permitted, (c) each assignment (or, in the case of assignments by a Revolving Credit Lender to its Lender Affiliates, the aggregate holdings of such Revolving Credit Lender and its Lender Affiliates after giving effect to such assignments), shall be in an amount that is not less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall constitute the aggregate holdings of such Lender and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of EXHIBIT G(i) hereto (an “ASSIGNMENT AND ACCEPTANCE”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Revolving Credit Lender hereunder, and (z) the assigning Revolving Credit Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in this Section 15.1.1, be released from its obligations under this Agreement.  In connection with each assignment the Assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

15.1.2.               CONDITIONS TO ASSIGNMENT BY TRANCHE B LENDER.  The Tranche B Lender may assign to one or more commercial banks, other financial institutions or other Persons, all or a portion of its interests, rights and obligations under this Agreement; PROVIDED that (a) the Agent shall have given its prior written consent to such assignment, such consent not to be unreasonably withheld; except that the consent of the Agent shall not be required in connection with any assignment by the Tranche B Lender (i) if an Event of Default exists, (ii) to an existing Lender or (iii) to a Lender Affiliate of such Tranche B Lender and (b) the parties to such assignment shall execute and deliver to the Agent for recording in the Register an Assignment and Acceptance substantially in the form of EXHIBIT G(ii).

15.2.                        CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)                                 the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)                                  such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(f)                                    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender;

(g)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

(h)                                 such assignee acknowledges that it has made arrangements with the assigning Revolving Credit Lender satisfactory to such assignee with respect to its PRO RATA share of Letter of Credit Fees in respect of outstanding Letters of Credit.

15.3.                        NEW NOTES.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Loan Account and the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice from the Assignee, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Revolving Credit Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Revolving Credit Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  Within five (5) days of issuance of any new Notes pursuant to this Section 15.3, the Borrowers shall deliver upon the request of the Lender an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders.  The surrendered Notes shall be cancelled and returned to the Borrowers.

15.4.                        PARTICIPATIONS.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; PROVIDED that (a) (i) with respect to Revolving Credit Lenders, each such participation shall be in an amount of not less than $5,000,000 and (ii) with respect to the Tranche B Lender, each such participation shall be in an amount of not less than $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that (i) with respect to the Revolving Credit Lenders, would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any Unused Fee or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest and (ii) with respect to the Tranche B Lender, would reduce the principal, interest or fees payable on the Tranche B Loan, postpone any scheduled payment of any principal, interest or fees on account of the Tranche B Loan or release Collateral which would cause an OverLoan.

15.5.                        ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWERS.  If any assignee Lender is an Affiliate of the Borrowers, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Required Lenders, Required Revolving Credit Lenders, SuperMajority Lenders and SuperMajority Revolving Credit Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations.  If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify the Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by the Borrowers or any Affiliate of the Borrowers, and the determination of the Required Lenders, Required Revolving Credit Lenders, SuperMajority Lenders and SuperMajority Revolving Credit Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

15.6.                        MISCELLANEOUS ASSIGNMENT PROVISIONS.  Any assigning Lender shall retain its rights to be indemnified pursuant to Section 16.3 with respect to any claims or actions arising prior to the date of such assignment.  Anything contained in this Section 15 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to (a) any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender.  Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 15.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrowers or Agent hereunder.

15.7.                        ASSIGNMENT BY BORROWERS.  The Borrowers shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16.                                 PROVISIONS OF GENERAL APPLICATION.

16.1.                        SETOFF.  The Borrowers hereby grant to the Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrowers and any securities or other property of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than Indebtedness constituting Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim constituting the Obligation owed to such Lender by proceedings against the Borrowers at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of Obligations owed to such Lender any amount in excess of its “ratable portion” of the payments received by all of the Lenders with respect to the Obligations owed to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Obligations owed it its “ratable portion” as contemplated by this Agreement; PROVIDED that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  As used here in “ratable portion” shall mean the amounts such Lender would have received if the amounts had been applied in accordance with Section 13.5.

16.2.                        EXPENSES.  The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s or any interestholder in a Lender’s net income or profits and other than any taxes referred to in the first sentence of Section 5.3.2, which shall be taken into account in the manner provided by Section 5.3.2) on or with respect to the transactions contemplated by this Agreement (the Borrowers hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel, counsel to the Tranche B Lender or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable fees, expenses and disbursements of the Agent, the Tranche B Lender or any of their affiliates incurred by the Agent, the Tranche B Lender or any such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation the Agent’s and the Tranche B Lender’s travel costs and reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent or the Tranche B Lender, and reasonable consulting, accounting, appraisal, investment bankruptcy and similar professional fees and charges) incurred by the Agent, the Tranche B Lender, the Agent’s Special Counsel, counsel to the Tranche B Lender or Lenders’ Special Counsel in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or any of their Subsidiaries or the administration thereof after a Default exists and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with the Borrowers or any of their Subsidiaries and (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings.  In the Agent’s reasonable discretion, if the Borrowers fail to do so, the Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, maintain any of the Collateral, make repairs thereto and pay any necessary filing fees or insurance premiums.  The Borrowers agree to reimburse the Agent on demand for all expenditures so made.  The Agent shall have no obligation to the Borrowers to make any such expenditures, nor shall the making thereof be construed as a waiver or cure if a Default exist.  The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other obligations.  As used herein, “LENDERS’ SPECIAL COUNSEL” shall mean a single counsel, selected by the Required Revolving Credit Lenders following the occurrence of an Event of Default, to represent the interests of the Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.

16.3.                        INDEMNIFICATION.  The Borrowers agree to indemnify and hold harmless the Agent, its affiliates and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and reasonable expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrowers or any

Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any trademark, service mark or similar right of the Borrowers or any of their Subsidiaries comprised in the Collateral, (d) the Borrowers or any of their Subsidiaries entering into or performing this Agreement or any of the other Loan Documents or (e) with respect to the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.  In litigation, or the preparation therefor, the Lenders, the Tranche B Lender and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrowers under this Section 16.3 are unenforceable for any reason, the Borrowers hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4.                        TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

16.4.1.               CONFIDENTIALITY.  Each of the Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers or any of their Subsidiaries pursuant to this Agreement.  The Borrowers and each Lender will maintain, as confidential, all of the following:(i) proprietary approaches, techniques, and methods of analysis which are applied by the Agent in the administration of the credit facility contemplated by this Agreement, (ii) proprietary forms and formats utilized by the Agent in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.  Notwithstanding the foregoing, nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, (e) to the Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this

Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of Section 16.4 or (i) with the consent of the Borrowers’ Representative.  Moreover, each of the Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Lender or such Financial Affiliate and, for such purpose, the Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.

16.4.2.               PRIOR NOTIFICATION.  Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agent shall, prior to disclosure thereof, notify the Borrowers’ Representative of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3.               OTHER.  In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers or any of their Subsidiaries.  The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.  All appraisals, inventories, analysis, financial information, and other materials which the Agent and the Lenders may obtain, develop, or receive with respect to the Borrowers are confidential to the Agent and the Lenders and that, except as otherwise provided herein, the Borrowers are not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

16.5.                        SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers or such Subsidiary hereunder.

16.6.                        NOTICES.  Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                  if to the Borrowers, to the Borrowers’ Representative at 2520 Renaissance Boulevard, King of Prussia, Pennsylvania 19406, Attention: Mr. Raymond Springer, Chief Financial Officer, or at such other address for notice as the Borrowers’ Representative shall last have furnished in writing to the Person giving the notice;

(b)                                 if to the Agent, at 40 Broad Street, Boston, Massachusetts 02109, USA, Attention: James Dore, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice with a copy to Susan E. Siebert, Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110; and

(c)                                  if to the Tranche B Lender, at 40 Broad Street, Boston, Massachusetts 02109, USA, Attention: Michael Pizette, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice with a copy to Robert A.J. Barry, Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110; and

(d)                                 if to any Lender, at such Lender’s address set forth on SCHEDULE 1.1(b) hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.  Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures.  Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Agreement, the Notes or any Letter of Credit Applications.

16.7.                     GOVERNING LAW.  THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK.  THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6.  THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8.                        HEADINGS.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9.                        COUNTERPARTS.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10.                  ENTIRE AGREEMENT, ETC.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 14.

16.11.              WAIVER OF JURY TRIAL.  THE BORROWERS HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT

BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, the Borrowers hereby waive any right they may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrowers (a) certify that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Lenders have been induced to enter into this Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.12.                  POWER OF ATTORNEY.

16.12.1.         APPOINTMENT AND POWERS OF AGENT.  Each of the Borrowers hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrowers or in the Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Borrowers, without notice to or assent by the Borrowers, to do the following:

(a)                                  if a Default exist, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State and as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Borrowers’ expense, at any time, or from time to time, all acts and things which the Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Agent’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as the Borrowers might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (ii) upon written notice to the Borrower’s Representative, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (iii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b)                                 to the extent that the Borrowers’ authorization given in Section 6.2 is not sufficient, to file such financing statements with respect hereto, with or without the Borrowers’ signature, or a photocopy of this Agreement in substitution for a financing statement, as the Agent may deem appropriate and to execute in the Borrowers’ name such financing statements and amendments thereto and continuation statements which may require the Borrowers’ signature.

16.12.2.         RATIFICATION BY BORROWERS.  To the extent permitted by law, the Borrowers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and is irrevocable.

16.12.3.         NO DUTY ON AGENT.  The powers conferred on the Agent hereunder are solely to protect the interests of the Agent and the Lenders in the Collateral and shall not impose any duty upon the Agent to exercise any such powers.  The Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act, except for the Agent’s own gross negligence or willful misconduct.

16.13.                  SURETYSHIP WAIVERS BY THE BORROWERS.  The Borrowers waive demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.  With respect to both the Obligations and the Collateral, the Borrowers assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Agent may deem advisable.  The Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 14.12.  The Borrowers further waive any and all other suretyship defenses.

16.14.                  MARSHALLING.  Neither the Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Agent or any Lender hereunder and of the Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, the Borrowers hereby agree that they will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrowers hereby irrevocably waive the benefits of all such laws.

16.15.                  SEVERABILITY.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

“BORROWERS”

FAO, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer and President

FAO SCHWARZ, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer and President

ZB COMPANY, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer and President

THE RIGHT START, INC.

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer and President

TARGOFF-RS, LLC, a New York limited liability company

By: FAO, Inc., its sole member

By:	/s/ Jerry R. Welch
Name: Jerry R. Welch
Title: Chief Executive Officer and President

“ADMINISTRATIVE AGENT, COLLATERAL AGENT AND SYNDICATION AGENT”

FLEET RETAIL FINANCE INC.

By:	/s/ Christine M. Scott
Name: Christine M. Scott
Title: Vice President

“CO-DOCUMENTATION AGENTS”

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Steven Linderman
Name: Steven Linderman
Title: Senior Vice President

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ David Molinario
Name: David Molinario
Title: Vice President

“REVOLVING CREDIT LENDERS”

FLEET RETAIL FINANCE INC.

By:	/s/ Christine M. Scott
Name: Christine M. Scott
Title: Vice President

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Steve Linderman
Name: Steve Linderman
Title: Senior Vice President

WELLS FARGO RETAIL FINANCE II, LLC

By:	/s/ David Molinario
Name: David Molinario
Title: Vice President

“TRANCHE B LENDER”

BACK BAY CAPITAL FUNDING LLC

By:	/s/ Kristan M. O'Connor
Name: Kristan M. O'Connor
Title: Director